UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Willis Towers Watson Public Limited Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Willis Towers Watson
2015 Proxy Statement

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Letter to Shareholders

Willis Towers Watson Public Limited Company

Elm Park, Merrion Road, Dublin 4, Ireland

Dear Willis Towers Watson Shareholder,

You are cordially invited to attend our Annual General Meeting of Shareholders at 9:00 a.m. Eastern Daylight Time on Friday, June 10, 2016, to be held at The Conrad Hotel, 102 North End Avenue, New York, NY 10282. Your representation and vote are important and your ordinary shares should be voted whether or not you plan to attend the 2016 Annual General Meeting of Shareholders.

As you review the Proxy Statement, please keep in mind that this is the first proxy statement being filed since the merger between Willis Group Holdings Public Limited Company and Towers Watson & Co. was completed and Willis Group Holdings Public Limited Company changed its name to “Willis Towers Watson Public Limited Company” on January 4, 2016. Due to the timing of the completion of the merger, the applicable rules require us to include the historical information about the compensation of the executive officers and directors of legacy Willis Group (not legacy Towers Watson or combined Willis Towers Watson) for the year ended December 31, 2015.

Also note that the directors that have been nominated for election to the 2016 Board of Willis Towers Watson have comprised the combined Willis Towers Watson Board since the completion of the transaction on January 4, 2016. These Board members include 6 nominees from the legacy Willis Group Board and 6 nominees from the legacy Towers Watson Board.

The Willis Towers Watson Board and the Compensation Committee are committed to the Company’s shareholders, including by creating appropriate incentives for executives to improve both their individual and Company performance to enhance shareholder value.

Yours sincerely,

James F. McCann	John J. Haley
Chairman of the Board	Chief Executive Officer & Director

April 27, 2016

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Notice of 2016 Annual General Meeting of Shareholders to be held on Friday, June 10, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual General Meeting of Willis Towers Watson Public Limited Company (“Willis Towers Watson” or the “Company”), a company organized under the laws of Ireland, will be held at 9:00 a.m. Eastern Daylight Time on Friday, June 10, 2016 at The Conrad Hotel, 102 North End Avenue, New York, NY 10282 for the following purposes:

1.	By separate resolutions, to elect 12 directors;
2.	Advisory non-binding vote to ratify the reappointment of Deloitte LLP as independent auditors until the close of the next Annual General Meeting of Shareholders and a binding vote to authorize the Board of Directors, acting through the Audit and Risk Committee, to fix the independent auditors’ remuneration;
3.	To cast an advisory vote to approve named executive officer compensation;
4.	To amend and restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”), including to increase the number of shares authorized for issuance under the 2012 Plan, and approve material terms under Code Section 162(m);
5.	To amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan (the “ESPP”), including to increase the number of shares authorized for issuance under the ESPP;
6.	To renew the Board’s existing authority to issue shares under Irish law;
7.	To renew the Board’s existing authority to opt out of statutory pre-emption rights under Irish law; and
8.	To consider and vote on such other business as may properly come before the meeting or any adjournment thereof.

During the Annual General Meeting, the directors will present the financial statements of legacy Willis Group Holdings Public Limited Company for the period ended December 31, 2015 prepared in accordance with Irish law (“Irish Statutory Accounts”) and the reports of the directors and auditors. Shareholders present at the meeting will have an opportunity to ask any relevant and appropriate questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditors who will attend the meeting.

Only shareholders of record on April 15, 2016 are entitled to receive notice of, and to attend and vote, in person or by proxy, at the meeting and any adjournment or postponement of the meeting. A shareholder who is entitled to attend the meeting and vote is entitled to appoint one or more proxies to attend, speak and vote. A proxy need not be a member of the Company. Company shareholders of record who attend the meeting may vote their ordinary shares personally at the meeting, even if they have sent in proxies. This Notice and Proxy Statement are being made available on the Internet to shareholders on or around April 27, 2016 together with a copy of the Company’s 2015 Annual Report and Irish Statutory Accounts, which includes financial statements for the year ended December 31, 2015.

Your vote is important. Whether you own one share or many, we greatly appreciate your prompt cooperation in voting your proxy. Please follow the instructions on the proxy card you receive. If you received this Proxy Statement by regular mail, you may cast your vote by mail, by telephone, or over the Internet by following the instructions on the enclosed proxy card. If you return your proxy card by mail, please mark, sign, date and mail your proxy card to the Company Secretary c/o the Office of the General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281 or c/o Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, before the commencement of the meeting. If you are accessing this Proxy Statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

Shareholders in Ireland entitled to attend and vote at the Annual General Meeting may participate in such meeting by technological means, which will be available at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the time of the meeting (and such participation shall constitute presence in person at the Annual General Meeting).

On Behalf of the Board of Directors,

Nicole Napolitano

Company Secretary and Associate General Counsel

April 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual General Meeting of Shareholders to be held on June 10, 2016. This Proxy Statement, the Annual Report and the Irish Statutory Accounts are available at www.proxyvote.com.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2016 Proxy Statement Highlights		1
General Information about the Proxy Materials and the 2016 Annual General Meeting of Shareholders		8
Proposal No. 1: Elect Directors		12
Corporate Governance		20
Proposal No. 2: Advisory Non-Binding Vote to Ratify the Reappointment of Deloitte LLP as Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration		32
Executive Compensation: Compensation Discussion and Analysis		35
1.0	Background	35
1.1	Legacy Willis Group Compensation Philosophy, Objectives and Programs	35
1.2	Legacy Willis Group’s 2015 Financial and Strategic Performance	35
1.3	Summary of 2015 Legacy Willis Group Named Executive Officer Compensation	36
1.4	Summary of Legacy Willis Group Compensation Practices
2.0	Legacy Willis Group’s Named Executive Officer Compensation Program	38
2.1	Legacy Willis Group Compensation Committee Consultant	38
2.2	Legacy Willis Group Competitive Market Data	40
2.3	Result of 2015 Say-on-Pay Vote	40
3.0	Legacy Willis Group Named Executive Officer 2015 Compensation	40
3.1	Perquisites and Other Benefits for Named Executive Officers	51
4.0	Clawback Policy	52
5.0	Executive Officer and Non-Employee Director Share Ownership Guidelines	52
6.0	Anti-Hedging Policies	53
7.0	Share Award Policy	53
8.0	Tax and Accounting Implications	54
9.0	Payments on Change of Control and Termination	55
Compensation Committee Report		56
Compensation Committee Interlocks and Insider Participation		56
Compensation Tables		57
Proposal No. 3: Advisory Vote on Named Executive Officer Compensation		77
Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan, and to Approve Material Terms under Code Section 162(m)		78
Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the Plan		90
Proposal No. 6: Renew the Board’s Existing Authority to Issue Shares Under Irish Law		95
Proposal No. 7: Renew the Board’s the Authority to Opt Out of Statutory Pre-emption Rights Under Irish Law		96
Security Ownership: Security Ownership of Certain Beneficial Owners and Management		98
Section 16 Beneficial Ownership Reporting Compliance		101
Incorporation By Reference		101
Solicitation of Proxies		101
Ethical Code		102
Shareholder and Other Proposals		102
Exhibit A: Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as amended and restated on June 10, 2016)		A-1
Exhibit B: Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan (as amended and restated on June 10, 2016)		B-1
Exhibit C: Reconciliation of GAAP to Non-GAAP Information		C-1

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    i

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights

For more complete information about the topics discussed below, please review the entire Proxy Statement.

2016 Annual General Meeting of Shareholders

Date and Time:	June 10, 2016 at 9:00 a.m. Eastern Daylight Time. Registration begins at 8:30 a.m. Eastern Daylight Time.

Place:	The Conrad Hotel, 102 North End Avenue, New York, NY 10282

Record Date:	April 15, 2016

Voting:	Shareholders as of the record date are entitled to vote. Each share is entitled to one vote for each director nominee and each of the other proposals.

Attendance:	All shareholders may attend the meeting.

Meeting Agenda and Voting Recommendations

Proposals		Board Recommendation

1.	By separate resolutions, elect 12 directors	For Each Nominee

2.	Advisory vote to ratify the reappointment of independent auditors and binding vote to fix the independent auditors’ remuneration	For

3.	Approve our named executive officer compensation	For

4.	Amend and restate the 2012 Plan, including to increase the number of shares authorized for issuance under the 2012 Plan, and approve material terms under Code Section 162(m)	For

5.	Amend the ESPP, including to increase the number of shares authorized for issuance under the ESPP	For

6.	Renew the Board’s existing authority to issue shares under Irish law	For

7.	Renew the Board’s existing authority to opt out of statutory pre-emption rights under Irish law	For

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

1. Elect Directors

We are asking you to vote “FOR” each of the director nominees listed below. Effective as of January 4, 2016, in connection with the merger (the “Merger”) between Willis Group Holdings Public Limited Company (together with its subsidiaries prior to the Merger, “legacy Willis Group”) and Towers Watson & Co. (together with its subsidiaries prior to the Merger, “legacy Towers Watson”), 6 legacy Willis Group directors and 6 legacy Towers Watson directors were appointed to the Board. All 6 incumbent legacy Willis Group directors attended at least 75% of Board and respective Committee meetings in 2015. The legacy Towers Watson directors who are current members of the Willis Towers Watson Board and nominated for election to the Board also satisfied the attendance requirement in their service to the legacy Towers Watson board and its committees.

Set forth below is summary information about each of the 12 nominees at the 2016 Annual General Meeting of Shareholders as of April 15, 2016 and their Committee membership. Other than John Haley, our Chief Executive Officer, and Dominic Casserley, our Deputy Chief Executive Officer and President, each director nominee qualifies as independent under applicable standards.

Nominee	Age	Summary Background	Committee Membership
Dominic Casserley	58	Deputy CEO & President of Willis Towers Watson; CEO of legacy Willis Group	• None
Anna C. Catalano	56	Former Group Vice President, Marketing for BP plc	• Governance
Victor F. Ganzi	69	Former President & CEO of The Hearst Corporation	• Audit and Risk (Chairman)
John J. Haley	66	CEO of Willis Towers Watson; CEO of legacy Towers Watson	• None
Wendy E. Lane	64	Chairman of Lane Holdings, Inc.	• Audit and Risk; Compensation (Chairman)
Brendan O’Neill	67	Former CEO of Imperial Chemical Industries PLC	• Governance
James F. McCann Non-executive Chairman	64	Chairman & CEO of 1-800- Flowers.com, Inc.†	• Governance (Chairman)
Jaymin Patel	48	President & CEO of Brightstar Corp.	• Compensation
Linda D. Rabbitt	67	Founder, Chairman & CEO of rand* construction corporation	• Compensation
Paul Thomas	59	Former CEO of Reynolds Packaging Group	• Audit and Risk
Jeffrey W. Ubben	54	Founder, CEO & Chief Investment Officer of ValueAct Capital	• Compensation
Wilhelm Zeller	71	Former CEO of Hannover Re Group	• Audit and Risk

†	On March 9, 2016, Mr. McCann announced his resignation as CEO of 1-800-Flowers.com, Inc., effective at the end of its fiscal year on June 30, 2016, and following that date he will serve solely as an executive Chairman of that company.

2    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

In considering whether to vote for the above director nominees, you should also consider the highlights of the Willis Towers Watson corporate governance practices below, which may be relevant to your evaluation of the director nominees.

Willis Towers Watson Corporate Governance Highlights

•

Split CEO and Chairman roles; James McCann has served as the independent non-executive Chairman of the Company (including legacy Willis Group prior to the merger with legacy Towers Watson) since July 2013.

•	Maintain significant share ownership guidelines for directors.

•	Prohibit all employees from hedging Company shares.

•	Prohibit directors and executive officers from having margin accounts and pledging Company shares.

•	Majority voting for directors in uncontested elections; directors that do not receive a majority vote are not elected to the Board.
•	All directors (except the CEO and Deputy CEO/President) are independent.

•	Active Board participation in succession and strategic planning.

•	Require a director who experiences materially changed circumstances to offer his or her resignation from the Board.

•	Annual election of directors.

•	Annual review of the slates of the Board Committees.

•	Executive sessions of independent directors.

•	Annual Board and Committee self-evaluations.

•	Continuing director education.

2. Advisory Non-Binding Vote to Ratify the Reappointment of Independent Auditors and Binding Vote to Authorize the Board, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration

The Audit and Risk Committee approved, and the Board ratified, the reappointment of Deloitte LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016. We are not required to have our shareholders ratify the selection of Deloitte LLP as our independent auditors, but we are nonetheless doing so because we believe it to be a matter of good corporate practice. Accordingly, we are asking you to ratify, in a non-binding advisory vote, the reappointment of Deloitte LLP as the Company’s independent auditors and, on a binding basis, to authorize the Board, acting through the Audit and Risk Committee, to fix the auditors’ remuneration.

3. Advisory Vote on Legacy Willis Group Named Executive Officer Compensation

We are asking for your support for legacy Willis Group’s named executive officer compensation as described in this Proxy Statement. Due to the timing of the completion of the Merger, the applicable rules require us to include the historical information about the compensation of the executive officers and directors of legacy Willis Group only (not legacy Towers Watson or Willis Towers Watson) for the year-ended December 31, 2015. However, we have included highlights of the employment agreement and related long-term equity awards of John Haley, the Willis Towers Watson CEO, for your reference.

Legacy Willis Group’s 2015 Financial and Strategic Performance

2015, for legacy Willis Group, was a landmark year of strategic transactions that included (i) the $18 billion merger-of-equals with legacy Towers Watson, a leading global professional services company, (ii) the $590 million acquisition of capital stock of Gras Savoye, the largest insurance broker in France and (iii) the $401 million acquisition of an 85% stake in Miller Insurance Services LLP to form the largest London-based wholesale specialist insurance broking firm.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    3

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

In addition to its strategic transactions, legacy Willis Group:

•	generated underlying, organic and reported commissions and fee growth of 7.6%. 3.3% and 1.1%, respectively;[1]

•	generated total underlying, organic and reported expense growth of 7.1%, 0.9% and 1.1%, respectively;

•	achieved a spread of organic revenue growth to organic expense growth of 240 basis points, exceeding the previously stated 200 basis point target;

•	generated savings from the Operational Improvement Program of approximately $112 million, which is $32 million ahead of the previously stated target for 2015; and

•	improved the targeted run-rate savings from the Operational Improvement Program to at least $325 million over the life of the program, ahead of its previously stated $300 million target.

With respect to the performance of the legacy Willis Group business segments, Willis GB (legacy Willis Group’s Great Britain-based insurance operations), was the most profitable and Willis International (legacy Willis Group’s operations in Western Europe, Central and Eastern Europe, Asia, Australasia, the Middle East, South Africa and Latin America), was the fastest-growing.

Summary of 2015 Legacy Willis Group Named Executive Officer Compensation

Annual Incentive Compensation Awards

The legacy Willis Group named executive officer annual incentive compensation award structure was as follows:

•	a combination of legacy Willis Group’s financial performance (80%) and individual performance against strategic objectives (20%) for Dominic Casserley; and

•

a combination of legacy Willis Group’s financial performance (50%), business segment or corporate function performance (25%) and individual performance against strategic objectives (25%) for the other named executive officers.

The legacy Willis Group Compensation Committee set challenging compensation targets and goals to incent its named executive officers to deliver strong financial performance which were particularly difficult to achieve in the current market environment. Although legacy Willis Group did not meet its compensation target (with a blended performance result of 76.9%) due in large part to factors, such as insurance pricing generally impacting the insurance industry, the Willis International and Willis GB business segments exceeded their compensation targets (with blended performance results of 114.4% and 110.3%, respectively). Additionally, the corporate function and individual performance results ranged from 100% to 200% in recognition of the exceptional work performed in relation to the Merger and the Gras Savoye acquisition as well as the savings achieved with the Operational Improvement Program. 2015 annual incentive compensation awards for the named executive officers ranged from 91% to 117.1% of target, with the legacy Willis Group CEO at 101.6% of target. Two of our named executive officers were given supplemental awards in recognition of superior performance leading up to and culminating in the acquisition of Gras Savoye in one instance and, in the other, in recognition of his superior performance in driving the Operational Improvement Program.

Long-Term Incentive Awards

Under the 2015 Long Term Incentive Program (“LTI Program”), named executive officers received 3-year time-based restricted share units (“RSUs”), performance-based restricted share units (“PSUs”) based on a multi-year performance period and 10-year time-based options (“options”). The actual value of the awards cannot be determined until the requisite time periods are reached and the multi-year performance period, as applicable, has ended.

[1]	Underlying and organic measures set forth above are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation of GAAP to non-GAAP figures is located in Exhibit C.

4    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

Summary of 2015 Named Executive Officer Compensation
Named Executive Officer	2015 Annualized Base Salary ($)	2015 Annual Incentive Compensation Award ($)	2015 Supplemental Annual Incentive Compensation Award ($)	2015 Long- Term Incentive Compensation Award ($)	2015 Total Direct Compensation ($)	% Change from 2014 Based on Constant Currency
Dominic Casserley	1,000,000	2,284,880	n/a	5,463,755	8,748,635	11%
John Greene(1)	750,000	1,023,400	n/a	899,975	2,673,375	1%
Nicolas Aubert(2)(3)(4)	672,408	943,495	n/a	1,000,872	2,616,775	n/a
Timothy Wright(2)	764,100	1,565,416	207,346	1,201,038	3,737,900	19%
David Shalders(2)(4)	687,690	1,170,471	269,550	900,768	3,028,479	20%

(1)	Effective upon the completion of the Merger, Mr. Greene, the CFO of legacy Willis Group, was no longer an executive officer. Mr. Greene received RSUs and options as long-term incentive awards under the 2015 LTI Program.

(2)	The figures for Messrs. Aubert, Wright and Shalders have been converted into dollars at an average exchange rate for 2015 (£1:$1.5282).

(3)	Mr. Aubert was hired on January 17, 2015 and received a cash award of £387,500 (or $592,178) and a 3-year transition RSU award with a grant date fair value of $2,299,982 to replace a deferred bonus and unvested equity forfeited due to his resignation from a prior employer. Both of these amounts are not reflected in the above table.

(4)	Over the course of 2015, Mr. Aubert’s and Mr. Shalders’ AIP targets increased from 125% to 150% of salary and their LTI targets were increased from $750,000 to $1,000,000 and $900,000, respectively, in recognition of Mr. Aubert’s additional appointment as CEO of Willis Limited, the Company’s principal insurance broking subsidiary outside of the United States, and the expansion of Mr. Shalders’ role in connection with the Operational Improvement Program. As a retention vehicle, in March 2015, Mr. Shalders also received a deferred cash stay bonus in the amount of $750,000 with 3-year cliff vesting, which is not reflected in the above table.

Key Highlights of the Legacy Willis Group 2015 Named Executive Officer Compensation

The legacy Willis Group Compensation Committee:

•

sought advice from its independent compensation consultants regarding the CEO compensation package, including the level of pay relative to the competitive market, the mix of fixed to variable pay components and the relationship of the CEO’s pay level compared to the other named executive officers’ compensation as well as transition issues leading up to the Merger;

•	set the following financial metrics for compensation awards:

•

for annual incentive compensation awards, organic commissions and fees growth and adjusted EBITDA targets, which are key drivers of increasing cash flow and, therefore, important constituents of shareholder value creation. Additionally, adjusted EBITDA measures cash-based operating income and encourages appropriate investment in the Company.

•

for 2015 LTI Program PSU awards: (i) a multi-year performance period target which, after giving effect to the Merger, is based on relative total shareholder return (“TSR”) as well as (ii) a multiplier which provides executives with the opportunity to receive up to 3 times the number of earned shares of the Company (or its cash equivalent) if certain additional absolute TSR goals are met.

•	adhered to its philosophy that incentive pay should be performance-driven and not guaranteed and, accordingly, did not guarantee any annual incentive compensation awards;

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    5

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

•	required each executive officer to own shares equivalent in value to a multiple of his or her base salary, within 5 years of appointment to the role, as set forth below:

Position	Multiple
CEO	6.0 x base salary
CFO and Executive Officers Leading Major Business Segments	3.0 x base salary
Other Executive Officers	2.0 x base salary

•	required its executives to retain at least 50% of the net shares received under equity award programs until the ownership guidelines were met; and

•

in connection with the Merger, approved an amended and restated employment agreement for Mr. Casserley, amendments for the legacy Willis Group named executive officers to provide that the consummation of the Merger would constitute a “change of control” in order to provide assurance to the officers in a time of uncertainty and allow them to focus on their responsibilities during the pendency of the Merger and a transition agreement for Mr. Greene, all of which are described in the “Named Executive Officers’ Employment Agreements” section.

2016 Compensation for Mr. John Haley, the CEO of Willis Towers Watson

In 2016, Willis Towers Watson entered into a fixed-term employment agreement with the Chief Executive Officer of Willis Towers Watson, Mr. Haley, which expires on December 31, 2018 (unless extended by mutual agreement of the parties). The terms of Mr. Haley’s employment agreement are intended to be reasonable and consistent with appropriate governance practices and Company strategy and goals, to incent high performance and to ensure continuity during the critical Merger integration and establishment of strategy for the combined Company.

4. Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Authorized Shares under the 2012 Plan, and Approve Material Terms under Code Section 162(m)

Shareholders are being asked to approve amendments to and the restatement of the 2012 Plan to increase by 10,750,000 the number of ordinary shares reserved for issuance under the 2012 Plan to an aggregate of 19,432,521 shares and to make other amendments to the provisions of the 2012 Plan that are further described in the summary of Proposal No. 4. As of April 1, 2016, 741,699 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. In light of the limited number of shares available for issuance under the 2012 Plan for future awards, we are requesting shareholder approval for the increase to the 2012 Plan share reserve in order to have an appropriate supply of shares available for equity awards under the 2012 Plan to recruit, hire and retain the talent necessary to achieve strong performance in the future, and to grant the supplemental equity incentive award to Mr. Haley that was previously approved (as described below and in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2016).

Shareholders are also being asked to approve certain material terms of the performance goals for performance-based awards granted under the 2012 Plan in order to preserve our ability to deduct for U.S. federal income tax purposes compensation that certain of our Company’s executive officers may recognize in connection with performance-based awards that may be granted in the future under the 2012 Plan.

Our Board of Directors unanimously approved amendments to the 2012 Plan, including the proposed share reserve increase, subject to shareholder approval. If shareholders do not approve the amendments to the 2012 Plan, the share increase under the 2012 Plan will not become effective and we may also lose the ability to deduct compensation payable to certain of our Company’s executive officers.

6    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proxy Statement Highlights (continued)

5. Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Authorized Shares under the ESPP

Shareholders are being asked to approve an amendment to the ESPP to increase by 1,000,000 the number of ordinary shares reserved for issuance under the ESPP to an aggregate of 1,377,500 shares. As of April 1, 2016, 116,971 ordinary shares were remaining for purchase under the ESPP. As a result of the limited number of shares available for purchase under the ESPP, and in order to have an appropriate supply of shares available to meet expected sales for future years, we are requesting the additional shares for which shareholder approval is being sought. Our Board of Directors unanimously approved amendments to the ESPP, including the proposed share increase, subject to shareholder approval. If shareholders do not approve the amendments to the ESPP, the share increase under the ESPP will not become effective.

6. Renew the Board’s Existing Authority to Issue Shares under Irish Law

As a matter of Irish company law, the directors of a company may not issue new ordinary or preferred shares unless approved by shareholders. The current authorization will expire on December 30, 2016 and, as a result, we are presenting Proposal No. 6 to renew the Board’s authority to issue up to 45,681,233 shares (being equivalent to approximately 33% of the issued ordinary share capital of the Company as of April 15, 2016 (the latest practicable date before this Proxy Statement)) for a period expiring 18 months from the passing of this resolution (or December 10, 2017), unless otherwise varied, revoked or renewed. Please note that we are not asking shareholders to approve an increase to our authorized share capital. It is important for the Company to be able to issue shares in order to pursue its growth strategy.

7. Renew the Board’s Existing the Authority to Opt Out of Statutory Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as the statutory pre-emption right). Our current authorization will expire on December 30, 2016. As a result, we are presenting this Proposal No. 7 to renew the Board’s authority to opt out of pre-emption rights for up to 5% of the Company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the Company’s issued ordinary share capital provided the Company uses it only in connection with an acquisition or specified capital investment which is announced contemporaneously with the issuance, or which has taken place in the preceding 6-month period and is disclosed in the announcement of the issue). In summary, the Board is seeking the authority to issue, free of any pre-emptive rights, 13,842,798 shares (being equivalent to approximately 10% of the issued ordinary share capital of the Company as of April 15, 2016 (the latest practicable date before this Proxy Statement)). This authority would expire on December 10, 2017.

2017 Annual General Meeting Shareholder Submission Dates

• Deadline for nominations for election to the Board:	Between November 30, 2016 and December 30, 2016
• Deadline for Rule 14a-8 shareholder proposals for inclusion in the Proxy Statement:	December 30, 2016
• Date beyond which the Company is able to confer discretionary authority to vote on shareholder proposals on its appointees:	March 15, 2017

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    7

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

General Information about the Proxy Materials and the 2016 Annual General Meeting of Shareholders

Why am I receiving these materials?

We are making this Proxy Statement available to you on or around April 29, 2016 because the Board of Directors is soliciting your proxy to vote at Willis Towers Watson Public Limited Company’s 2016 Annual General Meeting of Shareholders on June 10, 2016. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described below.

The Proxy Statement and the following documents are available on the website at www.proxyvote.com and the Company’s website at www.willistowerswatson.com:

•	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;

•	Our Annual Report, which includes financial statements for the fiscal year ended December 31, 2015; and

•	Our Irish Statutory Accounts for the period ended December 31, 2015, and the reports of the directors and auditors thereon.

If you request, we will deliver to you a printed version of these materials.

I know that Willis Towers Watson resulted from the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. What organizational changes occurred in connection with the merger?

In connection with the completion of the Merger, notable organizational changes included:

•	The “Willis Group Holdings Public Limited Company” name was changed to “Willis Towers Watson Public Limited Company”;

•	A reverse share split occurred pursuant to which every 2.6490 ordinary shares were converted into one ordinary share (the “Consolidation”);

•	The stock exchange listing was transferred from The New York Stock Exchange (“NYSE”) to the NASDAQ Stock Market (“NASDAQ”) (Ticker Symbol: “WLTW”); and

•	The Board is now comprised of 6 legacy Willis Group and 6 legacy Towers Watson directors.

For a more detailed summary see our recent SEC filings on the Company’s website at www.willistowerswatson.com or through the EDGAR filings system at www.sec.gov.

Why is the compensation information about named executive officers of Willis Group Holdings Public Limited Company and not Willis Towers Watson Public Limited Company?

Due to the timing of the completion of the Merger, the applicable rules require us to include the historical information about the compensation of the named executive officers of legacy Willis Group only (not legacy Towers Watson or combined Willis Towers Watson) for the year-ended December 31, 2015.

Do the share numbers reported in this Proxy Statement reflect the Consolidation?

On January 4, 2016, upon completion of the Merger and pursuant to the Consolidation, there was a reverse share split of legacy Willis Group shares pursuant to which every 2.6490 ordinary shares of legacy Willis Group were converted into 1 ordinary share of Willis Towers Watson.

8    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

General Information about the Proxy Materials and the 2016 Annual General Meeting of Shareholders (continued)

The shares reported in all tables in this Proxy Statement reflect the share ownership as of December 31, 2015, which is prior to the Consolidation (i.e., the reverse share split), except with respect to (i) the shares reported in the “Security Ownership: Security Ownership of Certain Beneficial Owners and Management — Directors, Director Nominees and Executive Officers” table, which reflect those shares owned by our directors, director nominees and executive officers and (ii) ValueAct Capital’s share ownership reported in the “Security Ownership: Security Ownership of Certain Beneficial Owners and Management — 5% Beneficial Owners” table, both of which are as of the record date on April 15, 2016 and therefore reflect the Consolidation.

How will the proxy materials be distributed and are they available on the Internet?

The instructions for accessing proxy materials and voting can be found in the information you received.

For shareholders who received a notice by mail about the Internet availability of proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice of Internet Availability. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received the proxy materials by mail: You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you return your proxy card by mail, please mark, sign, date and mail your proxy card to the Company Secretary c/o the Office of the General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281 or c/o Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, before the commencement of the meeting.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of shares. Shareholders of record may request paper copies by contacting the Company Secretary or by following the instructions contained in the notice. If you hold shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy documents.

Why are there two sets of financial statements covering the same period?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2015. These financial statements, included in our Annual Report, are available on the website at www.proxyvote.com and the Company’s website at www.willistowerswatson.com and, if you request, will be delivered in a printed version to you. Under Irish company law, we are also required to provide you with our Irish Statutory Accounts for the year ended December 31, 2015, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the website at www.proxyvote.com and the Company’s website at www.willistowerswatson.com, will be presented at the Annual General Meeting of Shareholders to be held on June 10, 2016 and, if you request, will be delivered in a printed version to you.

What is the recommendation of the Board of Directors on each proposal scheduled to be voted on at the meeting? How do the Board of Directors and executive officers intend to vote with respect to the agenda items?

The Company’s Board of Directors recommends that you vote FOR each of the proposals scheduled to be voted on at the meeting and our directors and executive officers have indicated that they intend to vote their shares in favor of each of the proposals in accordance with the Board’s recommendations. As of April 15, 2016, our current directors, director nominees and executive officers and their affiliates beneficially owned in the aggregate approximately 6.4% of our outstanding shares.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    9

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

General Information about the Proxy Materials and the 2016 Annual General Meeting of Shareholders (continued)

How do I attend the Annual General Meeting?

All shareholders of record on April 15, 2016 are invited to attend the Annual General Meeting in person. Any such shareholders may participate in the meeting in Ireland by technological means which will be available at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the time of the meeting (and such participation shall constitute presence in person at the Annual General Meeting). For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis Towers Watson shares as of April 15, 2016. Registration will begin at 8:30 a.m. Eastern Daylight Time on Friday, June 10, 2016 and the meeting will begin at 9:00 a.m. Eastern Daylight Time.

Who is entitled to vote?

Holders of our shares, as recorded in our share register on April 15, 2016, may vote at the meeting. As of April 15, 2016, the latest practicable date, there were 138,427,980 shares outstanding. Holders are entitled to one vote per share. A list of shareholders will be available for inspection for at least 10 days prior to the meeting at The Conrad Hotel, 102 North End Avenue, New York, NY 10282.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You are entitled to appoint one or more proxies to attend, speak and vote instead of you. A proxy need not be a member of the Company. You will be able to change your vote at the meeting if you attend in person.

Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How do proxies work?

The Company’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares for all proposals in accordance with the recommendations made by the Board.

If your shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial owner” or “street name holder” of those shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials and separate voting instructions to you. Because you are not the shareholder of record, you may not vote your shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions provided to you with the proxy materials.

Under relevant NASDAQ rules, if you do not instruct your broker how to vote, your broker will only be able to vote your shares with respect to “routine” matters. The only routine matter is the ratification of the reappointment of Deloitte LLP as the Company’s independent auditors (Proposal No. 2). Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board of Directors.

10    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

General Information about the Proxy Materials and the 2016 Annual General Meeting of Shareholders (continued)

Who is paying the costs of soliciting this proxy?

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. Morrow & Co. has been retained to assist in the proxy solicitation at a base fee of approximately $15,000 plus expenses. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to “Solicitation of Proxies.”

If I vote and then want to change or revoke my vote, may I?

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Written revocations to the Company Secretary should be directed to the address below by 11:59 p.m. Eastern Daylight Time on June 9, 2016:

Company Secretary

c/o Office of the General Counsel

Willis Towers Watson Public Limited Company

200 Liberty Street

New York, NY 10281

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this Proxy Statement to determine how you may change your vote.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our articles of association, a quorum is reached when shareholders holding at least 50% of our issued and outstanding shares are present in person or by proxy and entitled to vote.

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

All proposals to be acted on at the meeting other than Proposal No. 7 require the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Proposal No. 7 requires the affirmative vote of not less than 75% of the votes of the shareholders cast at a general meeting. Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by NASDAQ with respect to such matter.

Who will count the votes and certify the results?

Computershare has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is Computershare. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues, can be handled by calling toll-free (866) 259-7716 (U.S.) or (201) 680-6578 (outside the U.S.) or (800) 231-5469 (hearing impaired) or by accessing the web site at www.computershare.com/investor.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    11

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors

The Company’s directors are elected by way of separate resolutions which require the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board. The Nominating and Corporate Governance Committee (the “Governance Committee”) has reviewed the needs of the Board and the qualities, experience and performance of each director and director nominee. At the Governance Committee’s recommendation, the Board has nominated all current directors to hold office until the next Annual General Meeting of Shareholders unless they are earlier removed or resign before that meeting.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the directors.

Willis Towers Watson is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. Willis Towers Watson has approximately 39,000 employees in more than 120 countries. Directors are responsible for overseeing the Company’s business around the globe consistent with their fiduciary duties. This requires highly-skilled individuals with various qualities, attributes and professional experience. The Governance Committee believes that the slate of nominees as a whole reflects the collective knowledge, integrity, reputation and leadership abilities, and, as discussed more below, the diversity of skills and experience with respect to accounting and financial services, government and regulation, marketing and operations and global markets that is appropriate for the governance of Willis Towers Watson.

Diversity

The Company is committed to maintaining diversity on the Board as provided in the Company’s Corporate Governance Guidelines. The Board and the Governance Committee believe that diversity on the Board is important to ensuring a rounded perspective. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment is demonstrated by the current structure of our Board and the varied backgrounds and skill sets of our current directors and nominees, which include three women, two persons of Asian descent and a mix of American, British and German citizens.

Qualifications

When recommending a person for new or continued membership on the Board, the Governance Committee considers each nominee’s individual qualifications in light of the overall mix of attributes represented on the Board and the Company’s current and future needs. In its assessment of each nominee, the Governance Committee considers the person’s integrity, experience, reputation, independence and when the person is a current director of the Company, his or her performance as a director. Particularly at this initial time of integration for the two public companies, extensive knowledge of the legacy Willis Group or legacy Towers Watson business and the industry is a key quality for directors. Upon consummation of the Merger, the Willis Towers Watson Board was comprised of 6 legacy Willis Group directors and 6 legacy Towers Watson directors, all of whom are being nominated by the Governance Committee for election at our 2016 Annual General Meeting of Shareholders. The Governance Committee believes each of these directors possesses extensive knowledge of their respective legacy firm’s business and industry which uniquely positions them to oversee management during the integration and establish and execute the combined Company’s future strategy. Additionally, the Board Committees are almost entirely constituted by members who sat on the relevant Committee at legacy Willis Group and legacy Towers Watson.

The Governance Committee also considers each director’s ability to devote the time and effort necessary to fulfill responsibilities to the Company and, for current directors, whether each director has attended at least 75% of the aggregate of the total number of meetings held by the Board and any committee on which he or she served. In 2015, the legacy Willis

12    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Group incumbent directors satisfied this requirement. The legacy Towers Watson directors who are current members of the Board and nominated for election to the Board also satisfied the attendance requirement in their service to the Towers Watson board and its committees.

The Governance Committee believes service on other public or private boards (including international companies) also enhances a director’s knowledge and board experience. It considers the experience of a director on other boards and board committees in both this nomination decision and in recommending the membership slate for each of the Company’s Board Committees.

The Governance Committee believes that including directors that have current and previous leadership positions is important to the Board’s ability to oversee management. Additionally, because of the Company’s global reach, international experience or knowledge of a key geographic area is important. If a person has served or currently serves in the public arena (whether through political service, employment as a CEO of a public company or membership on a board of a public company), then his or her integrity and reputation is also a matter of public record on which the Company and its shareholders may rely. In light of its public and global nature (including conducting business in different countries and currencies), the Company also seeks a high level of financial literacy and experience on the Board and Audit and Risk Committee. As the Company’s business also requires continuous compliance with regulatory requirements and agencies, it is helpful for some directors to have legal or governmental expertise. The Governance Committee also believes that the Company distinguishes itself from its competitors through marketing and, as a result, a strong marketing perspective is helpful.

In addition to extensive knowledge of the respective firm’s business and industry, set forth below is a summary of some of the additional key qualifications, attributes, skills and experiences that were considered by the Governance Committee for each person nominated for election at our 2016 Annual General Meeting of Shareholders. (The absence of a particular bullet-point for a director does not mean that the director does not possess other qualifications or skills in that area).

Biographical Information	Qualifications

Dominic Casserley

Mr. Casserley, age 58, has served as President, Deputy Chief Executive Officer, Head of Investment Risk and Reinsurance, and Director of Willis Towers Watson since January 4, 2016. Previously, Mr. Casserley served as Chief Executive Officer and a member of the Board of Directors and former Executive Committee of legacy Willis Group since January 7, 2013. Prior to joining legacy Willis Group, Mr. Casserley was a senior partner of McKinsey & Company, which he joined in New York in 1983. During his 29 years at McKinsey & Company, Mr. Casserley led the firm’s Greater China Practice and its U.K. and Ireland Practice. Mr. Casserley was a member of McKinsey’s Shareholder Council, the firm’s global board, since 1999 and for four years served as the Chairman of the Finance Committee of that board. Mr. Casserley is a graduate of Cambridge University.

Mr. Casserley’s (i) experience as Deputy CEO of Willis Towers Watson, CEO of legacy Willis Group, and a director of each and (ii) 29-year service at the global management consulting firm, McKinsey & Company, which included 17 years in Asia, Europe and London, leading the firm’s China, UK and Ireland practice, and over 10 years in an executive position provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board:

•   CEO/Management experience

•   Extensive industry and business knowledge gained from both a management and director perspective

•   International business experience

•   Relevant board experience

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    13

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Anna C. Catalano

Ms. Catalano, age 56, joined the Willis Towers Watson Board on January 4, 2016, and currently serves as a member of the Corporate Governance and Nominating Committee. Ms. Catalano had joined the legacy Willis Group Board in July 2006 and had served as a member of the Governance Committee and Compensation Committee. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that, she held various executive positions at BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. She currently serves on the board and is Chair of the Governance Committee of Mead Johnson Nutrition. She serves on the Board and Governance Committee of Chemtura Corporation, and the Compensation Committees of Mead Johnson Nutrition, Chemtura Corporation and Kraton Performance Polymers. She serves as an advisory board member for Edelman Berland and the National Association of Corporate Directors. In the not-for-profit sector, she serves as a director on the national board of the Alzheimer’s Association and as a director for the Houston Grand Opera. She is also an advisory board member for the Kellogg Innovation Network of Northwestern University. Ms. Catalano formerly served on the boards of SSL International plc, Hercules Incorporated, Aviva plc and US Dataworks, and as an advisory board member of BP Global Services. Ms. Catalano holds a B.S. degree in Business Administration from the University of Illinois, Champaign-Urbana.

Ms. Catalano’s (i) more than 25 years of experience in global marketing and operations and executive experience in international business operations, including her instrumental efforts in repositioning the BP brand, (ii) frequent speaking engagements in strategic and global branding, (iii) recognition in 2001 by Fortune Magazine as among the “Most Powerful Women in International Business” and (iv) service on other public company boards, particularly her membership on the Governance Committee of legacy Willis Group and Mead Johnson Nutrition, provide her with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of its Governance Committee:

•   Marketing experience

•   International business experience

•   Relevant board and committee experience

Victor F. Ganzi

Mr. Ganzi, age 69, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as the Chairman of the Audit and Risk Committee. Mr. Ganzi had joined the board of directors of legacy Towers Watson in January 2010 and had served as Chairman of the Audit Committee and a member of the Nominating and Governance Committee. He is presently a consultant and corporate director. Mr. Ganzi was the President and Chief Executive Officer of The Hearst Corporation, a private diversified communications company, from 2002 to 2008. He served as Hearst’s Executive Vice President from 1997 to 2002 and as its Chief Operating Officer from 1998 to 2002. Prior to joining Hearst in 1990, Mr. Ganzi was the managing partner at the international law firm of Rogers & Wells (now part of Clifford Chance) and, prior to that, practiced as a certified public accountant in taxation as a Big Four accounting firm. Mr. Ganzi previously served as a director of several public companies, including

Mr. Ganzi’s experience gained through (i) management, strategic and operational experience gained from leadership roles as General Counsel, CEO and CFO of a large media company, where, among other things, he focused on expanding the company’s international operations and diversifying the company’s revenue base and growing the company into a more than $8 billion revenue entity, (ii) his long legal and financial career and (iii) service on numerous company boards, including his service as the Chairman of legacy Towers Watson’s Audit Committee, provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board and as Chairman of its Audit and Risk Committee:

•   CEO/Management experience

•   Relevant board and committee experience

14    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Gentiva Health Services, Inc., Wyeth and Hearst-Argyle Television, Inc. Additionally, he currently serves as the non-executive Chairman of the board of several private companies, including PGA Tour, Inc. Mr. Ganzi graduated summa cum laude from Fordham University with a B.S. in Accounting, received a J.D. degree from Harvard Law School and holds an L.L.M. in Taxation from New York University.	• Financial and legal expertise

John J. Haley

Mr. Haley, age 66, has served as Chief Executive Officer and Director of Willis Towers Watson since January 4, 2016. Previously, Mr. Haley served as the Chief Executive Officer and Chairman of the Board of Directors of legacy Towers Watson since January 1, 2010, and as President since October 3, 2011. Prior to that, Mr. Haley served as President and Chief Executive Officer of Watson Wyatt beginning on January 1, 1999, as Chairman of the Board of Watson Wyatt beginning in 1999 and as a director of Watson Wyatt beginning in 1992. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer of Watson Wyatt, he was the Global Director of the Benefits Group at Watson Wyatt. Mr. Haley is a Fellow of the Society of Actuaries, and a member of the American Academy of Actuaries and the Conference of Consulting Actuaries. He is also a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the board of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and previously served on the board of Hudson Global, Inc., an executive search, specialty staffing and related consulting services firm. He holds an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley’s experience gained through (i) nearly a combined 40 years of service as an employee, manager, officer, director of legacy Towers Watson and legacy Watson Wyatt, which includes over 15 years as CEO, (ii) his substantive expertise in employee benefits and actuarial consulting, including his education and affiliations as a Fellow of the Society of Actuaries and member of American Academy of Actuaries and the Conference of Consulting Actuaries and (iii) his service as Chairman of the board of legacy Towers Watson and director of other companies provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board:

•   CEO/Management experience

•   Extensive industry and business knowledge gained from both a management and director perspective

•   International business experience

•   Relevant board and committee experience

Wendy E. Lane

Ms. Lane, age 64, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as the Chairman of the Compensation Committee and as a member of the Audit and Risk Committee. Ms. Lane had joined the legacy Willis Group Board in April 2004 and had served as Chairman of the Compensation Committee and as a member of the Audit Committee and former Executive Committee. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Prior to that, Ms. Lane was an investment banker at Goldman,

Ms. Lane’s (i) more than 15 years of experience in investment banking, including financings, mergers and acquisitions and advisory projects, (ii) current and past extensive service on boards of public and private companies located across the globe and (iii) past dual service as a member of legacy Willis Group’s Audit Committee and Chairman of the Compensation Committee provide her with the following qualifications, among others, to serve on the Willis Towers Watson Board and to maintain her dual service as Chairman of the Compensation Committee and member of the Audit and Risk Committee:

•   CEO/Management experience

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    15

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Sachs & Co. Ms. Lane is also a director and Audit Committee member of UPM-Kymmene Corporation, a Finnish publicly-held corporation, a director of MSCI Inc., a New York-based public company, and a director of Al Dabbagh Group, a private Saudi Arabian company. She previously served as a member of the board, Nominating and Corporate Governance Committee and chaired the Audit and Compensation Committees of Laboratory Corporation of America and served on the boards of four other public companies. Ms. Lane holds a B.A. from Wellesley College in Mathematics and French and an M.B.A. from Harvard Business School.	• Relevant board and committee experience • Financial expertise

James F. McCann

Mr. McCann, age 64, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as the non-executive Chairman of the Board and Chairman of the Nominating and Governance Committee. Mr. McCann joined the legacy Willis Group Board in April 2004 and had served as non-executive Chairman, as Chairman of the Governance Committee and as a member of the former Executive Committee. Prior to serving as the non-executive Chairman of the legacy Willis Group Board, Mr. McCann served as legacy Willis Group’s Presiding Independent Director. He has served since 1976 as Chairman and CEO of 1-800-Flowers.com, Inc., a florist and gift company. On March 9, 2016, Mr. McCann announced his resignation as CEO of 1-800-Flowers.com, Inc., effective at the end of its fiscal year on June 30, 2016, and following that date he will serve solely as an executive Chairman of that company. Mr. McCann serves as a director of Scott’s Miracle-Gro and a director and Chairman of the Nominating and Corporate Governance Committee of International Game Technology PLC (formerly GTECH plc and Lottomatica S.p.A.), a leading commercial operator and provider of technology in regulated worldwide gaming markets. Mr. McCann holds a B.A. in Psychology from John Jay College of Criminal Justice.

Mr. McCann’s experience gained through (i) his role as CEO and Chairman of the Board of a consumer-product and service-based public company for more than 30 years, (ii) his service as Non-Executive Chairman of the Board, Presiding Independent Director and Chairman of the Governance Committee of Willis Towers Watson and legacy Willis Group and (iii) his service on other domestic and international company boards provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board, as non-Executive Chairman of the Board and as Chairman of the Governance Committee:

•   CEO/Management experience

•   Extensive industry and business knowledge gained as the Non-Executive Chairman of the Board, including for a period commencing prior to the Merger

•   Relevant board and committee experience

Brendan R. O’Neill

Dr. O’Neill, age 67, joined the Willis Towers Watson Board on January 4, 2016, and currently serves as a member of the Corporate Governance and Nominating Committee. Dr. O’Neill had joined the legacy Towers Watson Board in January 2010 and had served as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee. He previously served as a director of Watson Wyatt from July 2006 to 2009. From 2003 until 2006, Dr. O’Neill was an independent director for a

Dr. O’Neill’s experience gained through (i) his decades-long years of service as CEO and senior executive of UK-based businesses, including ICI–a former constituent of the FTSE 100 Index, (ii) his accounting and financial background, (iii) his prior service as the Chairman of the legacy Towers Watson Governance Committee and (iv) his current and former service on international public company boards, including both Irish and UK companies such as Tyco International Ltd., provide him with the following qualifications, among others, to serve on the

16    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

range of companies. Dr. O’Neill was Chief Executive Officer and Director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. in Natural Sciences from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is also a director of Tyco International Ltd. and Informa Group PLC. He previously served as a director of Endurance Specialty Holdings Ltd, Aegis Group PLC and Drambuie Ltd. He holds an M.A. in Natural Sciences from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia.	Willis Towers Watson Board and as a member of its Governance Committee: • CEO/Management experience • International business experience • Relevant board and committee experience

Jaymin Patel

Mr. Patel, age 48, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as a member of the Compensation Committee. Mr. Patel had joined the legacy Willis Group Board in July 2013 and had served as a member of the Compensation Committee. Mr. Patel is currently the President and CEO of Brightstar Corporation, a leading provider of services and distribution for the global wireless industry. Prior to joining Brightstar Corporation in 2015, Mr. Patel served as the President and CEO of GTECH Corporation, specifically responsible for GTECH Americas, a division of GTECH S.p.A. (now International Game Technology PLC listed on the NYSE), a leading commercial operator and provider of technology in regulated worldwide gaming markets. Before becoming CEO of GTECH Corporation, then a subsidiary of Lottomatica Group S.p.A. in 2008, Mr. Patel held various executive positions at GTECH, including President and Chief Operating Officer (2007), Senior Vice President and CFO (2000-2007), Vice President, Financial Planning and Business Evaluation (1998-2000) and Finance Director, European and African Operations (1995-1997). From August 2006 until April 2007, Mr. Patel also served as CFO of Lottomatica S.p.A. (now IGT PLC). Prior to joining GTECH, Mr. Patel worked at PricewaterhouseCoopers in London. Mr. Patel served as a member of the Board and the Executive Management

Mr. Patel’s experience gained through (i) an aggregate of approximately 20 years of experience as a CEO and a senior executive of global-based businesses, (ii) his prior experience as CEO of GTECH Corporation where he grew that company in developing countries, including across Latin America, Eastern Europe and Asia Pacific regions, (iii) his 7 years of experience as CFO of a public company and (iv) his 8-year prior service on the board of an Italian-based public company and prior service on the legacy Willis Group Compensation Committee provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of its Compensation Committee:

•   CEO/Management experience

•   International business experience

•   Relevant board and committee experience

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    17

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Committee of GTECH S.p.A. (now IGT PLC) until March 2015, and since April 2015 as a director of Brightstar Corporation. Mr. Patel holds a B.A. with honors from Birmingham Polytechnic in the United Kingdom and qualified as a Chartered Accountant with PricewaterhouseCoopers in London.

Linda D. Rabbitt

Ms. Rabbitt, age 67, joined the Willis Towers Watson Board on January 4, 2016, and currently serves as a member of the Compensation Committee. Ms. Rabbitt had joined the legacy Towers Watson Board in January 2010 and served as the Lead Director and a member of the Compensation Committee and Nominating and Governance Committee. She previously served as a director of Watson Wyatt from 2002 to 2009 and is the founder and Chief Executive Officer of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt previously served as a director of Brookfield Properties, a commercial real estate company, and as a Class C director of the Federal Reserve Bank of Richmond and served as Chairman of the board from January 2013 through December 2014. Ms. Rabbitt is also a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt is a director of the Economic Club of Washington, D.C., previously served as a director of Leadership Greater Washington and as a trustee of George Washington University, and is a past Chairman and the current Treasurer of the Federal City Council. Ms. Rabbitt holds a B.A. from the University of Michigan, Ann Arbor and an M.A. from George Washington University.

Ms. Rabbitt’s experience gained through (i) her experience as founder and CEO of a prominent construction business, (ii) her prior experience with a global auditing/consulting firm, (iii) her service as the former independent lead director of legacy Towers Watson and (iv) her former service on the legacy Towers Watson Compensation Committee provide her with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of the Compensation Committee:

•   CEO/Management experience

•   Relevant board and committee experience

•   Marketing expertise

Paul Thomas

Mr. Thomas, age 59, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as a member of the Audit and Risk Committee. Mr. Thomas had joined the legacy Towers Watson Board in January 2010 and had served as a member of both the Audit Committee and the Risk Committee. Mr. Thomas retired on March 31, 2016 from his role as senior executive with the Rank Group NA, a position he had held since January 2011. He was previously the Chief Executive Officer of Reynolds Packaging Group from February 2008 through January 2011, when Alcoa sold the Reynolds Packaging Group business to the Rank Group.

Mr. Thomas’s experience gained through (i) a decade of experience as an executive of various companies, including his service as senior executive of the Rank Group NA, CEO of Reynolds Packaging Group and Executive Vice President of Alcoa and (ii) his former dual service on both the Audit and Risk Committees of legacy Towers Watson provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of its Audit and Risk Committee:

•   CEO/Management experience

18    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 1: Elect Directors (continued)

Mr. Thomas joined Alcoa in 1978 and, prior to the sale of its packaging businesses, most recently served as Executive Vice President for Alcoa and Group President for its Packaging and Consumer businesses. His prior roles included Executive Vice President responsible for the Alcoa Rolled and Engineered Products Group and Executive Vice President for People and Culture. Mr. Thomas holds a B.S. in Metallurgical Engineering and Material Sciences from Lehigh University and an Executive M.B.A. from the University of Tennessee.	• Relevant board and committee experience • Financial expertise

Jeffrey W. Ubben

Mr. Ubben, age 54, joined the Willis Towers Watson Board on January 4, 2016 and currently serves as a member of the Compensation Committee. Mr. Ubben had joined the legacy Willis Group Board in July 2013 and had served as a member of the Risk Committee. Mr. Ubben is a Founder, the Chief Executive Officer and the Chief Investment Officer of ValueAct Capital. As of November 2015, Mr. Ubben became a member of the board of directors of Twenty-First Century Fox. Mr. Ubben is a former chairman and director of Martha Stewart Living Omnimedia, Inc., and a former director of Valeant Pharmaceuticals International, Inc., Catalina Marketing Corp., Gartner Group, Inc., Mentor Corporation, Misys, plc, Sara Lee Corp. and several other public and private companies. In addition, Mr. Ubben serves on the board of trustees of Northwestern University and Duke University. He holds a B.A. from Duke University and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University.

Mr. Ubben’s experience gained through (i) his role as founder, CEO and Chief Investment Officer of ValueAct Capital, which manages more than $11 billion on behalf of several institutional and individual investors, (ii) ValueAct Capital’s beneficial ownership (as of April 15, 2016) of approximately 5.9% of Willis Towers Watson shares and long-standing status as a major shareholder of legacy Willis Group for several years and (iii) his current and former service on a multitude of public and private company boards, including Twenty-First Century Fox, provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of its Compensation Committee:

•   CEO/Management experience

•   Extensive industry and business knowledge gained from both a shareholder and director perspective

•   Relevant board experience

Wilhelm Zeller

Mr. Zeller, age 71, joined the Willis Towers Watson Board on January 4, 2016, and currently serves as a member of the Audit and Risk Committee. Mr. Zeller had joined the legacy Towers Watson Board in January 2010 and had served as Chairman of the Risk Committee and as a member of the Compensation Committee. He is presently a consultant and corporate director. Formerly, he served as the chief executive officer of Hannover Re Group from 1996 until his retirement in June 2009. Prior to joining Hannover Re, Mr. Zeller was a member of the executive board of Cologne Re and then a member of the executive council of General Re Corporation, Cologne Re’s new principal shareholder. Currently, Mr. Zeller serves on the board of directors of Axis Capital Holdings Ltd. and EIS Group Ltd. He holds a B.A. in Business Administration from the University of Applied Sciences in Cologne, Germany.

Mr. Zeller’s experience gained through (i) his 32 years of service at the chief level of international reinsurance operations, including his 13-year service as the CEO of one of the largest global reinsurance companies and in other international executive positions, (ii) his familiarity with the international insurance and reinsurance industry, (iii) his current and former service on the boards of global companies, including EIS Group Ltd., Axis Capital Holdings Ltd. and Hannover Re, and (iv) his former service as the Chairman of the legacy Towers Watson Risk Committee provide him with the following qualifications, among others, to serve on the Willis Towers Watson Board and as a member of its Audit and Risk Committee:

•   CEO/Management experience

•   International business experience

•   Financial expertise

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    19

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance

In connection with consideration of Proposal No. 1 (Election of Directors), below is a summary of the Company’s corporate governance practices, guidelines and procedures. Further, in connection with the merger, legacy Willis Group voluntarily delisted its ordinary shares from the NYSE on January 4, 2016 and transferred the listing of its ordinary shares to NASDAQ under the ticker symbol “WLTW” on January 5, 2016. Accordingly, Willis Towers Watson is now subject to NASDAQ listing standards.

Board and Committee Member Independence

Based on the recommendation of the Governance Committee, the Board has determined that, with the exception of Messrs. Haley and Casserley, (i) all of the current directors and director nominees shown above and (ii) the members of the Audit and Risk Committee, Compensation Committee and Governance Committee are independent under the relevant SEC rules, NASDAQ listing standards and the Board’s Director Independence Standards. The Board also determined that all other non-executive directors who served on the legacy Willis Group Board and the Audit and Risk, Compensation and Corporate Governance Committees were independent. The Board’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines, which were adopted by the Board and which comply with the requirements of NASDAQ listing standards.

As discussed above, each director has significant experience and affiliations with other organizations. Accordingly, in evaluating the independence of each director, the Governance Committee considered that, in the ordinary course of business, the Company provides services (such as insurance broking services) to, receives services from or provides charitable donations to organizations affiliated with the directors by virtue of their directorship, employment status or share ownership. In addition, in the ordinary course of business and on an arm’s-length basis, certain directors receive broking services from the Company on a personal basis. The Governance Committee determined that, in all of the above cases, the transactions do not impair the relevant director’s independence under the applicable SEC rules, NASDAQ listing standards or the Company’s Governance Guidelines.

Board Meetings and Attendance

The legacy Willis Group Board met formally 11 times in 2015. Additionally, the legacy Willis Group Board met informally with management and its outside advisors on several occasions during the course of the year and also acted from time to time through unanimous written consent. Each of the directors on the legacy Willis Group Board attended at least 75% of the aggregate of the total number of legacy Willis Group meetings of the Board and of any committee of which he or she served held in 2015. The legacy Towers Watson directors who are current members of the Board and nominated for election to the Board also satisfied the attendance requirement in their service to the legacy Towers Watson Board and its Committees.

The independent directors held separate executive sessions without senior management either before or after each of the Board’s regularly scheduled meetings in 2015. The non-executive Chairman of the Board chaired each executive session. Neither the CEO nor any member of management at any level attends the executive sessions of the independent directors unless invited to discuss a particular matter.

All directors are expected to make every effort to attend the Annual General Meeting. Each of the 6 legacy Willis Group directors standing for re-election participated in the 2015 Annual General Meeting of Shareholders.

Board Leadership Structure

As noted above, the members and chairs of each of our Board committees are independent based on the SEC’s, NASDAQ’s and our governance standards. As a result, independent directors directly oversee such critical matters as the compensation policy for our executive officers, our nomination and corporate governance practices, and the integrity of our financial statements and internal controls over financial reporting.

20    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

The Board has determined that the Company and its shareholders are currently best served by having the roles of Chairman and CEO undertaken by different individuals. In the event they are not, our Corporate Governance Guidelines provide for the appointment of a Presiding Independent Director.

Mr. McCann has served as the independent non-executive Chairman of the Board since July 8, 2013. From October 17, 2012 until his appointment as non-executive Chairman of the Board, Mr. McCann served as the Presiding Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, Mr. McCann:

•	convenes and presides at executive sessions of the independent and non-management directors;

•	serves as principal liaison on Board-related issues between the independent and non-management directors and the CEO and provides the CEO with feedback from executive sessions;

•	prior to Board meetings, discusses with the CEO the information to be provided to directors and reviews and approves such information;

•

approves Board meeting agenda items and, with the CEO, proposes for Board approval the Board’s calendar, including the number and frequency of Board meetings, to ensure there is sufficient time for discussion of all agenda items;

•	recommends to the Board the retention of outside advisors and consultants who report directly to the Board on Board-related issues;

•	consults with the Governance Committee on the appointment of chairs and members for Board Committees;

•	is available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board; and

•	performs such other functions and responsibilities as requested by the Board from time to time.

Willis Towers Watson Board Committees

The current Board Committees, members and a description of each Committee’s function are set forth below in further detail. Prior to the consummation of the Merger, both legacy Willis Group and legacy Towers Watson had separate Audit and Risk Committees. In connection with the Merger, the two committees were combined to form the Audit and Risk Committee.

	Current WTW Committee Membership			Legacy Willis Group/Towers Watson Committee Membership
	Audit & Risk	Compensation	Governance	Audit	Compensation	Governance	Risk
Dominic Casserley
Anna C. Catalano			X		WG	WG
Victor F. Ganzi	X*			TW*		TW
John J. Haley
Wendy E. Lane	X	X*		WG	WG*
James F. McCann			X*			WG*
Brendan R. O’Neill			X		TW	TW*
Jaymin B. Patel		X			WG
Linda D. Rabbitt		X			TW	TW
Paul Thomas	X			TW			TW
Jeffrey W. Ubben		X					WG
Wilhelm Zeller	X				TW		TW*

X	– Indicates current Willis Towers Watson Committee membership
WG	– Indicates prior membership on the respective legacy Willis Group Committee
TW	– Indicates prior membership on the respective legacy Towers Watson Committee
*	Designates Committee Chairman

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    21

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

To demonstrate the diversity, breadth and depth of the current Board Committee members, the following was considered in connection with their nomination:

•

Victor Ganzi, Chairman of the current Audit and Risk Committee, was also the Chairman of the legacy Towers Watson Audit Committee. Wilhelm Zeller, a member of the current Audit and Risk Committee, was also the Chairman of the legacy Towers Watson Risk Committee.

•	Each current Audit and Risk Committee member sat on either the legacy Willis Group or the legacy Towers Watson Audit or Risk Committee.

•	Wendy E. Lane, Chairman of the current Compensation Committee, was also the Chairman of the legacy Willis Group Compensation Committee.

•

Each current Compensation Committee member, other than Jeffrey W. Ubben, sat on either the legacy Willis Group or the legacy Towers Watson the Compensation Committee. Jeffrey W. Ubben sat on the legacy Willis Group Risk Committee.

•

James F. McCann, Non-Executive Chairman of the Board and Chairman of the current Governance Committee, was also the Non-Executive Chairman of the Board and Chairman of the legacy Willis Group Governance Committee.

•	Each current Governance Committee member sat on either the legacy Willis Group or the legacy Towers Watson Governance Committee.

The Willis Towers Watson Audit and Risk Committee generally assists the Board with the following:

•	the selection and oversight (including compensation) of the independent auditors;

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with financial, legal and regulatory requirements;

•	the independent auditors’ qualifications and independence;

•	the performance of the independent auditors and the Company’s internal audit function;

•	the establishment and maintenance of proper internal accounting controls and procedures; and

•	the treatment of concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy.

Additionally, the Willis Towers Watson Audit and Risk Committee has the following risk-related responsibilities:

•	monitoring oversight of the Company’s enterprise risk management;

•

overseeing the development of plans for risk mitigation for the most significant risks to the Company and monitoring management’s implementation of such plans, and the effectiveness generally of risk mitigation strategies and activities;

•	reviewing the adequacy of the Company’s resources to perform its risk management responsibilities;

•	reviewing and making recommendations regarding the adequacy of the Company’s resources to perform its risk management responsibilities; and

•	conferring annually with the Company’s Compensation Committee concerning the risk assessment of the Company compensation programs required by SEC regulations.

The Willis Towers Watson Audit and Risk Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit and Risk Committee also focuses on major financial risk

22    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

exposures, the steps management has taken to monitor and control such exposures, and, if appropriate, discusses with the independent auditors the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s financial risk exposure.

The Willis Towers Watson Audit and Risk Committee is currently composed of Victor F. Ganzi (Chairman), Wendy E. Lane, Paul Thomas and Wilhelm Zeller. The Willis Towers Watson Audit and Risk Committee Chairman is an audit committee financial expert, as defined by Regulation S-K, and all Audit and Risk Committee members are financially sophisticated under NASDAQ listing standards in light of their financial experience. In 2015, the legacy Willis Group Audit Committee met formally 5 times and the legacy Willis Group Risk Committee met formally 4 times. In addition to holding formal meetings, the legacy Willis Group Audit Committee members met informally during the course of the year to discuss and review financial matters related to Willis Group as well as Willis Group’s filings with the SEC. After regularly scheduled meetings, each of the legacy Willis Group Audit Committee and the legacy Willis Group Risk Committee met in executive session. The legacy Willis Group Audit Committee executive sessions included separate meetings with management, the internal auditors and external auditors.

The Willis Towers Watson Compensation Committee generally assists the Board with the following:

•

establishing, in consultation with senior management, the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs in accordance with the philosophy;

•

designing, with outside advisors, and approving the overall compensation for the CEO, including salary, annual incentive compensation, long-term incentive awards and perquisites based upon the CEO’s attainment of certain goals and objectives, the Company’s performance, relative total shareholder returns and/or other factors that the Committee deems relevant;

•	reviewing with management and approving the overall compensation program for the executive team, including salaries, annual incentive compensation, long-term incentive awards and perquisites;

•	reviewing and approving compensation policies applicable to the senior management of the Company;

•	evaluating executive compensation competitive practices and trends;

•	reviewing incentive compensation plans and equity-based plans and their execution;

•	in consultation with senior management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and discussing with senior management the Compensation Discussion and Analysis and approving its inclusion in the Company’s Proxy Statement and Annual Report on Form 10-K;

•	reviewing the results of the “say-on-pay” proposals included in the Proxy Statement and the appropriate response;

•	making recommendations to the Board on the compensation for non-employee directors, committee chairpersons and committee members;

•	making recommendations to the Board on Board and executive officer share ownership guidelines;

•

annually evaluating the independence of its compensation consultants, legal counsel and/or other advisors taking into consideration the factors enumerated in NASDAQ listing standards and evaluating whether any conflict of interest exists with respect to its compensation consultant;

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    23

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

•

reviewing an assessment of compensation risk to determine whether any material risks were deemed to be likely to arise from the Company’s compensation policies and talent development programs, what mitigating factors are in place, and whether these risks would be reasonably likely to have a material adverse effect on its business; and

•

providing input and advice on the implementation of the Company’s talent strategy, including recruiting and development strategies, and the development of senior leaders as well as Inclusion and Diversity initiatives.

The Willis Towers Watson Compensation Committee is currently composed of Wendy E. Lane (Chairman), Jaymin B. Patel, Linda D. Rabbitt and Jeffrey W. Ubben. In 2015, the legacy Willis Group Compensation Committee met formally 7 times. In addition to holding formal meetings, the legacy Willis Group Compensation Committee members met informally during the course of the year to discuss compensation related matters and acted from time to time by unanimous written consent. After regularly scheduled meetings, the legacy Willis Group Compensation Committee also met in executive session, which included meetings with the compensation consultant.

The Willis Towers Watson Corporate Governance and Nominating Committee generally assists the Board with the following:

•

recommending to the Board the nominees to stand for election as directors at the next annual shareholder meeting and in the event of director vacancies in light of the Board’s qualifications and the Company’s strategy;

•	evaluating the independence of the non-employee directors;

•

developing and recommending to the Board the director selection process for identifying, considering and recommending candidates to the Board and director qualification standards for use in selecting new nominees and periodically reviewing the process and standards;

•	developing and recommending director independence standards to the Board and periodically reviewing those standards;

•

reviewing the appropriateness of continued service on the Board of members whose circumstances have changed, including if members contemplate accepting a directorship at another company or an appointment to an audit committee of another company;

•	making recommendations to the Board on matters relating to director tenure, which may include the retirement of Board members, term limits or a mandatory retirement age;

•	recommending to the Board, from time to time, changes the Committee believes is desirable to the size of the Board or any Committee thereof;

•	recommending to the independent and non-management directors a nominee for Chairman and recommending to the Board the nominees and the chairman for each Board Committee;

•	reviewing periodically and recommending changes to the Board, from time to time, to the Company’s Corporate Governance Guidelines;

•	reviewing the orientation process for all new directors and a continuing education program for all directors;

•

developing a policy with regards to the Committee’s consideration of any director candidates recommended by the Company’s shareholders and consider director candidates recommended by the Company’s shareholders in accordance with such policy;

•

administering and overseeing, on behalf of the Board, the evaluation process for the overall effectiveness of the Board (including the effectiveness of the Committees and the Board’s performance of its governance responsibilities); and

•	reviewing succession plans prepared by management for all senior management.

24    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

The Willis Towers Watson Governance Committee identifies potential director nominees by preparing a candidate profile based upon the current Board’s strengths and needs and a variety of sources, including by engaging search firms or utilizing business contacts of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, knowledge, experience, maturity, skills and personality, commitment and independence. The Governance Committee may also take into consideration additional factors it deems appropriate, which may include diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

With feedback from the Board members, members of the Governance Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Governance Committee and Board members, recommend candidates to join the Board. The Governance Committee has the authority to retain a search firm to assist with this process. The Governance Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates.

The Willis Towers Watson Governance Committee is currently composed of James F. McCann (Chairman), Anna C. Catalano and Brendan R. O’Neill. In 2015, the legacy Willis Group Governance Committee met formally 4 times. After regularly scheduled meetings, the legacy Willis Group Governance Committee also met in executive session.

Highlights of the Willis Towers Watson Corporate Governance Guidelines

Based on the Governance Committee’s recommendation, the Willis Towers Watson Corporate Governance Guidelines include, among other things, the following policies:

•

requiring the CEO to seek approval of the Governance Committee before serving on any other public company board, and in no event on more than 1 public company board in addition to the Company’s Board without the consent of the full Board;

•	restricting directors (other than the CEO who is further restricted as noted above) from serving on the boards of more than 3 publicly-traded companies in addition to the Company’s Board;

•	requiring a director who experiences materially changed circumstances to offer his or her resignation from the Board; and

•	prohibits all employees from hedging Company shares and directors and executive officers from having margin accounts and pledging Company shares.

Our Corporate Governance Guidelines and all Board Committee Charters can be found in the “Investor Relations — Corporate Governance” section of our website at www.willistowerswatson.com. Copies are also available free of charge on request from the Company Secretary, Willis Towers Watson Public Limited Company, c/o Office of General Counsel, 200 Liberty Street, New York, NY 10281.

Non-Employee Director Compensation

The below fees are paid to the non-employee directors for each term of service (which runs from the date of election at our Annual General Meeting of Shareholders to the date of re-election at our Annual General Meeting of Shareholders the subsequent year). In designing the compensation of Willis Towers Watson non-employee directors, the Willis Towers Watson Compensation Committee reviewed and considered the combined Company’s significantly increased size and complexity as a result of the Merger, as well as the non-employee director compensation of peer companies.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    25

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

Category	2015 Legacy Willis Group Annual Fee	Changes to Take Effect for Willis Towers Watson at 2016 AGM
All Non-Employee Directors

•   $100,000 in cash

•   Time-based equity equal in value to $100,000 (based on the closing price of the Company’s shares as quoted on the NYSE on the date of grant) that vest in full on the 1-year anniversary of the grant date

•   No change to cash fee

•   Time-based equity equal to $130,000 (based on the closing price of the Company’s shares as quoted on NASDAQ on the date of grant) that vest in full on the 1-year anniversary of the grant date

Non-Executive Chairman of the Board

•   $200,000, payable 50% in equity and 50% in cash, provided that the non-executive Chairman may elect to receive the fee 100% in equity (Mr. McCann received his 2014 and 2015 fees 100% in equity and has elected to receive his 2016 fee 100% in equity)

•   The Compensation Committee approved a temporary increase in the non-executive Chairman’s fee for the period of July 1, 2015 through December 31, 2016 at the rate of $50,000 per annum in recognition of the additional services that have been or will be required of the Chairman with respect to integration and transition planning

• No change
Audit Committee Chairman*	• $30,000†	• Audit and Risk Committee Chairman fee is $35,000†
All Other Audit Committee Members*	• $10,000	• Audit and Risk Committee members each receive $15,000
Compensation Committee Chairman	• $20,000	• Compensation Committee Chairman fee is $32,500†
All Other Compensation Committee Members	• N/A	• Compensation Committee members each receive $12,500
Governance Committee Chairman	• $20,000	• Governance Committee Chairman fee is $28,000†
All Other Governance Committee Members	• N/A	• Governance Committee members each receive $8,000
Risk Committee Chairman*	• $20,000	• N/A

*	In 2016, the Audit Committee and the Risk Committee were combined
†	Includes Committee membership fee

26    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of legacy Willis Group during 2015. It also reflects legacy Willis Group shares prior to the Merger and does not reflect the Consolidation that occurred on January 4, 2016. Messrs. Haley, Ganzi, O’Neill, Thomas and Zeller and Ms. Rabbitt joined the Willis Towers Watson Board on January 4, 2016 and are not included.

Name of Legacy Willis Group Non-Employee Director	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Anna C. Catalano	105,978.26	99,988.68	—	205,966.94
Sir Roy Gardner(3)	127,173.91	99,988.68	—	227,162.59
Sir Jeremy Hanley(4)	116,576.09	99,988.68	—	216,564.77
Robyn S. Kravit	105,978.26	99,988.68	86,757	292,723.94
Wendy E. Lane(5)	137,771.74	99,988.68	—	237,760.42
Francisco Luzón	105,978.26	99,988.68	—	205,966.94
James F. McCann(6)	152,173.91	299,966.04	—	452,139.95
Jaymin Patel	105,978.26	99,988.68	—	205,966.94
Douglas B. Roberts(7)	137,771.74	99,988.68	63,618	301,378.42
Michael J. Somers	116,576.09	99,988.68	—	216,564.77
Jeffrey W. Ubben	105,978.26	99,988.68	—	205,966.94

(1)	On August 10, 2015, each of the non-employee directors received 2,154 RSUs. Mr. McCann elected to receive 100% of his 2015 non-executive Chairman fee in equity and, as a result, received an additional 4,308 RSUs, which will vest on August 10, 2016. The share award value shown is the full fair value as of the date of grant. For legacy Willis Group directors who currently serve on the Willis Towers Watson Board (i.e., Anna C. Catalano, Wendy E. Lane, Jaymin B. Patel and Jeffrey W. Ubben), the RSUs will vest in full on August 10, 2016. For legacy Willis Group directors who no longer serve on the Board (i.e., Sir Roy Gardner, Sir Jeremy Hanley, Robyn S. Kravit, Francisco Luzón, Douglas B. Roberts and Michael J. Somers), vesting was accelerated upon consummation of the Merger and the RSUs vested in full on January 4, 2016.
(2)	In connection with the Company’s redomicile to Ireland, the Company agreed to indemnify the directors in the event they may need to pay additional taxes as a result of the redomicile. The above amounts reflect the gross-up payment made to the non-employee directors in 2015 in connection with taxes paid by them. The Company reimburses directors for reasonable travel and related expenses incurred in connection with their participation in Board or Board committee meetings, including the impact of excess foreign taxes for which a home country credit is either limited or unavailable. In 2015, the Company grossed up the reimbursement for additional home country taxes due to foreign tax credit limitations. This gross-up is not reflected above. The Company also hired auditors in Dublin, Ireland to prepare the directors’ Irish 2015 tax returns, whose fees are expected to be less than $50,000 in the aggregate.
(3)	The above fees reflect Sir Roy Gardner’s role as the Chairman of the legacy Willis Group Risk Committee.
(4)	The above fees reflect Sir Jeremy Hanley’s role as a member of the legacy Willis Group Audit Committee. He also receives an annual cash fee of £50,000 for serving on the board of directors of Willis Limited, the Company’s principal insurance broking subsidiary outside of the United States. He has been a member of the Willis Limited board of directors since March 12, 2008 and he also serves on the Willis Limited board of directors’ Audit Committee.
(5)	The above fees reflect Ms. Lane’s role as the Chairman of the legacy Willis Group Compensation Committee and a member of the legacy Willis Group Audit Committee.
(6)	The above fees reflect (i) Mr. McCann’s role as non-executive Chairman of the Board and Chairman of the Governance Committee, (ii) Mr. McCann’s election to receive his 2015 non-executive Chairman of the Board fee 100% in equity and (iii) the temporary increase in the non-executive Chairman’s fee for the period of July 1, 2015 through December 31, 2016 at the rate of $50,000 per annum.
(7)	The above fees reflect Mr. Roberts’ role as the Chairman of the legacy Willis Group Audit Committee.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    27

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

Under the legacy Willis Group non-employee director share ownership guidelines, non-employee directors were required to hold shares equal to the lesser of 3.5 times the directors cash retainer of $100,000 (i.e., $350,000) or 10,000 shares within 5 years. All directors who were members of the legacy Willis Group Board for at least 5 years satisfied the guidelines. In February 2016, the Willis Towers Watson Board adopted revised share ownership guidelines for its non-employee directors. Under the new guidelines, non-employee directors are required to hold Willis Towers Watson shares equal to 5 times the directors’ cash retainer of $100,000 (i.e.,$500,000) within 8 years of (i) their appointment to the board of their respective legacy company (for legacy Willis Group or legacy Towers Watson directors who serve on the Willis Towers Watson Board) or (ii) their appointment to the Willis Towers Watson Board (for all other directors who join the Willis Towers Watson Board after the consummation of the Merger). The increased dollar amount is intended to ensure commitment to the Company’s long-term strategy and the extended time period is intended to attract and retain qualified new board members and candidates. Ordinary shares, deferred shares, share equivalents, RSUs and restricted shares count toward satisfying the guidelines, but options to purchase shares do not. Each director is prohibited from transferring these shares until 6 months after he or she leaves Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards), but is permitted to transfer any shares in excess of this amount. In the event a non-employee director has not acquired this threshold of shares, he or she is prohibited from transferring any Willis Towers Watson shares (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the case of financial hardship, the ownership guidelines may be waived in the discretion of the Compensation Committee until the hardship no longer applies or such other appropriate time as the Compensation Committee determines. Willis Towers Watson non-employee directors who have served on either the legacy Willis Group or legacy Towers Watson Board for at least 8 years have satisfied the new share ownership guidelines.

The following table sets forth the legacy Willis Group non-employee directors’ equity ownership (including any RSUs, the settlement of which have been deferred) as of December 31, 2015 and do not reflect the Consolidation that occurred on January 4, 2016.

Name of Legacy Willis Group Non-Employee Director	Shares		RSUs(1)	Deferred RSUs(1)	Options
Anna C. Catalano	8,879		2,154	1,361	—
Sir Roy Gardner	18,187		2,154	—	30,000
Sir Jeremy Hanley	19,302		2,154	3,189	30,000
Robyn S. Kravit	10,051		2,154	1,361	—
Wendy E. Lane	11,729		2,154	—	—
Francisco Luzón	9,268		2,154	—	—
James F. McCann	19,737		6,462	1,361	—
Jaymin B. Patel	4,815		2,154	—	—
Douglas B. Roberts	16,477		2,154	3,189	—
Michael J. Somers	8,849		2,154	—	—
Jeffrey W. Ubben	18,426,275	(2)	2,154	—	—

(1)	For legacy Willis Group directors who do not serve on the Willis Towers Watson Board (i.e., Sir Roy Gardner, Sir Jeremy Hanley, Robyn S. Kravit, Francisco Luzón, Douglas B. Roberts and Michael J. Somers), vesting of the RSUs was accelerated upon consummation of the Merger and the RSUs vested in full on January 4, 2016. Additionally, the deferred RSUs of Sir Jeremy Hanley, Robyn S. Kravit and Douglas B. Roberts were settled in full on January 4, 2016.
(2)	Mr. Ubben’s shares include 18,423,835 ordinary shares directly beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed to be a beneficial owner. Mr. Ubben disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

28    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

For more information regarding the number of shares beneficially owned by each director as of April 15, 2016, see the section entitled “Security Ownership: Security Ownership of Certain Beneficial Owners and Management — Directors, Director Nominees and Executive Officers.”

The Board’s Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of risks. The Board has delegated to the Audit and Risk Committee through its charter the primary responsibility for the oversight of risks facing the Company. The Audit and Risk Committee’s charter provides that the Committee “shall oversee the Company’s management of material enterprise risks” and provides for, among other things, discussions with management of efforts and strategy to evaluate and manage the Company’s business from a risk perspective, oversight of plans for risk mitigation, and review and recommendations regarding the adequacy of resources for risk management. While the Board’s oversight of risk management primarily is performed by the Audit and Risk Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees risks associated with the Company’s compensation practice. The Corporate Governance and Nominating Committee oversees risks associated with the Company’s overall governance and its succession planning process. In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Compensation Risk Analysis

In October 2013, at the request of the legacy Willis Group Compensation Committee, Towers Watson (its independent compensation consultant at the time) worked with management to conduct a full risk assessment of the Company’s compensation programs, including: an inventory of the incentive compensation plans then in place at the Company, a review of the design and features of the Company’s material compensation programs with key members of management responsible for such programs, and an assessment of program design and features relative to compensation risk factors. In 2014, at the request of the legacy Willis Group Compensation Committee, the independent compensation consultant updated this risk assessment by focusing on the elements of legacy Willis Group’s compensation programs that had materially changed since the last review. In both years, the independent compensation consultant concluded that legacy Willis Group’s compensation programs did not create risks that were reasonably likely to have a material adverse effect on the company. The legacy Willis Group Compensation Committee reviewed and affirmed this determination.

Management prepared a similar 2015 risk assessment with the review and concurrence of Semler Brossy Consulting Group LLC (“SBCG”) (Willis Towers Watson Compensation Committee is independent compensation consultation). This 2015 update focused on the elements of the legacy Willis Group compensation programs that materially changed since the last review in 2014. The comprehensive 2013 review as well as the subsequent review of program changes in 2014 and 2015 lead SBCG and the Willis Towers Watson Compensation Committee to conclude that legacy Willis Group’s compensation programs did not create risks that were reasonably likely to have a material adverse effect on the Company.

Review and Approval of Related Person Transactions

The Company has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, director nominees, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors, director nominees and executive officers complete an annual director and officer questionnaire, which requires the disclosure of related person transactions. In addition, directors, director nominees and executive officers are obligated to advise the Audit and Risk Committee of any related person transactions of which they are aware, or become aware, and, in the event that any such transactions involve difficult or complex issues, the directors and executive

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    29

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

officers are obligated to advise the General Counsel. Further, transactions that are determined to be directly or indirectly material to a Related Person are disclosed in the Company’s Proxy Statement or Annual Report on Form 10-K in accordance with SEC rules. The Audit and Risk Committee reviews and approves or ratifies any Related Person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit and Risk Committee considers, among other factors it deems appropriate:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit and Risk Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding the approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit and Risk Committee considers the transaction.

2015 Related Person Transactions under Item 404 of Regulation S-K

No transactions are required to be disclosed under Item 404 of Regulation S-K.

Communications with Shareholders and Other Constituencies

The CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company for the CEO to appoint individuals to communicate and interact fully with these stakeholders. The Chairman or another spokesperson chosen by the Board will speak for the Board when the Board determines it is appropriate for the Board to have a distinct and separate spokesperson. Often the Board will look to senior management to speak for the Company; however, the Board is also committed to engaging with shareholders to promote open and sustained dialogue in a manner consistent with the Company’s communications policies and procedures. In 2015, in addition to engaging with shareholders on governance matters, our Board frequently engaged with shareholders regarding the Company’s business and the Merger.

Non-employee directors are not precluded from communicating directly with shareholders or other constituencies about Company matters, although directors are expected to coordinate with the Chairman and senior management before doing so. An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary, c/o Office of General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281 who will forward the communication to the director(s) to which it is addressed. All communications should include the following information:

•	If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds;

30    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Governance (continued)

•	If the person submitting the communication is not a security holder and is submitting the communication as an interested party, the nature of the person’s interest;

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

Please note that communications may be shared with Company management.

Please see the section “Shareholder and Other Proposals” at the end of this Proxy Statement for shareholders seeking to present a proposal for inclusion in the Company’s proxy materials for the 2017 Annual General Meeting of Shareholders.

Vote Required for Special Meetings

Shareholders holding 10% of the Company’s share capital have the ability to convene a special meeting.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    31

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 2: Advisory Non-Binding Vote to Ratify the Reappointment of Deloitte LLP as Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration

The Willis Towers Watson Audit and Risk Committee approved, and the Board ratified, the reappointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of Willis Towers Watson (including for the Irish Statutory Accounts) for the fiscal year ending December 31, 2016. Deloitte LLP acted as legacy Towers Watson’s and legacy Willis Group’s independent auditors (including for the Irish Statutory Accounts) for the year ended December 31, 2015. We are seeking ratification of approval in a non-binding advisory vote, from shareholders at the Annual General Meeting. We are not required to have our shareholders ratify the selection of Deloitte LLP as our independent auditors, but we are nonetheless doing so because we believe it to be a matter of good corporate practice. If our shareholders do not ratify the selection, it will be regarded as notice to the Board and the Audit and Risk Committee to consider selection of a different firm. Even if the selection is ratified, the Audit and Risk Committee may select different independent auditors at any time if it determines that such selection would be in the best interest of Willis Towers Watson and our shareholders.

A majority of the votes cast by shareholders at the Annual General Meeting is required to ratify the reappointment of Deloitte LLP on a non-binding advisory basis, and, on a binding basis, to authorize the Board of Directors, acting through the Audit and Risk Committee, to set the remuneration to be paid to Deloitte LLP for acting as independent auditors. In accordance with the Company’s articles of association, the Board of Directors delegates the determination of the audit fees, as well as fees for permitted non-audited services, to the Audit and Risk Committee.

The Board unanimously recommends that you vote “FOR” the ratification of the reappointment of Deloitte LLP on a non-binding advisory basis as the Company’s independent auditors and, on a binding basis, the authorization of the Board, acting through the Audit and Risk Committee, to fix the independent auditors’ remuneration.

The Audit and Risk Committee reviews Deloitte LLP’s independence and performance in deciding whether to retain Deloitte LLP or engage different independent auditors. In the course of this review, the Committee considers, among other things:

•	Deloitte’s independence;

•	Deloitte’s historical and recent performance on the audit;

•	Deloitte’s capability and expertise in handling the breadth and complexity of our worldwide operations; and

•	the appropriateness of Deloitte’s fees for audit and non-audit services.

Fees Paid to the Independent Auditors

The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to legacy Willis Group for the fiscal years ended December 31, 2015 and December 31, 2014 ($ in thousands).

	2015	2014
Audit fees(1)	$8,643	$7,491
Audit related fees(2)	1,003	329
Tax fees(3)	101	99
All other fees(4)	240	126
Total fees	$9,987	$8,045

(1)	Fees for the audits of legacy Willis Group’s annual financial statements, reviews of the financial statements included in the quarterly reports for that fiscal year and statutory audits for subsidiary undertakings.

32    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 2: Advisory Non-Binding Vote to Ratify the Reappointment of Deloitte LLP as Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration (continued)

(2)	Audit related fees relate primarily to professional services such as employee benefit plan audits, review of the SEC filings related to the Merger and non-statutory audits.
(3)	Tax fees comprise fees for various tax compliance engagements.
(4)	All other fees in 2015 primarily relate to the anti-money laundering compliance framework review and other regulatory review, and in 2014, relate to a review of the wholesale broking market.

Audit and Risk Committee Pre-Approval Process

The Audit and Risk Committee has adopted a policy regarding the pre-approval of services provided by the Company’s independent auditors, which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willistowerswatson.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit services, to be pre-approved by the Audit and Risk Committee or the Chairman of the Audit and Risk Committee or, in his absence, any other member of the Committee. The pre-approval of audit and permitted non-audit services may be given at any time before the commencement of the specified service. The decisions of a designated member of the Audit and Risk Committee shall be reported to the Audit and Risk Committee at each of its regularly scheduled meetings.

The legacy Willis Group Audit Committee approved all services described in the “Fees Paid to the Independent Auditors” section above in accordance with this policy.

Audit and Risk Committee Report

The Willis Towers Watson Audit and Risk Committee is composed of 4 non-executive directors: Victor F. Ganzi (Chairman), Wendy E. Lane, Paul Thomas and Wilhelm Zeller. The Audit and Risk Committee Chairman is an independent audit committee financial expert, as defined by Regulation S-K, and all Audit and Risk Committee members are considered to be financially sophisticated under NASDAQ listing standards in view of their respective financial expertise. The Audit and Risk Committee operates under a Charter, a copy of which can be found in the Investor Relations — Corporate Governance section of the Company’s website at www.willistowerswatson.com.

The primary function of the Audit and Risk Committee is to assist the Board of Directors in its oversight with respect to:

•	the integrity of the Company’s financial statements;

•	the selection and oversight (including compensation) of the independent auditors;

•	the Company’s compliance with financial, legal and regulatory requirements;

•	the independent auditors’ qualifications and independence;

•	the performance of the independent auditors and the Company’s internal audit function;

•	the establishment and maintenance of proper internal accounting controls and procedures;

•	the preparation of an audit committee report as required by the SEC;

•	the treatment of concerns regarding accounting or audit matters as reported under the Company’s whistleblower policy; and

•	risk management at the Company and its subsidiaries.

The Audit and Risk Committee’s focus on risk includes major financial risk exposures and the steps management has taken to monitor and control such risks. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    33

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 2: Advisory Non-Binding Vote to Ratify the Reappointment of Deloitte LLP as Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration (continued)

In the performance of its oversight function, the Audit and Risk Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2015, with management and the independent auditors. These discussions included the quality, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed under Public Company Accounting Oversight Board standards. The Audit and Risk Committee has also discussed with the auditors, the auditors’ independence from Willis Towers Watson and its management, including the written disclosures and the letter received from the auditors regarding the auditors’ communications with the Audit and Risk Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit and Risk Committees Concerning Independence. The independent auditors and the Company’s internal auditors had full access to the Audit and Risk Committee, including at regular meetings without management present.

It is not the duty or responsibility of the Audit and Risk Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit and Risk Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit and Risk Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the financial statements are presented in accordance with U.S. GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities referred to above, the Willis Towers Watson Audit and Risk Committee agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Submitted by the Audit and Risk Committee of the Board of Directors of Willis Towers Watson

Victor F. Ganzi (Chairman), Wendy E. Lane, Paul Thomas and Wilhelm Zeller

34    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis

The following is an overview of the legacy Willis Group’s Compensation Committee’s philosophy and objectives in designing compensation programs for Dominic Casserley (the legacy Willis Group CEO), John Greene (the legacy Willis Group CFO), and legacy Willis Group’s three other most highly compensated executive officers, collectively our named executive officers, for the fiscal year ended December 31, 2015.

On January 4, 2016, the Merger between legacy Willis Group and legacy Towers Watson was completed and legacy Willis Group changed its name to “Willis Towers Watson Public Limited Company.” Due to the timing of the completion of the Merger, the applicable rules require us to include the historical information about the compensation of the named executive officers of legacy Willis Group only (not legacy Towers Watson or Willis Towers Watson) for the year-ended December 31, 2015. Following the Merger, John Haley was appointed as the CEO of the combined entity. As he was not an executive officer of the Company during 2015, we do not include a discussion of his compensation in this CD&A or the associated compensation tables. However, for reference, we have provided a supplemental description of Mr. Haley’s 2016 employment agreement and related compensation in the section entitled “Compensation Tables – Named Executive Officers’ Employment Agreements.”

1.0 Background

1.1 Legacy Willis Group Compensation Philosophy, Objectives and Programs

The legacy Willis Group executive compensation program was designed to reward its leadership team for delivering results and building sustainable shareholder value. Legacy Willis Group believed the program’s performance measures aligned the interests of its shareholders and senior executives by tying pay outcomes to company and business segment performance over the short- and long-term. The legacy Willis Group executive compensation program was also designed to support the company in attracting and retaining highly qualified and talented executives and professionals. This is paramount as the broad financial marketplace for talent in which the company operates is highly competitive. The key components of legacy Willis Group’s compensation philosophy were as follows:

•	base salary, which provides market-competitive fixed pay reflective of an executive’s role, responsibilities and individual performance;

•

annual incentive compensation, which incents named executive officers and rewards them for their contributions in generating strong financial performance at the company level, financial or strategic performance at their business segment or corporate function, and individual strategic performance; and

•	long-term incentive compensation which has both performance-based and time-based components and is designed to incent and reward performance and help ensure retention.

Through these elements, legacy Willis Group sought to align the compensation of named executive officers with the company’s performance.

1.2 Legacy Willis Group’s 2015 Financial and Strategic Performance

2015, for legacy Willis Group, was a landmark year of strategic transactions that included (i) the $18 billion merger-of-equals with legacy Towers Watson, a leading global professional services company, (ii) the $590 million acquisition of capital stock of Gras Savoye, the largest insurance broker in France and (iii) the $401 million acquisition of an 85% stake in Miller Insurance Services LLP to form the largest London-based wholesale specialist insurance broking firm.

The Merger created a combined organization with approximately 39,000 colleagues serving more than 120 countries, 90% of the global Fortune 500, 85% of the US Fortune 1000 and more than 20,000 middle-market clients. The combined Company will utilize an integrated platform of more comprehensive service offerings and solutions, with the goal of

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    35

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

accelerating market penetration and product innovation for clients. The Gras Savoye acquisition makes Willis Towers Watson the largest insurance broker in France, with access to high-growth markets across Central and Eastern Europe, the Middle East, and over 30 countries in Africa.

In addition to its strategic transactions, legacy Willis Group:

•	generated underlying, organic and reported commissions fee growth of 7.6%. 3.3% and 1.1%, respectively;[2]

•	generated total underlying, organic and reported expense growth of 7.1%, 0.9% and 1.1%, respectively;

•	achieved a spread of organic revenue growth to organic expense growth of 240 basis points, exceeding the previously stated 200 basis point target;

•	generated savings from the Operational Improvement Program of approximately $112 million, which is $32 million ahead of the previously stated target for 2015; and

•	improved the targeted run-rate savings from the Operational Improvement Program to at least $325 million over the life of the program, ahead of its previously stated $300 million target.

With respect to the performance of the legacy Willis Group business segments, Willis GB was the most profitable and Willis International was the fastest-growing.

1.3 Summary of 2015 Legacy Willis Group Named Executive Officer Compensation

Annual Incentive Compensation Awards

The legacy Willis Group named executive officer annual incentive compensation award structure was as follows:

•	a combination of legacy Willis Group’s financial performance (80%) and individual performance against strategic objectives (20%) for Dominic Casserley; and

•	a combination of legacy Willis Group’s financial performance (50%), business segment or corporate function performance (25%), and individual performance (25%) for other named executive officers.

The legacy Willis Group Compensation Committee set challenging compensation targets and goals to incent its named executive officers to deliver strong financial performance which were particularly difficult to achieve in the current market environment. Although the legacy Willis Group did not meet its compensation target (with a blended performance result of 76.9%) due in large part to factors, such as insurance pricing, generally impacting the insurance industry, the Willis International and Willis GB business segments exceeded their compensation targets (with blended performance results of 114.4% and 110.3%, respectively). Additionally, the corporate function and individual performance results ranged from 100% to 200% in recognition of the exceptional work performed in relation to the Merger and the Gras Savoye acquisition as well as the savings achieved with the Operational Improvement Program. 2015 annual incentive compensation awards for the named executive officers ranged from 91% to 117.1% of target, with the legacy Willis Group CEO at 101.6% of target.

In light of such financial and strategic success in 2015, the following awards were determined pursuant to the pay-for-performance philosophy:

•	Dominic Casserley was awarded $2,284,880, representing 101.6% of his target payout;

•	John Greene was awarded $1,023,400, representing 91.0% of his target payout;

•	Nicolas Aubert was awarded £617,390 (or $943,495), representing 93.5% of his target payout;

•	Timothy Wright was awarded £1,024,353 (or $1,565,416), representing 117.1% of his target payout; and

•	David Shalders was awarded £765,915 (or $1,170,471), representing 113.5% of his target payout.

[2]	Underlying and organic measures set forth above are non-GAAP figures. A reconciliation of GAAP to non-GAAP figures is located in Exhibit C.

36    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

In recognition of his superior performance leading up to and culminating in the acquisition of Gras Savoye, Timothy Wright also received a supplemental award of £135,680 (or $207,346), resulting in a total payout of 132.6% of his target payout. In recognition of his superior performance in driving the Operational Improvement Program, David Shalders also received a supplemental award of £176,384 (or $269,550), resulting in a total payout of 139.6% of his target payout.

The above figures also reflect an expense modifier added to the legacy Willis Group component of the award based on savings achievements in the Operational Improvement Programs, increasing the awards by a range of $19,000 to $69,000.

Long-Term Incentive Awards

Under the 2015 LTI Program, named executive officers received 3-year RSUs, PSUs based on a multi-year performance period and 10-year options. The grant date fair value of the awards are below, however, the actual value of the awards cannot be determined until the requisite time periods are reached and the multi-year performance period, as applicable, has ended:

•	Dominic Casserley: $5,463,755;

•	Nicolas Aubert: $1,000,872;

•	Timothy Wright: $1,201,038; and

•	David Shalders: $900,768.

The legacy Willis Group Compensation Committee approved a modification to the 2015 LTI Program pursuant to which those executive officers who were known to be leaving the Company during 2016 as a result of the Merger received grants of RSUs at target in lieu of PSUs.

Summary of 2015 Named Executive Officer Compensation
Named Executive Officer	2015 Annualized Base Salary ($)	2015 Annual Incentive Compensation Award ($)	2015 Supplemental Annual Incentive Compensation Award ($)	2015 Long- Term Incentive Compensation Award ($)	2015 Total Direct Compensation ($)	% Change from 2014 Based on Constant Currency
Dominic Casserley	1,000,000	2,284,880	n/a	5,463,755	8,748,635	11%
John Greene(1)	750,000	1,023,400	n/a	899,975	2,673,375	1%
Nicolas Aubert(2)(3)(4)	672,408	943,495	n/a	1,000,872	2,616,775	n/a
Timothy Wright(2)	764,100	1,565,416	207,346	1,201,038	3,737,900	19%
David Shalders(2)(4)	687,690	1,170,471	269,550	900,768	3,028,479	20%

(1)	As Mr. Greene, CFO of legacy Willis Group, was no longer an executive officer upon the completion of the Merger, he received RSUs and options as long-term incentive awards under the 2015 LTI Program.
(2)	The figures for Messrs. Aubert, Wright and Shalders have been converted into dollars at an average exchange rate for 2015 (£1:$1.5282).
(3)	Mr. Aubert was hired on January 17, 2015 and received a cash award of £387,500 (or $592,178) and a transition RSU award with a grant date fair value of $2,299,982 on the to replace a deferred bonus and unvested equity forfeited due to his resignation from a prior employer. Both of these amounts are not reflected in the above table.
(4)	Over the course of 2015, Mr. Aubert’s and Mr. Shalders’ AIP targets increased from 125% to 150% of salary and their LTI targets were increased from $750,000 to $1,000,000 and $900,000, respectively, in recognition of Mr. Aubert’s additional appointment as CEO of Willis Limited, the Company’s principal insurance broking subsidiary outside of the United States, and the expansion of Mr. Shalders’ role in connection with the Operational Improvement Program. As a retention vehicle, in March 2015, Mr. Shalders also received a deferred cash stay bonus in the amount of $750,000 with 3-year cliff vesting, which is not reflected in the above table.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    37

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

1.4 Summary of Legacy Willis Group Compensation Practices

•	Annual “say-on-pay” vote (as recommended by the Board and management and as supported by a majority of shareholders).

•

Emphasis on variable pay; 88% of the legacy Willis Group CEO’s total target compensation is variable and on average 75% of the other legacy Willis Group’s named executive officers’ total target compensation is variable.

•	Independent compensation consultant selected and overseen by the Compensation Committee.

•	Independent evaluation of alignment of realizable pay to relative long-term performance.

•	Clawback policy applicable to executive officers for incentive payments and equity-based awards.

•	No dividends paid on earned or unearned PSUs.

•	No backdating of stock options and no option repricings without shareholder approval.

•	All long-term incentive awards subject to double-trigger vesting upon change of control.

•	Minimal perquisites for executives.

•	No excise tax gross-ups.

•	Significant share ownership guidelines for executive officers and non-employee directors.

•	Requirement that executive officers retain at least 50% of the net shares under the equity awards programs until ownership guidelines are met.

•	No share reserve automatic replenishment (evergreen) provision in any stock-based plans.

•	Compensation Committee oversight of risks associated with compensation policies and practices.

2.0 2015 Legacy Willis Group Named Executive Officer Compensation Program

2.1 Legacy Willis Group Compensation Committee Consultant

The Compensation Committee has the independent authority to hire external consultants as well as the sole authority to retain and terminate the services of its consultant. Since April 2011, the legacy Willis Group Compensation Committee had retained Towers Watson to provide advice on all matters related to the senior executives’ compensation and compensation programs. As discussions concerning the Merger progressed in 2015, the legacy Willis Group Compensation Committee decided to undertake a comprehensive search for a new compensation consultant to ensure its independence. As a result, prior to the announcement of the Merger in June 2015, the Committee engaged SBCG as its new independent consultant.

During the course of 2015, Towers Watson and SBCG each worked directly under the guidance of the legacy Willis Group Compensation Committee, in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities. In such role, the Compensation Committee’s consultant served as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the evolving compensation program structure in supporting the current and future business strategy and human resource objectives. Representatives of the respective consultants attended all of the formal meetings of the legacy Willis Group Compensation Committee during their respective engagements.

38    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

During its engagement, Towers Watson supported legacy Willis Group by:

•	conducting an annual competitive review and analysis of the current executive compensation program in comparison to competitive market survey data;

•

performing a comprehensive risk assessment of legacy Willis Group’s compensation plans, practices and policies for the purpose of ensuring that legacy Willis Group’s compensation programs are sufficiently balanced and do not create incentives for excessive risk taking; and

•	providing information on U.S. and U.K. executive compensation trends in the sectors in which the legacy Willis Group competed for senior executive talent as well as the broader market, as requested.

During its engagement, SBCG supported legacy Willis Group by assisting with transition issues leading up to the Merger, including:

•	evaluating existing change in control provisions for key executives and the implications of the Merger;

•	adjusting the employment agreement for Mr. Casserley in light of the proposed Merger and his expected change in role;

•	determining adjustments for outstanding equity grants and recommending treatment for performance-based shares in particular; and

•	developing a new performance metric for the 2015 performance share awards.

The legacy Willis Group Compensation Committee used the data and analysis provided by its consultants to better ensure that its compensation practices were consistent with its compensation philosophy and objectives for both the amount and composition of executive compensation, including that of Mr. Casserley. Based on the data and analysis provided by its consultant as well as information from management and outside counsel, the legacy Willis Group Compensation Committee applied business judgment in recommending compensation awards, taking into account the dynamic nature of the brokerage and consulting businesses internationally and the adaptability and response required by the senior leadership to manage significant changes that arose during the course of the year.

Fees

The fees paid to Towers Watson in 2015 for its executive compensation services totaled $38,713. Before its appointment as the consultant to legacy Willis Group Compensation Committee in 2011, Towers Watson had been providing investment advisory services for the legacy Willis Group’s U.K. pension plan and was engaged directly by the fiduciary trustees of the plan. These trustees operated independently of management. In addition, in 2015, Towers Watson also provided human resource consulting services to certain of legacy Willis Group’s subsidiaries (the majority of services is provided to international subsidiaries where Towers Watson was hired by local management). The decision to engage Towers Watson for the human resource consulting services before 2011 was originally approved by management and since that time the legacy Willis Group Compensation Committee had reviewed and approved such services. None of the Towers Watson representatives that advised the legacy Willis Group Compensation Committee provided any other services to legacy Willis Group’s subsidiaries. The legacy Willis Group Compensation Committee determined that those services, in addition to the other factors specified in the exchange listing rules, produced no conflicts of interest.

The additional services provided to legacy Willis Group’s significant subsidiaries totaled $1,650,228 for 2015, of which $1,188,674 related to the services provided for U.K. pension plan, $395,656 related to the human resource consulting services and $65,898 related to data, surveys and technology.

Other than serving as the consultant to the legacy Willis Group and Willis Towers Watson Compensation Committees, SBCG provides no other services to the Company. The legacy Willis Group Compensation Committee determined that, based on the factors specified in the exchange listing rules, SBCG’s services produced no conflicts of interest.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    39

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

2.2 Legacy Willis Group Competitive Market Data

As providers of insurance brokerage and risk consultancy services, legacy Willis Group had no direct competitors of comparable financial size. It competed for talent with brokers of all sizes, within sectors of large financial service organizations and with management consulting firms.

Due to the difficulty in selecting a robust peer group directly comparable to legacy Willis Group in size and business profile, and representative of the market for executive talent, in 2014 the legacy Willis Group Compensation Committee, in consultation with its independent consultant at the time, determined that it would no longer rely on a designated compensation peer group for evaluating executive officer compensation. Instead, the Committee evaluated the competitiveness of executive officer compensation using nationally recognized compensation survey sources and compensation data from five publicly traded brokers (Aon plc, Marsh & McLennan Companies, Inc., Arthur J. Gallagher & Co., Brown & Brown Inc. and Jardine Lloyd Thompson Group plc) serving as additional market reference points.

Legacy Willis Group’s executive officers were based in both the United States and the United Kingdom. The country of each executive officer’s primary location was taken into account when reviewing and determining his or her annual base salary and, particularly, benefits.

In order to attract and retain exceptional senior executives, the legacy Willis Group Compensation Committee generally set executive officers’ base salaries at the competitive market rate and evaluated the executive officers’ total compensation (defined as base salary, annual incentive compensation and long-term incentive compensation) in the context of compensation paid to similarly-situated executives in the marketplace, and relative to the other legacy Willis Group executives, and considering the performance of the individual, business segment and corporate function and legacy Willis Group as a whole as well as the scope of the role, the individual’s level of expertise and other market factors.

The legacy Willis Group Compensation Committee reviewed each element of compensation separately as well as the named executive officers’ total compensation and the mix of their total compensation in variable and fixed pay. Compensation differences among the named executive officers reflected their different roles, their contributions and the different market pay relating to those roles.

2.3 Result of 2015 Say-on-Pay Vote

In connection with legacy Willis Group’s 2015 Annual General Meeting of Shareholders, the proposal to approve the executive compensation of its named executive officers for the 2014 fiscal year received 138,736,227 votes, or approximately 85% of the votes cast, in favor. Based on the strong shareholder support for compensation practices in 2014, the legacy Willis Group Compensation Committee did not make any specific changes to compensation practices in 2015. The Company continues to value the input of shareholders and will continue to consider the outcomes of its Say-on-Pay votes when evaluating its compensation practices each year.

3.0 Legacy Willis Group Named Executive Officer 2015 Compensation

The key components of the named executive officers’ compensation were as follows:

•	base salary;

•	annual incentive compensation; and

•	long-term incentive compensation.

From time to time, for extraordinary performance, legacy Willis Group has supplemented its annual incentive compensation awards.

40    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

To align pay levels for the named executive officers with legacy Willis Group’s performance, its pay mix places the greatest emphasis on variable incentives. As you can see from the below illustrations, 88% of the legacy Willis Group CEO’s target total compensation and 75% of the average target total compensation of its other named executive officers are variable.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    41

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Components of the Legacy Willis Group 2015 Named Executive Officers’ Compensation

Type	Component	Objective	Additional Detail
Variable Compensation	Annual Incentive Awards

•    Incent and reward executive officer contribution in generating strong financial performance at company and business segment levels and strong strategic performance at corporate functions and individual levels

•    Retain strong performers

•    Provide annual performance-driven compensation

•    Legacy Willis Group and business segment performances are measured against the revenue and profit metrics:(1)(2)

•    organic commissions + fees growth

•    adjusted EBITDA

•    Operational Improvement Program expense modifier applied to legacy Willis Group performance results

•    Payout determined using annual incentive sliding scale that correlates performance and payouts

•    Paid entirely in cash(3)

Long-Term Incentive Awards

•    Align executive officers’ interests with those of our shareholders

•    Incent long-term decision making and strong-value creation

•    Reward exceptional performance for executive officers

•    Retain strong performers

•    Grants under the 2015 LTI Program made in the form of:(4)

•    RSUs

•    PSUs

•    Options

•    PSUs are based on a multi-year performance period to better align pay with long-term performance

•    Earned PSUs will be determined based on a relative TSR metric and, to greater align executive management with shareholder return, a long-term absolute TSR Multiplier with a potential of 3.0x earned PSUs was approved

•    Dividends are not payable on PSUs

•    RSUs vest ratably over 3 years

Fixed Compensation	Base Salary	• Provide market-competitive fixed pay reflective of an executive’s role, responsibilities, and individual performance • Attract and retain highly talented executives	• Salary adjustments made only to reflect changes in responsibilities or when market or internal equity conditions warrant

42    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

(1)	The legacy Willis Group Board and Compensation Committee believed these metrics are key drivers of cash flow and shareholder value creation.
(2)	These financial metrics were the same for all employees of the legacy Willis Group and its subsidiaries who received annual incentive compensation awards or performance-based equity in 2015.
(3)	From time to time, legacy Willis Group had paid a portion of annual incentive compensation awards in the form of RSUs.
(4)	The legacy Willis Group Compensation Committee approved a modification to the 2015 LTI Program pursuant to which those executive officers who were known to be leaving the Company during 2016 as a result of the Merger received grants of RSUs at target in lieu of PSUs.

Base Salary — Base salary is intended to provide a fixed level of remuneration to fairly compensate and retain executives based on the individual’s role, experience and skill. The legacy Willis Group Compensation Committee strived to set base salary at a competitive level in the relevant markets in which its executive officers operate. Base salaries were reviewed by the legacy Willis Group Compensation Committee for all legacy Willis Group executive officers relative to U.S. or U.K. survey data, as applicable. The Committee did not normally grant annual merit increases to executives. In line with the Committee’s compensation philosophy, exceptional performance by the executive officers was generally rewarded through annual and/or long-term incentive compensation and not through base salaries. Adjustments to base salaries were made by the Compensation Committee to reflect changes in responsibilities when competitive market or internal conditions warrant. Based on market position of base salary, none of the named executive officers received an increase to their base salary in 2015.

Annual Incentive Compensation — The annual incentive compensation plan was designed to incent and reward its named executive officers for their contribution in generating strong financial performance at the legacy Willis Group, strong financial or strategic performance at their business segment or corporate function, and strong individual performance, as well as to retain strong performers.

Each legacy Willis Group named executive officer was eligible to receive an annual incentive compensation award under the Annual Incentive Plan (“AIP”) expressed as a percentage of his or her base salary. AIP awards were an integral component of the executive officer’s total compensation and were based on specific legacy Willis Group financial results, business segment or corporate function performance, and individual executive officer performance against strategic objectives. The AIP was intended to deliver exceptional pay for exceptional performance and provides a well-timed link between recent performance and individual compensation, which is especially pertinent with the de-emphasis on regular base-pay increases.

Annual incentive compensation, payable in cash and/or equity, was granted under the Willis Group Senior Management Incentive Plan (the “SMIP”) to the extent named executive officers are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Generally, annual incentive compensation awards to the executive officers were approved and, for named executive officers who are “covered employees” under Section 162(m), were typically certified by the Compensation Committee prior to payments made in March.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    43

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

The 2015 annual incentive compensation awards under the AIP for the named executive officers were structured as follows:

AIP COMPONENT PERFORMANCE MEASURES

Legacy Willis Group Financial Performance	Business Segment Financial Performance	Corporate Function Performance	Individual Performance

• 50% Organic Commissions and Fees Growth	• 50% Organic Commissions and Fees Growth	Department Strategic Goals	Individual Strategic Goals

• 50% Adjusted EBITDA	• 50% Adjusted EBITDA

For annual incentive compensation award purposes, the metrics are defined below (note that these metrics may differ from the definitions used in the Company’s other public disclosures such as quarterly earnings press releases and reports filed with the SEC such as Forms 10-Q and 10-K):

•

organic commissions and fees growth is the year-on-year growth in commissions and fees and excludes: (i) the impact of foreign currency translation; (ii) the first 12 months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented.

•

adjusted EBITDA is earnings before interest expense, taxes, depreciation and amortization and further excludes: (i) interest in earnings of associates, net of tax; (ii) other income (expense), net; (iii) restructuring costs relating to the Operational Improvement Program; (iv) certain litigation provisions; (v) merger and acquisition transaction-related costs (including certain retention and severance payments related to the Merger); and (vi) the 12-month impact from acquisitions and disposals.

The resulting percentage, adjusted by the expense modifier (as applicable) discussed further below, was applied to each officer’s target annual incentive compensation award, which is a percentage of the officer’s base salary set forth below. Further details are set forth below in the table entitled “Summary of Annual Incentive Compensation Calculations for Named Executive Officers.”

Legacy Willis Group Financial Performance Portion of Annual Incentive Compensation

As stated above, the legacy Willis Group financial measures used for determining the named executive officers’ annual incentive compensation awards were organic commissions and fees growth and adjusted EBITDA. The legacy Willis Group Board selected those metrics because they believed they were key drivers of increasing cash flow and, therefore, important constituents of shareholder value creation. Additionally, adjusted EBITDA was an appropriate short-term metric because it measured cash-based operating income and encouraged appropriate investment in the legacy Willis Group. The

44    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Committee also approved a modifier for 2015 annual incentive compensation awards that can increase or decrease the payout for the legacy Willis Group performance component of an award based on the expenses incurred under its Operational Improvement Program in relation to savings achieved (referred to as the “Expense Modifier”). The Expense Modifier is described further below and is subject to attainment of at least the threshold performance for the legacy Willis Group metric.

The legacy Willis Group Compensation Committee set challenging but achievable stretch target levels at 100% payout to incent strong financial performance. For compensation purposes, the organic commissions and fees growth target was 5.5% and the adjusted EBITDA target was $888.7 million (which represents 15.4% growth over the prior year). In addition, the legacy Willis Group Compensation Committee believed it set very aggressive metrics for the maximum level of financial performance, which would be extremely difficult to obtain but which, if attained, would have resulted in the creation of substantial long-term value.

For compensation purposes, the legacy Willis Group achieved organic commissions and fees growth of 3.3%, which was impacted in large part by factors impacting the insurance industry generally, such as pricing levels. Based on the interpolation of the below sliding scale, this produced a performance result of 65.3% for this portion of each of the named executive officers’ annual incentive compensation awards.

Organic Commissions and Fees Growth Target	Payout as % of Target
≥ 6.9%	175%
5.5%	100%
4.2%	90%
2.7%	50%
< 2.7%	0%

For compensation purposes, the legacy Willis Group achieved adjusted EBITDA of $848.5 million. Based on the interpolation of the below sliding scale, this produced a performance result of 80.8% for this portion of each of the named executive officers’ annual incentive compensation awards.

Adjusted EBITDA ($M) Target	Payout as % of Target
≥ $1,022.0	175%
$888.7	100%
$783.8	50%
< $783.8	0%

Based on the application of the above two scales, the blended performance result for legacy Willis Group’s performance against the organic commissions and fees growth and adjusted EBITDA targets was 73.1% of target. As a result of the performance threshold being met, the Expense Modifier (which was designed to increase or decrease up to 10% in either direction the payout for the legacy Willis Group performance component of an award) was then applied. The legacy Willis Group achieved 2015 Operational Improvement Program expenses of $126 million against a target of $130 million and 2015 savings of $112 million against a target of $80 million. This resulted in a final blended performance result including the Expense Modifier of 76.9%, an increase in legacy Willis Group’s performance component of the award by a range of approximately $19,000 to $69,000 for the named executive officers.

This comprised 80% of Mr. Casserley’s annual incentive compensation award and 50% of each of the other named executive officers’ annual incentive compensation awards.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    45

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Business Segment Financial Performance Portion of Annual Incentive Compensation

The legacy Willis Group Compensation Committee then reviewed the business segment financial targets established at the beginning of 2015 versus the actual performance against those objectives. The following scales for organic commissions and fees growth and adjusted EBITDA were applied to each business segment. During the course of 2015, the legacy Willis Group Committee approved an adjustment to the Willis GB organic commissions and fees growth payout grid to better align pay and performance, because a small percentage increase in growth from prior year performance could cause a disproportionate relationship between performance and payout for this business segment.

Performance Against Organic Commissions and Fees Growth Target		Payout as % of Target
All Segments (excl. Willis GB)	Willis GB
≥ 125.0%	≥ 230.0%	200%
100.0%	100.0%	100%
76.4%	57.2%	90%
50.0%	-100.0%	50%
< 50.0%	< -100.0%	0%

Performance Against Adjusted EBITDA ($M) Target	Payout as % of Target
≥ 115.0%	200%
100.0%	100%
85.0%	50%
< 85.0%	0%

Actual achievement and resulting blended performance results for Messrs. Aubert and Wright were as follows:

Nicolas Aubert, Willis GB
	Target	Actual	% of Target	Performance Result
Organic Commissions & Fees Growth	1.2%	1.7%	140.2%	130.9%
Adjusted EBITDA ($M)	$188.6	$182.7	96.9%	89.6%
Willis GB Blended Performance Result:				110.3%

Timothy Wright, International
	Target	Actual	% of Target	Performance Result
Organic Commissions & Fees Growth	7.0%	7.5%	107.3%	129.3%
Adjusted EBITDA ($M)	$214.5	$214.1	99.9%	99.5%
International Blended Performance Result:				114.4%

46    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Legacy Willis Group Corporate Function Goals and Individual Strategic Objectives

The legacy Willis Group Compensation Committee then considered the corporate function goals for Messrs. Greene and Shalders and the individual strategic objectives for all of the named executive officers. The corporate function performance component of annual incentive compensation allows an opportunity of 0% — 150% for named executive officers. The individual performance component of annual incentive compensation allows an opportunity of 0% — 200% for named executive officers.

Key factors and resulting payout decisions are set forth below.

Dominic Casserley

The evaluation of Mr. Casserley’s individual performance reflected an assessment of strategic accomplishments that were made possible by Mr. Casserley’s leadership and vision over his 3-year tenure as CEO of legacy Willis Group. In particular, Mr. Casserley:

•

Successfully orchestrated the largest, most transformative merger in the history of the legacy Willis Group, which included business evaluation, transaction negotiation, stakeholder alignment, integration planning, and investor outreach.

•	Presided over the acquisition of Gras Savoye, the largest insurance broker in France, including business evaluation, stakeholder alignment and communications.

•	Played a key leadership role in the completion of the acquisition of Miller to expand legacy Willis Group’s UK wholesale operations.

•

Sponsored the Operational Improvement Program to re-position legacy Willis Group’s expense base; program delivery in 2015 exceeded announced savings targets and is positioned to deliver multi-million dollar savings over 3 years.

As a result of the achievement of these goals, the legacy Willis Group Compensation Committee funded the individual portion of his annual incentive compensation award at the maximum level of 200%.

John Greene

•	Provided enhanced focus on delivery and transparency of business performance.

•	Substantially improved external reporting and investor materials and communications.

•	Led significant progress in transforming the Financial Planning & Analysis process.

•	Enhanced treasury and capital management activities, particularly in support of extensive M&A activity, positioning the business well from a liquidity and funding perspective.

•	Played a key role in the Merger due diligence, investor outreach, transaction completion and integration planning.

As a result of the achievement of these goals, the legacy Willis Group Compensation Committee funded the corporate function portion of his annual incentive compensation award at 100% and the individual portion of his annual incentive compensation award at 110%.

Nicolas Aubert

•	With less than a year of tenure, quickly acclimated into new role and delivered improved financial results in a business that had underperformed for several years.

•	Established a strategic framework for the business segment, effectively mobilized senior leaders and successfully aligned staff.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    47

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

•	Contributed significantly to the Operational Improvement Program, with 2015 benefits ahead of plan and implementation costs below plan.

•	Played a key role in the Merger due diligence and integration planning.

As a result of the achievement of these goals, the legacy Willis Group Compensation Committee funded this portion of his annual incentive compensation award at 110%.

Timothy Wright

•

Led the International segment, which had the fastest-growing performance across the Group, even in the face of very difficult economic circumstances impacting various geographic operations during 2015.

•

Played a leadership role in managing the relationship with Gras Savoye, and brought to successful fruition a multi-year effort that included acquisition evaluation and negotiations, integration planning and the establishment of a shared vision and strategy that resulted in strong alignment with Gras Savoye leadership and staff.

•	Played a vital role in the Merger due diligence and business evaluation, and integration planning.

•	Was instrumental in realizing the benefits of 2014 acquisitions and pursuing other important inorganic growth across the segment in 2015.

As a result of the achievement of these goals, the legacy Willis Group Compensation Committee funded this portion of his annual incentive compensation award at the maximum level of 200%. In addition, in recognition of his exceptional work closing the acquisition of Gras Savoye, the legacy Willis Group Compensation Committee awarded him a supplemental annual incentive compensation award of £135,680 (or $207,346).

David Shalders

•	Led major transformation of operations capability and initiated programs to deliver a significant upgrade in technology infrastructure, both of which progressed at a rapid pace.

•

Served as the primary leader for the design, implementation and successful first year delivery of an extensive multi-year Operational Improvement Program designed to realign the expense base and fundamentally re-design the nature and location of work. Results for 2015 included in year and annualized savings well above aggressive targets, with program plans in place to continue to outperform planned savings.

•	Played a key role in the Merger due diligence and integration planning.

As a result of the achievement of these goals, the legacy Willis Group Compensation Committee funded the corporate function portion of his annual incentive compensation award at 100% and the individual portion of his annual incentive compensation award at the maximum level of 200%. In addition, in recognition of his exceptional work in driving the Operational Improvement Program, the legacy Willis Group Compensation Committee awarded him a supplemental annual incentive compensation award of £176,384 (or $269,550).

The following table sets forth the calculations for 2015 annual incentive compensation awards paid to the named executive officers. All amounts were paid in cash.

48    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Summary of Annual Incentive Compensation Calculations for Legacy Willis Group Named Executive Officers

Named Executive Officer	2015 Salary ($/£)		AIP Target as % of Salary	Legacy WG Blended Performance Result (incl. Expense Modifier)	Business Segment Blended Performance Result	Corporate Function Performance Result	Individual Performance Result	Total Annual Incentive Comp. Award ($/£)		Total Award as % of Target	Supplemental Annual Incentive Comp. Award ($/£)		Total Award (incl. Supplem. Award) as % of Target
Dominic Casserley(1)		$1,000,000	225%	76.9%	n/a	n/a	200.0%		$2,284,880	101.6%		n/a	n/a
John Greene		$750,000	150%	76.9%	n/a	100.0%	110.0%		$1,023,400	91.0%		n/a	n/a
Nicolas Aubert(2)	£ $	440,000 or 672,408	150%	76.9%	110.3%	n/a	110.0%	£ $	617,390 or 943,495	93.5%		n/a	n/a
Timothy Wright(2)	£ $	500,000 or 764,100	175%	76.9%	114.4%	n/a	200.0%	£ $	1,024,353 or 1,565,416	117.1%	£ $	135,680 or 207,346	132.6%
David Shalders(2)	£ $	450,000 or 687,690	150%	76.9%	n/a	100.0%	200.0%	£ $	765,915 or 1,170,471	113.5%	£ $	176,384 or 269,550	139.6%

(1)	Pursuant to Mr. Casserley’s employment agreement, he had a maximum payout opportunity of 400% of his base salary.

(2)	The figures for Messrs. Aubert, Wright and Shalders have been converted into dollars at an average exchange rate for 2015 (£1:$1.5282).

Long-Term Incentive Compensation — Long-term incentives were a significant element of the legacy Willis Group named executive officers’ compensation and were in the form of equity awards under the 2012 Plan. All executive officers are eligible to participate in the LTI Programs, which include both performance-based and time-based components to both reward performance and help ensure retention. For several years, the awards to the named executive officers have been made in the following composition:

RSUs	PSUs	Options
25%	50%	25%

The legacy Willis Group Compensation Committee selected the above mix of equity awards to appropriately balance the objectives of pay for performance, incentives to outperform, retention and shareholder alignment. The options and RSUs generally vest one-third on each of the first, second and third anniversaries of the grant date, subject to the continued employment of the participant during the vesting period. Cash dividend equivalents are payable on the RSUs and are distributed upon vesting. The legacy Willis Group Compensation Committee set performance targets for the performance-based equity in the first quarter of the year, with grants to Mr. Casserley in May and the remaining executive officers at the end of the year.

In anticipation of the Merger, the legacy Willis Group Compensation Committee approved amendments to the 2013 and 2014 LTI Programs that varied from the above structure, including accelerating the vesting of time-based RSUs by one month.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    49

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

2015 Long-Term Incentive Program

Under the 2015 LTI Program, the performance period for the PSUs is from December 31, 2014 through December 31, 2017. The PSUs that have been earned based on the performance of the 2015 LTI Program performance goal will generally vest on March 2, 2018, subject to the continued employment of the participant during the vesting period.

On October 21, 2015, the legacy Willis Group Compensation Committee approved a modification to the 2015 LTI Program contingent upon the closing of the Merger. Pursuant to the performance goals that applied to the PSUs granted under the 2015 LTI program prior to the amendment, 50% of the target award was eligible to vest based on the attainment of organic commission and fees goals and the remaining portion of the award was eligible to vest based on the attainment of adjusted EBITDA goals. However, upon the close of the pending Merger, these established financial goals would no longer be relevant. In light of this and the difficulty in establishing 3-year financial goals for the combined Company prior to the actual completion of the Merger, relative TSR was selected as the replacement performance metric. Relative TSR will also directly reflect the shareholder value benefits of the successful execution of the Merger and integration of the combined companies.

Relative TSR measures the appreciation of Company shares and dividends paid over the 3-year performance period commencing December 31, 2014 and ending December 31, 2017. Attainment of the relative TSR goal is based on the Company’s TSR as compared to the TSR of the companies comprising the S&P 500 on the last day of the performance period. Depending on the attainment level of the relative TSR performance goal, up to 125% of the target PSU award is eligible to vest in accordance with the below table:

TSR Percentile Rank Relative to S&P 500	Performance Level	TSR Performance Percentage(1)
65th Percentile & Above	Maximum	125%
50th Percentile	Target	100%
30th Percentile	Threshold	50%
Below 30th Percentile	Below Threshold	0%

(1)	The TSR Performance Percentage shall be a linear interpolation for any achievement that falls between the above targets.

The PSU award that was granted on May 11, 2015 to Mr. Casserley was amended to reflect the modified performance goal. The PSUs granted to the named executive officers of legacy Willis Group continue to be subject to the “TSR Multiplier” right (approved on July 23, 2014), which provides the opportunity for an increase in the amount of earned PSUs attained from the underlying relative TSR goal, if certain additional absolute TSR goals are also met.

The TSR Multiplier will measure absolute TSR for the 42-month period commencing July 1, 2014 through December 31, 2017. Absolute TSR measures the appreciation in the shares of the Company between July 1, 2014 and December 31, 2017 (based on the average of the 30 highest consecutive closing prices per share over the 90 trading days ending on the last trading day of this period) and the cash dividends payable with respect to a share during such period as if such dividends were reinvested. The absolute TSR performance goals range between a threshold absolute TSR compounded annual growth rate (“CAGR”) of 10% to a maximum absolute TSR CAGR of 21.9%. Upon determination of the number of earned PSUs (resulting from the underlying relative TSR performance goal over the 36-month measurement period), that number of earned PSUs may then be increased by 1.5 to 3.0 times as shown in the below table if the absolute TSR performance goals (determined over the 42-month measurement period) are achieved. The additional value will be

50    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

delivered either in the form of shares or cash. If the threshold absolute TSR goal is not met, no participant will be entitled to any additional value.

Absolute TSR CAGR	Ending Share Price(1)	TSR Multiplier
21.9% and greater	$224.23 plus assumed dividends(2)	3.0x
10.0%	$153.88 plus assumed dividends(2)	1.5x
Below 10.0%	Below $153.88 plus assumed dividends(2)	1.0x

(1)	Reflects the Consolidation. Based on starting share price of $116.48 as of July 1, 2014.
(2)	Assumed dividends to be paid over the performance period are based on actual dividends paid through Q1 2016 (adjusted to reflect the Consolidation) and the assumption that the remaining dividends to be paid will be the same amount as the Q1 2016 dividend.

The legacy Willis Group Compensation Committee set challenging compensation targets to incent the named executive officers. The Committee believed that the maximum goal under the TSR Multiplier was particularly aggressive and thus, if achieved, the TSR Multiplier would create meaningful value creation opportunities.

Additionally, the legacy Willis Group Compensation Committee approved a modification to the 2015 LTI Program pursuant to which those executive officers who were known to be leaving the Company during 2016 as a result of the Merger received grants of RSUs at target in lieu of PSUs. Accordingly, Mr. Greene’s 2015 LTI Program grant consisted of 25% options and 75% RSUs.

2014 LTI Program

In anticipation of the Merger, the legacy Willis Group Compensation Committee amended the performance-based portion of the 2014 LTI Program. Prior to the amendment, the performance period was scheduled to end on December 31, 2016, and following such date, the legacy Willis Group Compensation Committee would have calculated a number of earned performance shares based on the achievement of applicable performance objectives, with the earned performances shares scheduled to vest on March 5, 2017. However, the legacy Willis Group Compensation Committee recognized that it would be infeasible to measure the achievement of applicable performance objectives (which included an organic commissions and fees growth target as well as an adjusted earnings-based target) based on a truncated performance period due to the Merger. Accordingly, as amended, the 2014 PSUs converted into RSUs at target levels upon the closing date of the Merger. Upon such conversion, the converted 2014 RSU awards continue to remain outstanding and will become fully vested on the originally scheduled vesting date (i.e., March 5, 2017), subject to the holder’s continued employment through such date. Also, the converted 2014 RSUs will not be eligible for cash dividend equivalents.

Details of the 2015 equity award grants made to the named executive officers and the awards earned as a result of legacy Willis Group’s financial performance are contained in the compensation tables “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” Details concerning the employment agreements of the named executive officers are set forth in the section entitled “Compensation Tables — Named Executive Officers’ Employment Agreements.”

PSUs and options that are intended to be “qualified performance-based compensation” under Section 162(m) were granted under the SMIP, under the 2012 Plan, or under a combination of the SMIP and the 2012 Plan.

3.1 Perquisites and Other Benefits for Named Executive Officers

The legacy Willis Group Compensation Committee did not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with its pay-for-performance philosophy. Therefore, other than the benefits described in the “Summary Compensation” table, it did not provide perquisites such as personal use of aircraft, excise tax gross-ups, financial planning services, club memberships or vacation homes to our executive officers.

Legacy Willis Group provided retirement, life insurance and medical benefits to named executive officers to be competitive with the marketplace in which its executive officers operate (which are largely the same as those provided to other employees in the workplace).

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    51

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Newly hired named executive officers only participate in defined contribution retirement plans. For U.S. employees, a 401(k) Plan is available for saving towards retirement pursuant to which legacy Willis Group made matching contributions.

None of the named executive officers participated in legacy Willis Group’s approved U.K. defined benefit plan, the Willis Pension Scheme (U.K.), which was closed to new members on January 1, 2006. In 2006, it was replaced by the Willis Stakeholder Pension Scheme, a defined contribution plan for new employees which was in turn replaced from February 1, 2015 by the Willis Group Personal Pension Plan. Some of the named executive officers elected to receive cash supplements in lieu of Company contributions to the Willis Group Personal Pension Plan. Details of the retirement benefits received by the named executive officers are contained in the compensation tables in the section entitled “Legacy Willis Group Pension Benefits for Executive Officers.”

Legacy Willis Group also maintained a deferred compensation plan for certain U.S. employees whose annual salary was in excess of $250,000 that allowed them to plan their tax position through a deferral of part of their annual compensation. None of the named executive officers participated in the deferred compensation plan in 2015.

4.0 Clawback Policy

Under legacy Willis Group’s clawback policy, the Board, or any of its committees, may to the extent permitted by applicable law, cancel or require reimbursement of any incentive payments or equity-based awards received by an executive officer, if and to the extent that (i) the incentive payment or equity award was based on the achievement of legacy Willis Group financial results which are subsequently restated, (ii) the legacy Willis Group Compensation Committee determines that the executive officer engaged in fraud, negligence or other misconduct that contributed to the need to restate legacy Willis Group’s financial results and (iii) the incentive payments or equity-based award values made to the executive officer would have been lower if legacy Willis Group’s results had been properly reported. In such cases, legacy Willis Group would seek to recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The clawback policy described above continues in place for Willis Towers Watson and is posted on its website under “Investor Relations — Corporate Governance.”

The Company will comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC’s rules are finalized, and will adopt a revised mandatory clawback policy that will require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement. The Compensation Committee periodically reviews the Company’s clawback policy and, to ensure full compliance, will propose its final recommendations to the full Board once it has had the benefit of reviewing the SEC’s final rules for the legislation.

5.0 Executive Officer and Non-Employee Director Share Ownership Guidelines

Legacy Willis Group maintained share ownership guidelines under which executive officers and non-employee directors were expected to acquire a meaningful level of share ownership, so as to further align their interests with those of our shareholders. The executive officer share ownership guidelines below required the executive officers to own shares equivalent in value to a multiple of his or her base salary, as set forth below:

Position	Multiple
CEO	6.0 x base salary
CFO and Executive Officers Leading Major Business Segments	3.0 x base salary
Other Executive Officers	2.0 x base salary

Executives were encouraged to comply with their applicable guideline as soon as practical given their individual circumstances and no later than five years from (i) March 1, 2013 (the date of the implementation of the policy (i.e., March 1, 2018)) or (ii) the date of the executive’s hiring or promotion. The failure to comply with or make reasonable

52    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

progress towards meeting the share ownership guidelines in a timely fashion would result in the executive being required to retain all net shares acquired by him or her under the exercise of share options or the vesting of RSUs (net of shares surrendered for the payment of the exercise price and any taxes).

For purposes of meeting the executive officer share ownership guidelines, the related value, using the three-month average share price of the following shares, would be counted towards achieving and maintaining compliance: shares owned outright; shares or units held in legacy Willis Group broad-based share purchase plans (i.e., the ESPP, U.K. Sharesave); unvested RSUs and RSUs subject to time-based vesting; and unvested earned PSUs. Options and unearned PSUs are not counted as shares owned for purposes of the guidelines.

Executives were required to retain at least 50% of the net shares received under equity award programs until the ownership guidelines are met.

The legacy Willis Group named executive officers and directors were on track to achieve the ownership guidelines.

As discussed under “Corporate Governance — Non-Employee Director Compensation,” legacy Willis Group non-employee directors were required to hold shares equal to the lesser of 3.5 times the directors’ cash retainer of $100,000 (i.e., $350,000) or 10,000 shares. In February 2016, the Willis Towers Watson Board amended these guidelines to require non-employee directors to hold shares equal to 5 times the directors’ cash retainer of $100,000 (i.e., $500,000) within 8 years of (i) their appointment to the board of their respective legacy company (for legacy Willis Group or legacy Towers Watson directors who serve on the Willis Towers Watson Board) or (ii) their appointment to the Willis Towers Watson Board (for all other directors who join the Willis Towers Watson Board after the consummation of the Merger). The increased dollar amount is intended to ensure commitment to the Company’s long-term strategy and the extended time period is intended to attract and retain qualified new board members and candidates. Willis Towers Watson non-employee directors who have served on either the legacy Willis Group or legacy Towers Watson Board for at least 8 years have satisfied the new share ownership guidelines.

6.0 Anti-Hedging Policies

Legacy Willis Group prohibited directors and executive officers from pledging any legacy Willis Group shares entering into margin accounts and prohibits all employees from engaging in hedging transactions, including short selling any legacy Willis Group shares, selling shares “against the box” and buying or selling puts or calls relating to legacy Willis Group shares. Willis Towers Watson continues this practice.

7.0 Share Award Policy

The legacy Willis Group Board of Directors had a policy governing the granting of options and other share-based awards under legacy Willis Group‘s equity plans.

It was legacy Willis Group’s policy to neither backdate option grants or other share-based awards to take advantage of a lower share price nor to schedule grants of options or other share-based awards before or after specific events to take advantage of anticipated movements in the price of our shares.

It was also legacy Willis Group’s policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of any sharesave sub-plans adopted by legacy Willis Group for non-U.S. employees, for which the exercise price of the option was set at a 5% or 10% discount off the closing sales price on the date before employees are invited to participate. In addition, none of legacy Willis Group’s stock-based plans permitted the re-pricing of options without obtaining shareholder approval.

In addition to approving share-based awards to executive officers, the legacy Willis Group Compensation Committee was responsible for approving the overall allocation of share-based awards to the employees of legacy Willis Group and its subsidiaries and affiliates for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan was delegated to the Share Award Committee. At legacy Willis Group, this Committee consisted of the CEO, the CFO and the Human Resources Director. The members of the Share Award Committee worked closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    53

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

Awards may have been made at a time when legacy Willis Group was in possession of material non-public information, so long as the timing of the award was not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

Under this policy, annual share-based awards for executive officers were authorized by the legacy Willis Group Compensation Committee and the grant date was on the date of that meeting or a date specified by the legacy Willis Group Compensation Committee no later than 30 days following that meeting. Except as directed by the legacy Willis Group Compensation Committee, share-based awards granted in connection with a new hire, a promotion or the assignment of additional responsibilities to an existing employee or for retention purposes would be considered granted on March 5th, May 10th, August 10th, November 10th or December 5th (or if the applicable grant date was not a trading day, the next trading day) on the date most closely following the date on which such recipient’s employment or promotion or assignment of new responsibilities commenced and such award was approved.

In February 2016, the Willis Towers Watson Board also adopted this policy for all future share-based awards.

8.0 Tax and Accounting Implications

The legacy Willis Group Compensation Committee considered the anticipated tax treatment to legacy Willis Group and to the executive officers in its review and establishment of compensation programs and payments. Section 162(m) imposes a limit on the amount accompany may deduct for U.S. tax purposes for compensation paid to its CEO and its three most highly compensated executive officers employed at the end of the year (other than the CFO). However, compensation that qualifies as “performance-based” under Section 162(m) is excluded from the limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by a company’s shareholders.

The SMIP, which was approved by the legacy Willis Group shareholders at its 2005 Annual General Meeting and continues in place for Willis Towers Watson, is intended to comply with the provisions of, and to be administered in compliance with the requirements of, Section 162(m). The Company is authorized to grant equity awards that are intended to qualify as “performance-based” compensation under the 2012 Plan.

The SMIP provides for an annual incentive compensation award equal to 5% of the Company’s earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, “earnings” means the Company’s operating income as reported in its audited consolidated financial statements, as adjusted to eliminate the effect of certain events specified in the SMIP. The Compensation Committee also takes other performance metrics and other factors into consideration in determining amounts payable under the SMIP (including, among other things, revenue and profit metrics), but the amounts payable under the SMIP may not exceed the amount described above. The Compensation Committee designates the executive officers who participate in the SMIP.

The performance goals applicable to equity awards granted under the 2012 Plan that are intended to qualify as “performance-based” compensation may be based on a number of different performance criteria set forth in the 2012 Plan. In determining the payout amounts under AIP awards granted pursuant to the SMIP, the Compensation Committee may also consider attainment of performance goals that are based on a combination of the performance criteria.

Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be treated as qualified performance-based compensation. Our general policy is to preserve the tax deductibility of compensation paid to executive officers. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions and the performance of its employees.

54    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Executive Compensation: Compensation Discussion and Analysis (continued)

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

It is also the Company’s general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with ASC 718.

9.0 Payments on Change of Control and Termination

The Compensation Committee believes that severance benefits are a necessary component of a competitive compensation program; in certain cases, such benefits are consideration for an executive’s agreement not to compete. The Company provides severance protection to its executive officers in limited circumstances primarily where the officer is terminated by the Company without cause or the employee resigns for good reason. In connection with the execution of the Agreement and Plan of Merger, dated as of June 29, 2015, by and among Willis Group Holdings plc, Citadel Merger Sub, Inc. and Towers Watson & Co. (the “Merger Agreement”) and consistent with certain market practice, the legacy Willis Group Compensation Committee amended the executive officers’ employment agreements subject to the closing of the Merger. The amendments provided that the consummation of the Merger would constitute a “change of control” under the respective officers’ employment agreements in order to provide assurance to the officers in a time of uncertainty and allow them to focus on their responsibilities during the pendency of the Merger. Additionally, in connection with the Merger, the legacy Willis Group Compensation Committee approved an amended and restated employment agreement for Mr. Casserley. The executive officers’ employment agreement amendments and Mr. Casserley’s amended and restated employment agreement are described in the “Compensation Tables — Named Executive Officers’ Employment Agreements” section of this Proxy Statement.

No executive officer is entitled to any automatic payments in connection with a change of control of the Company. The executive officers, including named executive officers, are entitled to enhanced severance benefits in the event that the officer’s employment is terminated by the Company without cause or by the officer for good reason within 24 months following a change of control. In addition, the named executive officers would be entitled to full service-vesting credit for certain equity awards. This is intended to ensure that the officers are motivated primarily by the needs of the businesses for which they are responsible, and, therefore, that they act in the best interests of our shareholders, even if such actions are contrary to their personal interests. The Compensation Committee believes that its use of severance benefits is not significantly different from the severance benefits typically in place at other companies.

Further information regarding our named executive officers’ employment agreements and details of their change of control and severance provisions is set forth in the sections entitled “Compensation Tables — Named Executive Officers’ Employment Agreements” and “— Potential Payments to Named Executive Officers Upon Termination and/or Change of Control.”

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    55

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Committee Report

This report is submitted to the shareholders of Willis Towers Watson Public Limited Company by the Willis Towers Watson Compensation Committee of the Board of Directors. Upon the completion of the Merger on January 4, 2016, Anna Catalano ceased being a member of the Compensation Committee, and Linda Rabbitt and Jeffrey Ubben joined Wendy Lane and Jaymin Patel to form the Compensation Committee of the Willis Towers Watson Board. The Willis Towers Watson Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board, in accordance with all applicable rules.

The Willis Towers Watson Compensation Committee met in February 2016. During the meeting, the Committee reviewed and relied upon the determinations and recommendations of the legacy Willis Group Compensation Committee with respect to the legacy Willis Group named executive officers’ annual incentive compensation awards. The Willis Towers Watson Compensation Committee then approved the legacy Willis Group named executive officers’ annual incentive compensation awards based on and consistent with the recommendations of the legacy Willis Group Compensation Committee.

All other compensation decisions described in this Compensation Discussion & Analysis with respect to the named executive officers were made prior to the completion of the Merger by the legacy Willis Group Compensation Committee. Accordingly, this Compensation Committee Report is submitted by the Willis Towers Watson Compensation Committee relying on the work of the legacy Willis Group Compensation Committee prior to Merger, and each of the members of the legacy Willis Group Compensation Committee has reviewed and agreed with this Report.

Consistent with the foregoing, the Willis Towers Watson Compensation Committee has reviewed, and discussed with management, the “Executive Compensation: Compensation Discussion and Analysis” section contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of Willis Towers Watson Public Limited Company and of legacy Willis Group Holdings Public Limited Company.

Wendy E. Lane (Chairman), Anna C. Catalano (legacy Willis Group Compensation Committee member, current Board member), Jaymin B. Patel, Linda D. Rabbitt and Jeffrey W. Ubben

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

56    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2015 by Dominic Casserley (the legacy Willis Group CEO), John Greene (the legacy Willis Group CFO), and the legacy Willis Group’s three other most highly compensated executive officers, collectively our named executive officers, for fiscal year ended December 31, 2015.

Due to the timing of the completion of the Merger, the applicable rules require us to include the historical information about the compensation of the named executive officers of legacy Willis Group only (not legacy Towers Watson or Willis Towers Watson) for the year-ended December 31, 2015.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(2)	Share Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dominic Casserley	2015	1,000,000	—	4,151,258	1,312,497	2,284,880	—	264,528	9,013,163
Legacy Willis Group	2014	1,000,000	—	4,467,978	1,842,998	1,653,750	—	167,942	9,132,668
CEO	2013	985,819	1,500,000	3,937,490	1,362,875	1,000,000	—	145,211	8,931,395
John Greene	2015	750,000	—	674,978	224,997	1,023,400	—	61,214	2,734,589
Legacy Willis Group	2014	437,500	500,000	1,049,981	224,995	1,004,063	—	10,854	3,227,393
CFO
Nicolas Aubert	2015	641,844	592,178	3,050,859	249,995	943,495	—	29,681	5,508,052
CEO, Willis GB
Timothy Wright	2015	764,100	207,346	901,043	299,995	1,565,416	—	51,867	3,789,767
CEO, Willis	2014	823,800	187,500	899,933	300,000	1,258,921	—	41,509	3,511,663
International	2013	782,000	187,500	899,918	299,995	1,268,326	—	37,125	3,474,864
David Shalders(4)	2015	687,690	269,550	675,771	224,997	1,170,471	—	30,178	3,058,657
Group Operations & Technology Director

(1)	Mr. Greene receives his $750,000 per annum salary in pounds sterling. His employment agreement specifies certain exchange rates to be used at the time of payment. As a result, he actually received £489,838 for his salary.
(2)	Messrs. Aubert, Wright and Shalders receive their salaries, as well as their annual incentive compensation in pounds sterling and these figures have been converted into dollars at an average exchange rate for 2015 (£1:$1.5282). 2014 figures have been converted into dollars at an average exchange rate for 2014 (£1:$1.6476). 2013 figures have been converted into dollars at an average exchange rate for 2013 (£1:$1.564).
(3)	As discussed further below, the Share and Option Awards columns for 2015 reflect equity granted to the named executive officers under the 2015 LTI Program. For Mr. Aubert, it also includes a $2,299,982 transition RSU award to replace a deferred bonus and unvested equity forfeited due to his resignation from a prior employer.
(4)	As a retention vehicle, Mr. Shalders was granted a deferred cash stay bonus in March 2015 in the amount of $750,000 with 3-year cliff vesting as of March 2018, which is not reflected in the table above because it will be reflected in the proxy statement for the year in which the award vests.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    57

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Salary (Column C)

The amounts shown in column C reflect base salaries earned by each named executive officer during the listed year.

The amount shown in column C for Mr. Aubert reflects a pro-rated portion of his £440,000 per annum salary based on his start date with the Company (January 17, 2015).

Bonus (Column D)

The amount shown in column D for Mr. Aubert reflects a cash sign-on bonus and further cash sign-on bonus in connection with his employment agreement, the first of which was paid to him in January 2015 and second in March 2015. Such bonuses were granted to Mr. Aubert to replace a deferred bonus and unvested equity forfeited due to his resignation from a prior employer.

The amounts shown in column D for Messrs. Wright and Shalders reflect 2015 supplemental annual incentive compensation awards in recognition of superior performance which were paid 100% in cash in March 2016.

Share Awards and Option Awards (Columns E and F)

The amounts shown in columns E and F reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 4-Share Based Compensation” to our Fiscal Year 2015 Consolidated Financial Statements included in our Annual Report on Form 10-K for 2015. For awards shown in column E that are subject to performance conditions, the amount included in the table is the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture). Additional details regarding the amounts shown in columns E and F for all named executive officers are below:

					Column E		Column F
Name	Award	Grant Date	PSU Award Aggregate Grant Date Fair Value ($)	RSU Award Aggregate Grant Date Fair Value ($)	Total Share Award Aggregate Grant Date Fair Value ($)	Option Award Aggregate Grant Date Fair Value ($)	Total Option Award Aggregate Grant Date Fair Value ($)
Dominic Casserley	2015 LTI	11-May-15	2,838,735	1,312,523	4,151,258	1,312,497	1,312,497
John Greene	2015 LTI	9-Nov-15	—	674,978	674,978	224,997	224,997
Nicolas Aubert	Transition RSU Award 2015 LTI	5-Mar-15 9-Nov-15	— 500,893	2,299,982 249,984	3,050,859	— 249,995	249,995
Timothy Wright	2015 LTI	9-Nov-15	601,062	299,981	901,043	299,995	299,995
David Shalders	2015 LTI	9-Nov-15	450,808	224,963	675,771	224,997	224,997

The aggregate grant date fair value shown for each PSU award above is based on the assumption of target achievement during the 2015-2017 LTI performance period. Below is a comparison of the aggregate grant date fair value of each PSU award at target achievement and maximum achievement which would result from a TSR Performance Percentage of 125% and an LTI Program TSR Multiplier of 3.0x.

58    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Name	Award	Grant Date	PSU Award Aggregate Grant Date Fair Value Assuming Target Achievement ($)	PSU Award Aggregate Grant Date Fair Value Assuming Maximum Achievement ($)
Dominic Casserley	2015 LTI	11-May-15	2,838,735	10,645,256
John Greene	2015 LTI	9-Nov-15	—	—
Nicolas Aubert	2015 LTI	9-Nov-15	500,893	1,878,347
Timothy Wright	2015 LTI	9-Nov-15	601,062	2,253,983
David Shalders	2015 LTI	9-Nov-15	450,808	1,690,529

For more information regarding the equity awards, see the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Non-Equity Incentive Plan Compensation (Column G)

The amounts shown in column G reflect the named executive officers’ 2015 annual incentive compensation awards which were paid 100% in cash in March 2016.

All Other Compensation (Column I)

The amounts shown in column I reflect the aggregate dollar amount of perquisites and other personal benefits, Legacy Willis Group contributions to defined contribution plans and earnings on share awards for each named executive officer during 2015. Additional details are shown below:

Name	Perquisites and Other Personal Benefits ($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Earnings on Share Awards ($)(3)	2015 All Other Compensation Total ($)
Dominic Casserley	215,284	7,950	41,294	264,528
John Greene	25,000	30,426	5,788	61,214
Nicolas Aubert	—	29,681	—	29,681
Timothy Wright	16,936	26,745	8,186	51,867
David Shalders	—	26,745	3,433	30,178

1)	During 2015, the named executive officers received the following perquisites and other personal benefits:

•

For Mr. Casserley, (i) reimbursement for use of his London apartment for business travel at the rate of £560 per night in the aggregate amount of $79,589, (ii) commuting expenses in the amount of $12,012, (iii) personal tax restructuring advice in the amount of $23,687, and (iv) legal advice in connection with his amended and restated employment agreement in the amount of $99,996.

•	For Mr. Greene, reimbursement for legal expenses in connection with his employment agreement in the amount of $25,000.

•	For Mr. Wright, (i) a car allowance and (ii) a parking spot.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    59

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

2)	The amounts in this column reflect legacy Willis Group contributions to defined contribution plans for the named executive officers during 2015:

•	For Mr. Casserley, Legacy Willis Group’s contribution to his 401(k) Plan.

•	For Mr. Greene, Legacy Willis Group’s contribution to the Willis Group Personal Pension Plan.

•	For Mr. Aubert, Legacy Willis Group’s contribution to the Willis Group Personal Pension Plan.

•	For Mr. Wright, a cash supplement paid in lieu of Legacy Willis Group pension contributions.

•	For Mr. Shalders, a cash supplement paid in lieu of Legacy Willis Group pension contributions.

3)	The amounts in this column reflect dividend equivalents on vested RSUs.

Total (Column J)

The amounts shown in column J reflect the sum of columns C through I for each named executive officer.

60    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to the named executive officers during 2015. Amounts shown in columns D through F related to the annual incentive compensation award opportunities in respect of 2015. The terms and conditions of these awards are described in the section entitled “Legacy Willis Group Named Executive Officer 2015 Compensation-Annual Incentive Compensation” of the “Executive Compensation: Compensation Discussion and Analysis” section. The remaining columns relate to plan-based equity awards granted in 2015. The equity-based awards generally consist of PSUs, RSUs and options.

The figures set forth below reflect legacy Willis Group shares prior to the consummation of the Merger and do not reflect the Consolidation (i.e., the reverse share split) that occurred on January 4, 2016.

A	B	C	D	E	F	G	H	I	J	K	L	M
Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dominic Casserley			—	2,250,000	4,000,000
	5/11/15	4/22/15				—	—	—	—	199,165	47.55	1,312,497
	5/11/15	4/22/15				—	—	—	27,603	—	—	1,312,523
	5/11/15	12/16/15				—	59,700	223,875	—	—	—	2,838,735
John Greene			—	1,125,000	2,067,188
	11/9/15	10/21/15				—	—	—	15,323	—	—	674,978
	11/9/15	10/21/15				—	—	—	—	39,964	44.05	224,997
Nicolas Aubert			—	1,008,612	1,979,401
	3/5/15	2/24/15				—	—	—	48,147	—	—	2,299,982
	11/9/15	10/21/15				—	—	—	—	44,404	44.05	249,995
	11/9/15	10/21/15				—	—	—	5,675	—	—	249,984
	11/9/15	10/21/15				—	11,371	42,641	—	—	—	500,893
Timothy Wright			—	1,337,175	2,624,206
	11/9/15	10/21/15				—	—	—	—	53,285	44.05	299,995
	11/9/15	10/21/15				—	—	—	6,810	—	—	299,981
	11/9/15	10/21/15				—	13,645	51,169	—	—	—	601,062
David Shalders			—	1,031,535	1,895,446
	11/9/15	10/21/15				—	—	—	5,107	—	—	224,963
	11/9/15	10/21/15				—	—	—	—	39,964	44.05	224,997
	11/9/15	10/21/15				—	10,234	38,378	—	—	—	450,808

(1)	The amounts shown in columns D through F reflect threshold, target and maximum performance for the annual incentive compensation awards granted to each named executive officer in 2015. The amount shown in column F for Mr. Casserley reflects the maximum annual incentive compensation award opportunity of 400% of Mr. Casserley’s base salary pursuant to his employment agreement. The actual awards granted are shown in column G of the Summary Compensation Table.
(2)	The amounts shown in columns G through I reflect threshold, target and maximum performance for the PSUs granted pursuant to the 2015 LTI Program. Earned PSUs are equal to (i) the target number of PSUs multiplied by the relative TSR Performance Percentage and (ii) the number of PSUs determined in accordance with (i) multiplied by the TSR Multiplier. The threshold reflects the minimum possible payout of 0%. The target reflects the face value of the award which is paid out if the relative TSR Performance Percentage is 100%, but with no application of an LTI Program TSR Multiplier. The highest possible payout would be achieved with a relative TSR Performance Percentage of 125% and an LTI Program TSR Multiplier of 3.0x.
(3)	The RSUs vest 33%, 33% and 34%, respectively, on each of the first, second and third anniversaries of the grant date. Dividend equivalents on the LTI Program grants are paid when the RSUs vest in an amount equal to the dividend rate applicable to all record holders on record dates falling between the time of grant and the vesting date.
(4)	The options vest 33%, 33% and 34%, respectively, on each of the first, second and third anniversaries of the grant date.
(5)	The exercise price for each option is the closing price quoted on the NYSE on the grant date, with the exception of Mr. Casserley’s May 11, 2015 option grant which uses the closing price quoted on the NYSE on May 8, 2015.
(6)	The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. For awards that are subject to performance conditions, the amounts included in this column are the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeiture).

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    61

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the options and share-based awards held by the named executive officers as of December 31, 2015. The figures set forth below reflect legacy Willis Group shares prior to the consummation of the Merger and do not reflect the Consolidation (i.e., reverse share split) that occurred on January 4, 2016.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Dominic Casserley	94,982	48,933 (2)	—	40.71	5/10/21	—	—	—	—
	58,162	29,961(3)	—	44.13	3/31/22	—	—	—	—
	62,954	127,816(4)	—	41.59	5/10/22	—	—	—	—
	—	199,165(5)	—	47.55	5/11/23	—	—	—	—
	—	—	—	—	—	11,017(6)	535,096	—	—
	—	—	—	—	—	—	—	64,799(7)	3,147,287
	—	—	—	—	—	21,144(8)	1,026,964	—	—
	—	—	—	—	—	4,089(9)	198,603	—	—
	—	—	—	—	—	—	—	63,116(10)	3,065,544
	—	—	—	—	—	27,603(11)	1,340,678	—	—
	—	—	—	—	—	—	—	59,700(12)	2,899,629
John Greene	12,868	26,126(13)	—	43.41	12/16/22	—	—	—	—
	—	39,964(19)	—	44.05	11/9/23	—	—	—	—
	—	—	—	—	—	6,133(14)	297,880	—	—
	—	—	—	—	—	3,473(15)	168,684	—	—
	—	—	—	—	—	—	—	10,366(10)	503,477
	—	—	—	—	—	15,323(21)	744,238	—	—
	—	—	—	—	—	—	—	—	—
Nicolas Aubert	—	44,404(19)	—	44.05	11/09/23	—	—	—	—
	—	—	—	—	—	5,675(15)	275,635	—	—
	—	—	—	—	—	48,147(21)	2,338,500	—	—
	—	—	—	—	—	—	—	11,371(12)	552,289
Timothy Wright	21,645 (16)	—	—	41.51	5/02/19	—	—	—	—
	51,089(17)	—	—	33.54	12/26/20	—	—	—	—
	22,576	11,631(18)	—	44.32	12/16/21	—	—	—	—
	17,157	34,836(13)	—	43.41	12/16/22	—	—	—	—
	—	53,285(19)	—	44.05	11/9/23	—	—	—	—
	—	—	—	—	—	2,302(20)	111,808	—	—
	—	—	—	—	—	—	—	13,537(7)	657,492
	—	—	—	—	—	4,630(15)	224,879	—	—
	—	—	—	—	—	—	—	13,821(10)	671,286
	—	—	—	—	—	6,810(21)	330,762	—	—
	—	—	—	—	—	—	—	13,645(12)	662,738
David Shalders	7,054	3,635(18)	—	44.32	12/16/21	—	—	—	—
	10,723	21,772(13)	—	43.41	12/16/22	—	—	—	—
	—	39,964(19)	—	44.05	11/09/23	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	721(20)	35,019	—	—
	—	—	—	—	—	—	—	4,230(7)	205,451
	—	—	—	—	—	2,894(15)	140,562	—	—
	—	—	—	—	—	—	—	8,638(10)	419,548
	—	—	—	—	—	5,107(21)	248,047	—	—
	—	—	—	—	—	—	—	10,234(12)	497,065

(1)	The market value of shares or units that have not vested has been calculated using the closing price of legacy Willis Group’s shares on December 31, 2015, as quoted on the NYSE ($48.57), the last business day of the year.

62    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

(2)	The options were granted on May 10, 2013 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(3)	The options were granted on March 31, 2014 and vest 33% on the grant date, 33% on January 7, 2015 and 34% on January 7, 2016.
(4)	The options were granted on May 10, 2014 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(5)	The options were granted on May 11, 2015 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(6)	The RSUs were granted on May 10, 2013 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(7)	The PSUs were granted to Mr. Casserley on May 10, 2013 and to Messrs. Wright and Shalders on December 16, 2013 under the 2013 LTI Program, 50% of which is earned over a 3-year performance period from January 1, 2013 to December 31, 2015 if an organic commissions & fees growth CAGR target is met and 50% of which is earned if an adjusted EBIT CAGR target is met. Based on the terms of the 2013 LTI Program, if the targets were not fully met, the amount of the award would be reduced on a sliding scale basis. The table reflects unearned performance shares at target amounts on December 31, 2015.
For compensation purposes, legacy Willis Group achieved 2015 organic commissions and fees of $3,955 million or CAGR of 5.28% and 2015 adjusted EBIT of $787 million or CAGR of 5.32%. Based on the application of the sliding scales, the blended performance result for legacy Willis Group’s performance against the organic commissions and fees growth and adjusted EBIT targets was 91.1% of target.
The following earned shares vested on March 5, 2016 for the executives (reflecting the Consolidation):

Mr. Casserley	22,284
Mr. Wright	4,655
Mr. Shalders	1,454
(8)	The RSUs were granted on March 31, 2014 and vest 33% on the grant date, 33% on January 7, 2015 and 34% on January 7, 2016.
(9)	The RSUs were granted on May 10, 2014 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(10)	The table reflects PSUs granted to Mr. Casserley on May 10, 2014 and Messrs. Wright, Greene and Shalders on December 16, 2014 under the 2014 LTI Program at target amounts on December 31, 2015. Upon consummation of the Merger on January 4, 2016, these PSUs were converted to RSUs at target and will vest on March 3, 2017 as discussed further in the “Executive Compensation: Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2014 LTI Program.”
(11)	The RSUs were granted on May 11, 2015 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(12)	The PSUs were granted to Mr. Casserley on May 11, 2015 and Messrs. Wright, Shalders and Aubert on November 9, 2015 under the 2015 LTI Program with a performance period from January 1, 2015 to December 31, 2017. The table reflects the target amount of the awards as discussed further in “Executive Compensation: Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2015 LTI Program.” The target reflects the face value of the award which is paid out if the relative TSR Performance Percentage is 100%, but with no application of an LTI Program TSR Multiplier.
(13)	The options were granted on December 16, 2014 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(14)	The RSUs were granted on August 11, 2014 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(15)	The RSUs were granted on December 16, 2014 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(16)	The performance-based options were granted on May 2, 2011. The options are fully exercisable.
(17)	The options were granted on December 26, 2012. The options are fully exercisable.
(18)	The options were granted on December 16, 2013. 33% of the options vested on the first and second anniversaries of the grant date and are exercisable, and the outstanding options vest 34% on the third anniversary of the grant date.
(19)	The options were granted on November 9, 2015 and vest 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the grant date.
(20)	The RSUs were granted on December 16, 2013. 33% of the RSUs vested on the first and second anniversaries of the grant date and the outstanding RSUs vest 34% on the third anniversary of the grant date.
(21)	The RSUs were granted on November 9, 2015. 33% of the RSUs vested on the first anniversary of the grant date. The outstanding RSUs vest 33% and 34%, respectively, on the second and third anniversaries of the grant date.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    63

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Option Exercises and Shares Vested

The following table sets forth the share option exercises and the vesting of RSUs during 2015 by the named executive officers. The figures set forth below reflect legacy Willis Group shares prior to the consummation of the Merger and do not reflect the Consolidation (i.e., the reverse share split) that occurred on January 4, 2016.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dominic Casserley	—	—	25,071	1,185,262
John Greene	—	—	4,730	206,457
Nicolas Aubert	—	—	—	—
Timothy Wright	100,000	2,174,204	19,942	880,240
David Shalders	—	—	2,122	93,665

1)	Reflects the aggregate difference between the exercise price of the option and the share closing price, as quoted on the NYSE (the exchange on which legacy Willis Group’s shares were listed during 2015), on the date of exercise.
2)	The value realized in respect of vested RSUs is calculated using the share closing price, as quoted on the NYSE (the exchange on which legacy Willis Group’s shares were listed during 2015), on the date such RSUs became vested.

Legacy Willis Group Pension Benefits for Executive Officers

North America — No named executive officer participates in the Willis North America Inc. Pension Plan, the Company’s approved U.S. defined benefit plan for legacy Willis Group.

Mr. Casserley participates in the Willis North America, Inc. 401(k) Plan, which covers eligible employees and provides matching contributions. Shares are available as an investment option to participants in the Willis 401(k) Plan. The matching contribution for 2015 was paid with each payroll during the year with a true-up on December 31, 2015 for eligible employees who were still employed on that date.

United Kingdom — Legacy Willis Group executive officers are eligible to participate in the defined contribution plan, the Willis Group Personal Pension Plan. The Willis Group Personal Pension Plan is a series of individual investment policies established in the names of members and administered by a third party to which the Company contributes. The Willis Group Personal Pension Plan replaced the Willis Stakeholder Pension Scheme from February 1, 2015, which operated in the same way and with the same contribution structure.

Under the Willis Group Personal Pension Plan, pensionable remuneration is generally based on full basic salary and subject to a cap of £250,000. Company contributions depend on the rate of the participants’ own contribution, with the maximum contribution payable by the Company being 10% of pensionable remuneration. Messrs. Wright and Shalders elected to receive their pension contributions as a cash pension allowance rather than as a contribution to the pension plan.

No named executive officer participates in the Willis Pension Scheme (U.K.), the Company’s approved U.K. defined benefit plan.

Rest of World — Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

64    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Named Executive Officers’ Employment Agreements

Each of the named executive officers had an employment agreement with legacy Willis Group, as succeeded to by the Company. The material terms of their current agreements, as amended effective upon the closing of the Merger, are described below. However, given that such amendments were not effective until January 4, 2016, we also provide a description of certain employment agreement terms that existed as of December 31, 2015 in order to supplement the disclosure in the tables under “— Potential Payments to Named Executive Officers Upon Termination and/or Change of Control” appearing below.

Further information regarding the values of the change of control and severance provisions in our named executive officers’ employment agreements are contained in the section entitled “Compensation Tables — Potential Payments to Named Executive Officers Upon Termination and/or Change of Control.”

Legacy Willis Group Named Executive Officers

Dominic Casserley

In connection with the execution of the Merger Agreement, Mr. Casserley’s employment agreement was amended and restated on June 29, 2015 and became effective upon the closing of the Merger on January 4, 2016. Pursuant to the amended employment agreement, Mr. Casserley will serve as President and Deputy Chief Executive Officer until December 31, 2016, unless earlier terminated, or extended or amended by mutual agreement of the parties. Under the amended agreement, Mr. Casserley will continue to receive the same compensation as he received under the prior employment agreement, which includes a $1 million annual base salary, target annual incentive compensation award opportunity equal to 225% of annual base salary (and a maximum opportunity equal to 400% of annual base salary), and for the 2016 fiscal year, an equity incentive award having a grant date value equal to 525% of annual base salary. Mr. Casserley will also receive the same benefits as he received under his prior employment agreement, including reimbursement for his and his family’s post-termination return relocation costs to London, England (the “Return Relocation Benefit”), and such employee benefits as are provided to similarly situated senior management employees, as well as continue to receive certain perquisites. In addition, Mr. Casserley will continue to be subject to non-competition and non-solicitation covenants for a period of two years following the termination of his employment.

As Mr. Casserley was entitled to certain severance benefits in the event of a qualifying termination of employment occurring after a change in control under his prior employment agreement, the amended agreement provides for certain of the same (and some varying) severance benefits to Mr. Casserley upon the earliest to occur of his termination of employment by the Company without “cause” (as defined in the amended agreement), his resignation for “good reason” (as defined in the amended agreement), his death or disability and the expiration of his employment term on December 31, 2016 (unless extended or amended by mutual agreement of the parties). In such case, Mr. Casserley will be entitled to receive, subject to executing a release of claims: (i) severance payment equal to two times the sum of his annual base salary and target annual incentive compensation award, payable in lump sum; (ii) (a) for termination occurring on or before December 31, 2015, a pro rata portion of his annual incentive compensation award for the year in which the termination of employment occurs, based on actual performance, payable in lump sum or (b) for termination occurring after December 31, 2015, a payment reflecting the full target annual incentive compensation award (or if greater, based on actual performance) for the fiscal year in which the termination occurs, payable in lump sum; (iii) the Return Relocation Benefit; (iv) 18 months of continued medical coverage at active employee rates; (v) a waiver of all service-based vesting requirements for unvested equity incentive awards, with all performance goals applicable to such awards being deemed to be met at the greater of actual or target levels; and (vi) each vested stock option held by him will remain exercisable for three years following the termination date or, if earlier, the normal expiration date of the stock option.

However, as of December 31, 2015, Mr. Casserley’s severance benefits were governed by the terms of his prior October 16, 2012 employment agreement with legacy Willis Group. This agreement provided that in the event of termination by legacy Willis Group without “cause” or a resignation for “good reason” (each, a “Qualifying Termination”) or in the event that legacy Willis Group delivered a notice of non-renewal of Mr. Casserley’s employment term (“Notice of Non-

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    65

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Renewal”) prior to December 31, 2015, he would have been entitled to the severance benefits described above except that (i) the severance payment would be payable in installments over 24 months; (ii) the pro rata portion of his annual incentive compensation award would be payable at the same time annual incentive compensation awards are payable generally; and (iii) the automatic vesting credit applicable to outstanding equity awards would differ as described below under “Potential Payments to Named Executive Officers Upon Termination and/or Change of Control — Automatic Vesting Credit (per Employment Agreements in effect as of December 31, 2015).” Under this agreement, if Mr. Casserley experienced a Qualifying Termination or received a Notice of Non-Renewal, in each case within 24 months following a change of control, he would have been entitled to the severance benefits described for his amended agreement above except that (i) the pro rata portion of his annual incentive compensation award would be payable at the same time annual incentive compensation awards are payable generally; and (ii) the automatic vesting credit applicable to outstanding equity awards would differ as described below under “Potential Payments to Named Executive Officers Upon Termination and/or Change of Control — Automatic Vesting Credit (per Employment Agreements in effect as of December 31, 2015).”

Mr. Casserley’s prior employment agreement defined the terms “cause” and “good reason” as follows:

•

“Cause” means (i) indictment for, conviction of or plea of no contest or guilty to, a misdemeanor involving sexual misconduct or to a felony under U.S. federal or state law, or equivalent crime under the laws of the United Kingdom, (ii) willful misconduct with regard to his material duties and responsibilities with the legacy Willis Group, (iii) willful breach of the material obligations under the employment agreement, (iv) drug addiction or habitual intoxication that adversely affects job performance or the reputation or best interests of the legacy Willis Group; or (v) commission of fraud, embezzlement, misappropriation of funds, willful breach of fiduciary duty or willfully engaging in a material act of dishonesty against the legacy Willis Group.

•

“Good Reason” means (i) any change in title such that Mr. Casserley is not the CEO or the most senior executive officer of the legacy Willis Group, or any requirement that Mr. Casserley report to any member of the Board on a regular basis who has material operational responsibilities, (ii) the failure to pay, or to make a timely grant of, any material amount of compensation or any material benefit under Mr. Casserley’s employment agreement, (iii) any material adverse change in duties, responsibilities or authority, or the assignment to Mr. Casserley of any duties materially inconsistent with his position as the most senior executive officer of the legacy Willis Group, or the failure of Mr. Casserley to report directly to the Board, (iv) the failure to nominate Mr. Casserley as a candidate for election or re-election to the Board, (v) any relocation of Mr. Casserley’s principal office to a location other than New York, New York, or London, England, metropolitan areas without his prior written consent, (vi) any material breach of Mr. Casserley’s employment agreement by Willis or (vii) following a change of control, the failure of Willis to be a public company, except if (x) Mr. Casserley is the most senior executive officer of a parent company of Willis which is a public company or (y) prior to such change of control.

John Greene

Effective upon the closing of the Merger, on January 4, 2016, Mr. Greene resigned from his position as Chief Financial Officer of legacy Willis Group and entered into a transition agreement with the Company, which supersedes certain provisions of his original employment agreement. Under the transition agreement, Mr. Greene will serve as a full-time Transition Advisor to the Company until May 15, 2016 or such other date as mutually agreed to by the parties (or unless the transition agreement is unilaterally terminated by one party in accordance with the agreement’s terms). For his service, Mr. Greene continues to receive a base salary of $750,000 and the same benefits as he received under his original employment agreement. Additionally, subject to certain notice requirements that may apply, Mr. Greene will be entitled to a pro rata 2016 annual incentive compensation award assuming target achievement (i.e., 150% of base salary), and if he stays through May 15, 2016, a cash payment equal to the pro rata portion of his 2016 targeted annual long-term equity award (i.e., $900,000). Upon the termination of Mr. Greene’s employment under the transition agreement, which will be considered a termination without “Good Cause” under his employment agreement, he will be entitled to severance payments and benefits in accordance with his employment agreement, including (i) a lump sum cash payment of $3,750,000 (representing the sum of two times the sum of his annual base salary and target annual incentive compensation

66    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

award), (ii) full vesting of all unvested equity awards and generally one year to exercise vested options and (iii) 12 months’ continued health coverage.

However, in 2015, Mr. Greene’s compensation and severance benefits were governed by the terms of his March 19, 2014 employment agreement with legacy Willis Group. The employment agreement provided for (i) an annual base salary of $750,000, (ii) an annual incentive compensation award with a target value of 150% of his base salary, (iii) annual equity-based long-term incentive awards having a total target fair market value of $900,000 on the date of grant, (iv) employee benefits as are provided generally to other similarly-situated executive employees, (v) reimbursement of relocation costs to the New York City metropolitan area in the event of such relocation, (vi) a transition RSU award with a fair market value of $375,000 on the date of grant and (vii) a transition cash award of $500,000. In the event of a Qualifying Termination as of December 31, 2015, Mr. Greene would have been entitled to (i) severance payment equal to 1.5 times the sum of his annual base salary and target annual incentive compensation award, payable in installments over 18 months, (ii) a pro rata portion of his annual incentive compensation award, based on actual performance, (iii) continued medical coverage at active employee rates for 12 months, (iv) full vesting of his transition RSU award and one additional year of service-vesting credit (but not performance-vesting credit) for each of his other long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option. If Mr. Greene experienced a Qualifying Termination within 24 months following a change of control, he would have been entitled to the severance benefits consistent with those described under his transition agreement, as well as a pro rata portion of his target annual incentive compensation award.

In connection with the execution of the Merger Agreement, Mr. Greene entered into an amendment to his employment agreement on June 29, 2015, pursuant to which the Merger constituted a “change of control” under his employment agreement. Such amendment became effective upon the closing of the Merger on January 4, 2016. Accordingly, Mr. Greene is eligible for the change of control payments and benefits described above upon a Qualifying Termination occurring within 24 months from January 4, 2016. Mr. Greene will also continue to be subject to non-competition and non-solicitation covenants for a period of one year following the termination of his employment.

Mr. Greene’s employment agreement, as amended, defines the terms “good cause” and “good reason” as follows:

•

“Good Cause” means (i) gross and/or chronic neglect of duties that continues after written notice, (ii) conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate of the Company by any state or federal regulatory agency, (v) material violation of the restrictive covenant provisions contained in the employment agreement that is not cured within 15 days of written notice, (vi) material breach of any fiduciary duty owed to the Company, including, without limitation, the duty of loyalty, that is not cured within 5 days of written notice or (vii) any material breach of a material provision of the Company’s code of ethics that is not cured within 5 days of written notice.

•

“Good Reason” means one or more of the following events has occurred without Mr. Greene’s written consent: (i) a material diminution in status, title, position, authority or responsibilities or the assignment to Mr. Greene of duties or responsibilities which are materially inconsistent with his position as the CFO, (ii) a reduction in monthly base salary or Target AIP percentage; (iii) a material breach by the Company of any material provision of the employment agreement; or (iv) Mr. Greene is required to relocate office outside a radius of 35 miles from the current office locations at 200 Liberty Street in New York City or 51 Lime Street in London.

Timothy Wright

Mr. Wright’s employment agreement, dated as of December 17, 2007, as amended, provides that Mr. Wright, who currently serves as the CEO of Willis International, is entitled to an annual base salary of £405,000 (subsequently increased to £500,000 in recognition of his promotion to CEO of Willis International) and an annual incentive compensation award with a target value equal to 175% of his base salary. The employment agreement does not have a fixed term.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    67

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

In the event of a Qualifying Termination as of December 31, 2015, Mr. Wright would have been entitled to (i) severance payment equal to the sum of his annual base salary and target annual incentive compensation award at the time of his employment termination, payable in installments over 12 months; (ii) a pro rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option. Furthermore, in the event of a Qualifying Termination occurring within 24 months following a change of control, Mr. Wright would be entitled to receive (i) severance payment equal to two times the sum of his annual base salary and target annual incentive compensation award, payable in a lump sum; (ii) a pro rata portion of his target annual incentive compensation award for the year in which termination of employment occurs; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) full service-vesting credit (but not performance-vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option.

In connection with the execution of the Merger Agreement, Mr. Wright executed an amendment to his employment agreement on June 29, 2015, pursuant to which the merger constituted a “change of control” under his employment agreement. Such amendment became effective upon the closing of the Merger on January 4, 2016. Accordingly, Mr. Wright is eligible to receive the change of control payments and benefits described above upon a Qualifying Termination occurring within 24 months from January 4, 2016.

Mr. Wright’s employment agreement defines the terms “good cause” and “good reason” as follows:

•

“Good Cause” means (i) gross and/or chronic neglect of duties, (ii) conviction of an offence involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an associate or officer of the Company by any regulatory authority, (v) violation of any obligation or confidence, fiduciary duty, duty of loyalty or other material obligation owed to the Company in any employment or other agreement with the Company or implied at common law, (vi) material breach of the Company’s code of ethics, or (vii) failure to maintain any insurance or license necessary for the performance of duties to the Company.

•

“Good Reason” means one or more of the following events has occurred without Mr. Wright’ written consent: (i) a material adverse diminution in position, authority or responsibilities or the assignment to Mr. Wright of duties or responsibilities which are materially inconsistent with Mr. Wright’s position; (ii) a reduction in monthly base salary or Target AIP percentage; or (iii) Mr. Wright is required to relocate his office outside a radius of 35 miles from the current office location at 51 Lime Street in London.

Nicolas Aubert

Mr. Aubert’s employment agreement, effective November 13, 2014, provides that Mr. Aubert is entitled to an annual base salary of £440,000 and an annual incentive compensation award with a target value equal to 125% (subsequently increased to 150% in recognition of his additional appointment as CEO of Willis Limited) of his annualized base salary.

In the event of a Qualifying Termination as of December 31, 2015, Mr. Aubert would have been entitled to (i) severance payment equal to the sum of his annual base salary and target annual incentive compensation awardaward at the time of his employment termination, payable in installments over 12 months; (ii) a pro rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) full vesting of his transition RSU award and one additional year of service-vesting credit (but not performance-vesting credit) for each of his other long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option. Furthermore, in the event of a Qualifying Termination occurring within 24 months following a change of control, Mr. Aubert would be entitled to receive (i) severance payment

68    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

equal to two times the sum of annual base salary and target annual incentive compensation award, payable in a lump sum; (ii) a pro rata portion of his target annual incentive compensation award for the year in which termination of employment occurs; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) full service-vesting credit (but not performance-vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option.

In connection with the execution of the Merger Agreement, Mr. Aubert entered into an amendment to his employment agreement on June 29, 2015, pursuant to which the Merger constituted a “change of control” under his employment agreement. Such amendment became effective upon the closing of the Merger on January 4, 2016. Accordingly, Mr. Aubert is eligible to receive the change of control payments and benefits described above upon a Qualifying Termination occurring within 24 months from January 4, 2016.

Mr. Aubert’s employment agreement defines the terms “cause” and “good reason” as follows:

•

“Cause” is generally defined as (i) gross and/or chronic neglect of duties, (ii) conviction in a Court or Tribunal of an offense involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an employee and/or officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction, (v) violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by Mr. Aubert to the Company as set out in his employment agreement or other agreement with the Company or as implied by common law, or (vi) any material breach of the Company’s code of ethics, or (vii) failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of his position.

•

“Good Reason” means one or more of the following events has occurred without Mr. Aubert’s written consent: (i) a material adverse diminution in position, authority or responsibilities or the assignment to Mr. Aubert of duties or responsibilities which are materially inconsistent with Mr. Aubert’s position (not a change of control or the Company’s ceasing to be a public company alone), (ii) a reduction in monthly base salary or target AIP percentage; or (iii) Mr. Aubert is required to relocate his office outside a radius of 35 miles from 51 Lime Street, London.

David Shalders

Mr. Shalders’ employment agreement, effective September 3, 2013, as amended, provides that Mr. Shalders’ is entitled to an annual base salary of £450,000 and an annual incentive compensation award with a target value equal to 125% (subsequently increased to 150% in recognition of the expansion of his role in connection with the Operational Improvement Program) of his annualized base salary.

In the event of a Qualifying Termination as of December 31, 2015, Mr. Shalders would have been entitled to (i) severance payment equal to the sum of his annual base salary and target annual incentive compensation award at the time of his employment termination, payable in installments over 12 months; (ii) a pro rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option. Furthermore, in the event of a Qualifying Termination occurring within 24 months following a change of control, Mr. Shalders would be entitled to receive (i) severance payment equal to two times the sum of annual base salary and target annual incentive compensation award, payable in a lump sum; (ii) a pro rata portion of his target annual incentive compensation award for the year in which termination of employment occurs; (iii) continued medical coverage at the active employment rate for up to 12 months; (iv) full service-vesting credit (but not performance-vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date and the normal expiration date of the stock option.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    69

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

In connection with the execution of the Merger Agreement, Mr. Shalders entered into an amendment to his employment agreement on June 29, 2015, pursuant to which the Merger constituted a “change of control” under his employment agreement. Such amendment became effective upon the closing of the Merger on January 4, 2016. Accordingly, Mr. Shalders is eligible to receive the change of control payments and benefits described above upon a Qualifying Termination occurring within 24 months from January 4, 2016.

Mr. Shalders’ employment agreement defines the terms “cause” and “good reason” as follows:

•

“Cause” is generally defined as (i) gross and/or chronic neglect of duties, (ii) conviction in a Court or Tribunal of an offense involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct in connection with employment, (iv) the issuance of any final order for removal as an employee and/or officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction, (v) violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by Mr. Shalders to the Company as set out in his employment agreement or other agreement with the Company or as implied by common law, (vi) any material breach of the Company’s code of ethics, or (vii) failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of his position.

•

“Good reason” means one or more of the following events has occurred without Mr. Shalders’ written consent: (i) a material adverse diminution in position, authority or responsibilities or the assignment to Mr. Shalders of duties or responsibilities which are materially inconsistent with Mr. Shalders’ position (not a change of control or the Company’s ceasing to be a public company alone), (ii) a reduction in monthly base salary or target AIP percentage; or (iii) Mr. Shalders is required to relocate his office outside a radius of 35 miles from 51 Lime Street, London.

Additional Named Executive Officers in 2016

In connection with the completion of the Merger, John Haley has become the Chief Executive Officer (principal executive officer) of the Company and Roger Millay has become Chief Financial Officer (principal financial officer) of the Company, each of whose compensation will be reported in the proxy statement provided for the Company’s 2017 Annual Shareholder Meeting. In consultation with SBCG, the Compensation Committee approved the following compensation arrangements for Mr. Haley in 2016.

John Haley

The Company entered into an employment agreement with Mr. Haley, effective March 1, 2016, with a term through December 31, 2018, in order to incent high performance and ensure continuity during the critical merger integration and establishment of strategy for the combined Company. The employment agreement provides for a base salary of $1.2 million and an annual cash bonus targeted at 200% of base salary (with a maximum opportunity of 350% of base salary). Under the agreement, in the event of Mr. Haley’s termination of employment by the Company without Cause, his resignation for Good Reason, or his death or Disability (as such terms may be defined in his employment agreement), he will be entitled to receive (i) an amount equal to two times his annual base salary, (ii) an amount equal to two times his target annual bonus, (iii) the annual bonus for the year of termination based on the actual achievement of applicable performance goals as of the end of such year, and (iv) 18 months of continued health coverage. Mr. Haley will be subject to non-competition and non-solicitation covenants for a period of two years following the termination of his employment with the Company. Mr. Haley is not entitled to a gross-up on any excise taxes that may be triggered in connection with excess parachute payments under Section 280G of the Internal Revenue Code, and instead, any such payments will be reduced if such reduction would result in a greater after-tax payment to Mr. Haley than if no reduction was made.

The Company also entered into a restricted share unit award agreement with Mr. Haley, effective February 26, 2016, pursuant to which Mr. Haley received an equity award with a target amount of 225,000 PSUs (with a maximum opportunity of 200% of such units), plus reinvested dividend equivalents. This is to incent high performance and alignment with shareholders in creating long-term value. The number of shares that vest will be based on the achievement of performance targets relating to the Company’s (i) adjusted diluted earnings per share growth from January 1, 2016 through

70    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

December 31, 2018 and (ii) total shareholder return from February 26, 2016 through December 31, 2018. Generally, 50% of any vested shares under the award will be settled on the later of March 15, 2019 and the date of Mr. Haley’s termination of employment, and the other 50% will be settled on the later of March 15, 2020 and the date of Mr. Haley’s termination of employment. Subject to shareholder approval of Proposal No. 4, the Company intends to grant a supplemental restricted share unit award to Mr. Haley on terms and conditions substantially similar to the current award, except that it would provide for vesting upon achievement of superior TSR goals that exceed those for the 200% maximum payout, such that Mr. Haley would have the opportunity to earn a 350% maximum payout in the aggregate (i.e., an additional 337,500 shares for a total of 787,500 shares).

For more information on Mr. Haley’s employment agreement and restricted share unit award agreement, please see the Company’s Form 8-K filed with the SEC on March 1, 2016 (SEC File No. 001-16503).

Potential Payments to Named Executive Officers Upon Termination and/or Change of Control

The table appearing immediately below sets forth the estimated payments and benefits that legacy Willis Group’s named executive officers would have received assuming termination and/or a change of control had occurred on December 31, 2015 under the employment agreements in place at that time. They do not reflect the Merger that occurred on January 4, 2016. The table appearing further below sets forth the amounts used to calculate the figures in this table and does not otherwise represent additional compensation payable to the named executive officers. For more information on these arrangements, please see the section entitled “Compensation Tables — Named Executive Officers’ Employment Agreements.”

Depending on the particular termination scenario, the named executive officers would have been eligible for all or some of the following payments and benefits:

•	cash severance (consisting of a multiple of the executive’s annual base salary and annual incentive compensation award);

•	pro rata annual incentive compensation award for the year of termination;

•	continued medical coverage; and

•	accelerated vesting of outstanding equity and deferred cash awards.

No named executive officer receives cash severance upon a single-trigger change of control. In addition, in certain termination scenarios described further below, named executive officers would receive automatic vesting credit on outstanding equity and deferred cash awards. The legacy Willis Group Compensation Committee had discretion to accelerate the vesting of outstanding equity and deferred cash awards and, for purposes of this section, it has been assumed that the legacy Willis Group Compensation Committee exercised its discretion to fully vest all outstanding deferred cash and equity awards (at the target level of achievement, unless actual level of achievement can be determined) held by Messrs. Casserley, Greene, Aubert, Wright and Shalders to the extent that such awards did not automatically vest in full. The table below reflects the intrinsic value of all unvested deferred cash, option and RSU awards held by the officers as of December 31, 2015, based on legacy Willis Group’s closing share price of $48.57, as quoted on the NYSE (the exchange on which legacy Willis Group was listed at that time) on such date.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    71

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

The definitions of “cause” (or “good cause”), “change of control” and “good reason,” as set forth in the named executive officers’ employment agreements, are contained in the section entitled “Compensation Tables — Named Executive Officers’ Employment Agreements.”

A	B	C	D	E	F	G
Name	Termination Reason	Cash Severance Payment ($)(1)	Perquisites/ Benefits ($)(2)	Value of Unvested Deferred Cash Awards ($)(3)	Intrinsic Value of Unvested Share-Based Awards ($)(3)	Total ($)
Dominic Casserley	Termination by legacy Willis Group without cause or by the officer with good reason(a)	8,900,685	200,000	—	13,546,642	22,647,327
	Termination following a change of control(b)	8,900,685	200,000	—	13,546,642	22,647,327
	Termination for other reasons	2,400,685	200,000	—	13,546,642	16,147,327
John Greene	Termination by legacy Willis Group without cause or by the officer with good reason	3,857,283	13,284	—	2,029,726	5,900,293
	Termination following a change of control(b)	4,896,383	13,284	—	2,029,726	6,939,393
	Termination for other reasons	21,383	—	—	2,029,726	2,051,109
Nicolas Aubert	Termination by legacy Willis Group without cause or by the officer with good reason	2,533,363	654	—	3,367,130	5,901,147
	Termination following a change of control(b)	4,217,685	654	—	3,367,130	7,585,469
	Termination for other reasons	1,759	—	—	3,367,130	3,368,889
Timothy Wright	Termination by legacy Willis Group without cause or by the officer with good reason	3,752,395	654	—	3,070,472	6,823,521
	Termination following a change of control(b)	5,359,116	654	—	3,070,472	8,430,242
	Termination for other reasons	15,503	—	—	3,070,472	3,085,975
David Shalders	Termination by legacy Willis Group without cause or by the officer with good reason	3,055,407	654	750,000	1,835,859	5,641,920
	Termination following a change of control(b)	4,319,744	654	750,000	1,835,859	6,906,257
	Termination for other reasons	8,001	—	750,000	1,835,859	2,593,860

a)	For Mr. Casserley, also reflects amounts to be paid in the event that he received a notice of non-renewal of his employment term prior to December 31, 2015.

b)	Reflects amount to be paid upon a termination of employment by legacy Willis Group without cause or by the officer for good reason (also for non-renewal of employment term, in the case of Mr. Casserley), in each case within 24 months following a change of control.

72    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

1) Cash Severance Payment (Column C)

The following table sets forth the calculation of amounts shown in column C of the above table.

The amounts in the Severance column reflect the severance multiplier applied to the sum of annual base salary and target annual incentive compensation award for each named executive officer. The Compensation Committee approves Messrs. Aubert’s, Wright’s and Shalders’ salaries and annual incentive compensation awards in pounds sterling. The dollar figures shown have been calculated at the exchange rate as at December 31, 2015 (£1: $1.4741).

The amounts in the Pro Rata Annual Incentive Compensation Award column reflect the pro rata portion of each named executive officer’s annual incentive compensation award for the year the termination occurred, based on either actual or target level of performance, as applicable, payable at the same time that annual incentive compensation awards are payable generally.

Name	Termination Reason	Severance Multiplier ($)	Severance ($)	Pro Rata Annual Incentive Compensation Award ($)	Dividend Equivalents ($)	Total Cash Severance Payment ($)
Dominic Casserley	Termination by legacy Willis Group without cause or by the officer with good reason	2	6,500,000(a)	2,284,880(d)	115,805(e)	8,900,685
	Termination following a change of control(f)	2	6,500,000	2,284,880(d)	115,805(e)	8,900,685
	Termination for other reasons	—	—	2,284,880(d)(j)	115,805(e)	2,400,685
John Greene	Termination by legacy Willis Group without cause or by the officer with good reason	1.5	2,812,500(b)	1,023,400(d)	21,383(e)	3,857,283
	Termination following a change of control(f)	2	3,750,000	1,125,000(g)	21,383(e)	4,896,383
	Termination for other reasons(h)	—	—	—	21,383(e)	21,383
Nicolas Aubert	Termination by legacy Willis Group without cause or by the officer with good reason	1	1,621,510(c)	910,094(d)	1,759(e)	2,533,363
	Termination following a change of control(f)	2	3,243,020(c)	972,906(g)	1,759(e)	4,217,685
	Termination for other reasons(i)	—	—	—	1,759(e)	1,759
Timothy Wright	Termination by legacy Willis Group without cause or by the officer with good reason	1	2,026,888(c)	1,710,004(d)	15,503(e)	3,752,395
	Termination following a change of control(f)	2	4,053,775(c)	1,289,838(g)	15,503(e)	5,359,116
	Termination for other reasons	—	—	—	15,503(e)	15,503
David Shalders	Termination by legacy Willis Group without cause or by the officer with good reason	1	1,658,363(c)	1,389,043(d)	8,001(e)	3,055,407
	Termination following a change of control(f)	2	3,316,725(c)	995,018(g)	8,001(e)	4,319,744
	Termination for other reasons	—	—	—	8,001(e)	8,001

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    73

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

a)	The severance amount due to Mr. Casserley in the event of termination by legacy Willis Group without cause or by Mr. Casserley with good reason would be payable in installments over 24 months.
b)	The severance amount due to Mr. Greene in the event of termination by legacy Willis Group without cause or by Mr. Greene with good reason would be payable in installments over 18 months. If such termination occurred on or after the second anniversary of Mr. Greene’s employment commencement date (i.e., July 1, 2016), the severance payment would instead be equal to one times the sum of his annual base salary and target annual incentive award and would be payable in installments over 12 months.
c)	The severance amount due to the executive in the event of termination by legacy Willis Group without cause or by the executive with good reason would be payable in installments over 12 months. In such events, or in the event of termination following a change of control, the severance amount due to the executive would be reduced by any salary paid to him between the date the Company provided him with notice of termination and the termination date.
d)	In this termination scenario, the pro rata annual incentive compensation award would be based on actual performance. It has been assumed that the Compensation Committee would have determined that each named executive officer be paid a cash award in an amount equal to his total 2015 annual incentive compensation award and 2015 supplemental annual incentive compensation award, if applicable.
e)	For all named executive officers, this amount reflects dividend equivalents payable in connection with RSUs.
f)	All amounts due in the event of termination following a change of control would be paid in a cash lump sum.
g)	For Messrs. Greene, Aubert, Wright and Shalders, in the event of termination following a change of control, the pro rata annual incentive compensation award would be based upon the target level of performance rather than actual performance.
h)	In the event that Mr. Greene resigns without good reason or is terminated for good cause prior to the second anniversary of his employment commencement date, he would be required to repay a pro rata portion of his transition cash award based on the number of days he is employed during such 2-year period.
i)	In the event that Mr. Aubert resigns without good reason or is terminated for good cause prior to the second anniversary of his employment commencement date, he would be required to repay a pro rata portion of his further cash sign-on award based on the number of months he is employed during such 2-year period.
j)	In the event of Mr. Casserley’s death or disability, he would be entitled to a pro rata portion of his annual incentive compensation award, based on actual performance.

(2) Perquisites/Benefits (Column D)

The amounts in column D for all named executive officers, excluding Mr. Casserley, represent the value of payments with respect to continued medical coverage. For Mr. Casserley, the amount in column D reflects the maximum value of his relocation benefit.

The employment agreements for Messrs. Casserley, Greene, Aubert, Wright and Shalders provide for continued medical coverage for the officer, his spouse and covered dependents as of the termination date in accordance with the terms of the effective applicable group plan. This provision applies for up to 18 months following the termination date for Mr. Casserley, and for up to 12 months following the termination date for Messrs. Greene, Aubert, Wright and Shalders. Although Mr. Casserley waived medical coverage for 2015, the value of such coverage at the premium rate for 18 months would have been $21,453.

The amount included for Mr. Casserley’s relocation benefit represents an approximate assumption of $200,000 based on the total expenses incurred in connection with his previous relocation from the United Kingdom to the United States.

(3) Value of Unvested Deferred Cash Awards and Intrinsic Value of Unvested Share-Based Awards (Columns E and F)

The amounts in columns E and F reflect the value of unvested deferred cash, option, RSU and PSU awards held by each named executive officer. For purposes of calculating the values in these columns, the following assumptions were made:

•

Compensation Committee has exercised its discretion to fully vest all outstanding deferred cash and equity awards (at the target level of achievement, unless actual level of achievement can be determined) to the extent that such awards do not automatically vest in full in the specified termination scenarios.

74    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

•

For the named executive officers with outstanding PSUs granted under the 2013 LTI Program (Messrs. Casserley, Wright and Shalders), the blended performance result of 91.1% (for the performance period of January 1, 2013 – December 31, 2015) was applied to determine the number of earned PSUs that would receive full vesting acceleration.

•

For the named executive officers with outstanding PSUs granted under the 2015 LTI Program (Messrs. Casserley, Aubert, Wright and Shalders), the TSR Multiplier was not applied as the minimum threshold for absolute TSR CAGR would not have been achieved as of December 31, 2015.

Automatic Vesting Credit (per Employment Agreements in effect on December 31, 2015)

The automatic vesting credit that each named executive officer would have received for any outstanding deferred cash, options and RSU awards in the termination scenarios is described below.

	Qualifying Termination(a)	Qualifying Termination(a) within 24 Months following Change of Control	Termination due to Death or Permanent Disability
Dominic Casserley

•    Two additional years of service-vesting credit(b) (but not performance-vesting credit) for 50% of the long-term incentive awards granted to Mr. Casserley during the first three years of service

•    One additional year of service-vesting credit(b) (but not performance-vesting credit) for the remainder of long-term incentive awards granted to Mr. Casserley

• Full service-vesting credit(b) (but not performance-vesting credit) for all outstanding long-term incentive awards held by Mr. Casserley

•    Full vesting credit for all outstanding long-term incentive awards granted to Mr. Casserley in connection with the 2013 performance year

•    Full service-vesting credit(b) for all other outstanding long-term incentive awards held by Mr. Casserley (provided that performance-based awards only vest to the extent that performance targets have been achieved on the date of termination of employment)

All Other Named Executive Officers	• Full vesting of transition RSU award(c) • One additional year of service-vesting credit (but not performance-vesting credit) for all other outstanding long-term incentive awards held by executive	• Full service-vesting credit (but not performance-vesting credit) for all outstanding long-term incentive awards held by executive

•    Full vesting credit for all outstanding long-term incentive awards held by executive (provided that performance-based awards only vest to the extent that performance targets have been achieved on the date of termination of employment)

a)	For Mr. Casserley, also reflects automatic vesting credit in the event that he received a notice of non-renewal of his employment term prior to December 31, 2015.
b)	For purposes of determining the service-vesting credit described above, each annual equity-based long-term incentive award will have a deemed grant date no later than April 30 of the grant year and vest at a rate of one-third per year on each of the first three anniversaries of the grant date.
c)	Applies to transition RSU awards granted to Messrs. Greene and Aubert as set forth in each executive’s respective employment agreement.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    75

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Compensation Tables (continued)

Legacy Willis Group Merger-Related Employment Agreement Amendments

In connection with entering into the definitive agreement for the Merger, the legacy Willis Group Compensation Committee approved employment agreement amendments for the legacy Willis Group named executive officers to provide that the consummation of the Merger would constitute a “change of control” in order to provide assurance to the officers in a time of uncertainty and allowing them to focus on their responsibilities during the pendency of the Merger. The employment agreements for Messrs. Wright, Shalders and Aubert described prior to the consummation of the Merger otherwise remain in effect. These amendments, Mr. Casserley’s amended and restated employment agreement and Mr. Greene’s transition agreement are all described in the “Named Executive Officers’ Employment Agreements” section of this Proxy Statement.

76    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 3: Advisory Vote on Named Executive Officer Compensation

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the legacy Willis Group named executive officers for the fiscal year ended December 31, 2015, as disclosed in this Proxy Statement in accordance with the SEC’s rules. In deciding how to vote on this “say-on-pay” vote, we encourage you to consider the compensation disclosures in this Proxy Statement, including (i) the “Executive Compensation: Compensation Discussion and Analysis,” which discusses how legacy Willis Group’s compensation policies and procedures reflect its compensation objectives, and (ii) the “Summary Compensation” table and related tables and disclosures.

While your vote is advisory and not binding on the Willis Towers Watson Board of Directors or Willis Towers Watson Compensation Committee, they will consider the outcome of the vote and any concerns raised by shareholders when determining future compensation arrangements.

We believe that the information provided within the “Executive Compensation: Compensation Discussion & Analysis” section, the compensation tables and the narrative discussion following the compensation tables of this Proxy Statement demonstrate that the legacy Willis Group executive compensation program was designed appropriately, took into account a variety of performance measures and was effective in aligning the interests of its executive officers with the interests of its shareholders to support long-term value creation particularly in light of the consummation of the $18 billion merger with Towers Watson Merger, the $590 million Gras Savoye acquisition, the $401 million Miller acquisition, the savings of the Operational Improvement Program and the financial achievements of legacy Willis Group. Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Willis Towers Watson Public Limited Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2015 Annual General Meeting of Shareholders in accordance with the SEC’s rules, including the “Executive Compensation: Compensation Discussion and Analysis,” the “Summary Compensation Table” and related tables and disclosure.”

The Board of Directors unanimously recommends a vote “FOR” the advisory resolution approving the overall executive compensation of the legacy Willis Group’s named executive officers, described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    77

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan, and to Approve Material Terms under Code Section 162(m)

At the Annual General Meeting of Shareholders, our shareholders are being asked to approve amendments to and the restatement of the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (or the 2012 Plan) to increase by 10,750,000 the number of ordinary shares reserved for issuance under the 2012 Plan to an aggregate of 19,432,521 shares and other amendments that are described further below. Upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the amendments to and restatement of the 2012 Plan on April 21, 2016, subject to shareholder approval. Until the amendment is approved by our shareholders, no awards may be granted under the 2012 Plan with respect to the additional shares reserved for issuance under the amendment. In addition, the supplemental restricted share award to the Company’s CEO, John J. Haley, which is more fully described under “Named Executive Officers’ Employment Agreements — Additional Named Executive Officers in 2016 — John Haley,” is subject to shareholder approval of the 2012 Plan. As of April 1, 2016, 741,699 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. Upon shareholder approval of this proposal, all of the Company’s other share-based plans will be retired. Therefore, the 2012 Plan is the only plan pursuant to which it is authorized to grant awards over its shares. As a result of the limited number of shares remaining available for issuance under the 2012 Plan, and in order to have an appropriate supply of shares available for future equity awards under the 2012 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, we are requesting the additional 10,750,000 shares for which shareholder approval is being sought.

In determining the number of additional shares to allocate to the 2012 Plan, the Company analyzed various metrics, including burn rate and dilution. The Company considered information published by Institutional Shareholder Services (“ISS”) as well as the proxy voting guidelines of certain institutional advisors. The Company has calculated its average gross “burn rate” for awards that have been granted under both the legacy Willis Group and legacy Towers Watson plans in the last three fiscal years as approximately 1.85%. “Burn rate” is the number of awards granted (stock options and time-based and performance-based restricted share units) divided by the weighted average number of common shares outstanding. The average burn rate has been calculated based on the average of awards granted under each of the legacy Willis Group and legacy Towers Watson plans for each of fiscal years 2013, 2014 and 2015 without applying any multiplier to the number of restricted share units or other full value awards granted based, in part, because investors and proxy advisors may vary in their approach with respect to the value of any multiplier, if any is used at all.

The Board and the Compensation Committee also considered the Company’s prospective equity compensation requirements and the dilutive impact of the proposed share increase under the 2012 Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the shares being considered by this proposal, would be approximately 10.3% (expressed as a percentage where the numerator is the sum of 10,750,000 new shares reserved, plus 741,699 shares currently reserved (as of April 1, 2016) but not issued, plus 4,453,795 shares subject to outstanding awards (granted under both legacy Willis Group and legacy Towers Watson plans), and the denominator is the sum of the numerator, plus the 138,423,841 shares outstanding). After considering the foregoing, the Company forecasted that our total share reserve resulting from this proposal would be appropriate to satisfy expected equity compensation needs for approximately three years, based on our current compensation design and historical grant patterns, understanding that the share reserve could last for a longer or shorter period of time based on various factors that cannot be predicted at this time, e.g., growth of our employee population, future grant practices, and stock price and prevailing market conditions.

The following awards granted under all equity-based compensation plans sponsored by the Company were outstanding as of April 1, 2016: options with respect to 2,656,938 ordinary shares in the aggregate with a weighted average exercise price

78    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

of $99.27 and a weighted average remaining term of 5.58 years; and full value awards with respect to 1,796,857 ordinary shares. The totals above represent aggregate share outstanding under legacy Willis Group and legacy Towers Watson plans. Rights under our employee stock purchase plan have been excluded from the above share totals.

Upon shareholder approval of this proposal, no further awards will be granted from any legacy Towers Watson plans, and no further awards will be granted from the legacy Willis 2007 HRH Plan. Therefore, the 2012 Plan is the only plan pursuant to which the Company will be authorized to grant awards over its shares (other than the ESPP).

Since the last time that our 2012 Plan became effective, a French law (Loi Macron or the “Macron Law”) introduced changes to the terms under which tax-qualified restricted share units, or RSUs, may be granted to employees of the Company’s subsidiaries in France (“French-qualified RSUs”). Among the conditions for granting RSUs under the Macron Law is that the RSUs be granted pursuant to an equity incentive plan approved by our shareholders after August 7, 2015. Under the Macron Law, French-qualified RSUs granted to employees of our French subsidiaries may benefit from certain tax and social security treatment, provided the required conditions are met.

We are not proposing any revisions to the 2012 Plan in order to grant French-qualified RSUs under the Macron Law. Our 2012 Plan provides that the Board or the Compensation Committee has the authority to adopt a subplan to the 2012 Plan to accommodate requirements of local law outside of the United States. Therefore, shareholders approve the 2012 Plan and we elect to grant French-qualified RSUs under the Macron Law to employees of our French subsidiaries, our Board or Compensation Committee may adopt a French subplan to the 2012 plan, within its share limitations, setting forth any required terms and conditions for grants of French-qualified RSUs.

We are not required to grant French-qualified RSUs in France and may choose, at our discretion, to grant non-qualified awards to employees of our French subsidiaries depending on the circumstances.

Approval of Material Terms of the Performance Goals under Internal Revenue Code Section 162(m)

In order to preserve our ability to deduct in full for U.S. federal income tax purposes compensation that certain of the Company’s officers may recognize in connection with performance-based awards that may be granted in the future under the 2012 Plan, the shareholders of the Company are also being asked to approve certain material terms of the performance goals for performance-based awards granted under the 2012 Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer. However, certain types of compensation, including “qualified performance-based” compensation, are generally excluded from this limit. To enable compensation in connection with awards granted under the 2012 Plan that are contingent on the attainment of performance goals to constitute “qualified performance-based” within the meaning of Section 162(m), the shareholders of the Company are being asked to approve the material terms of the applicable performance goals.

By approving the 2012 Plan, the shareholders will be approving, among other things: (i) the eligibility requirements for participation in the 2012 Plan; (ii) the performance criteria upon which certain awards of restricted shares and restricted share units may be based; (iii) the maximum numbers of shares subject to stock options, stock appreciation rights, restricted shares and restricted share units intended to qualify as performance-based compensation under Section 162(m) that may be granted to a participant in any calendar year; and (iv) the maximum dollar amount that a participant may receive upon settlement of a performance award that is valued by reference to property other than shares, as discussed in more detail below.

Key Terms of the Plan at a Glance

The following summary highlights the proposed material changes to the 2012 Plan.

•	The maximum number of ordinary shares reserved for issuance pursuant to awards granted under the 2012 Plan has been increased by 10,750,000 shares to 19,432,521 ordinary shares.

•

The maximum number of shares subject to awards that are intended to qualify as performance-based compensation under Section 162(m) that may be granted to any participant in a calendar year has been increased from 755,001 ordinary shares to 1,000,000 ordinary shares with respect to awards in the form of stock options or stock appreciation rights, and has been increased from 230,183 ordinary shares to 1,000,000 ordinary shares with respect to awards in the

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    79

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

form of restricted share awards, restricted share units or other full value awards, in each case subject to adjustment as provided for in the 2012 Plan.

•

The maximum dollar value payable with respect to performance-based awards that are valued by reference to cash or property other than shares and that are intended to qualify as qualified performance-based compensation under Section 162(m) that may be granted to any participant in a calendar year has been increased from $5 million to $10 million.

•

The vesting provisions have been amended to require a minimum vesting period of one year for all awards and for a minimum measurement period of one-year for performance-based awards except with respect to 5% of the shares available for future issuance under the 2012 Plan.

•	The authority to grant awards payable in cash that are intended to constitute qualified performance-based compensation under Section 162(m) has been added to the 2012 Plan.

•

Additional performance criteria on which performance goals may be based for performance-based awards that are intended to constitute qualified performance-based compensation under Section 162(m) have been added to the 2012 Plan.

•

The change in control provisions have been amended to provide for automatic vesting acceleration of outstanding awards if the awards are not assumed by the successor corporation or where the awards are assumed but the participants are subject to an involuntary termination within the 24-month period following a change in control, except for performance-based awards, which would vest to the extent determined by the Compensation Committee.

•	The term of the 2012 Plan has been amended to provide that the plan will continue in effect until the Board of Directors or the Compensation Committee takes action to terminate the plan.

Key Terms of the 2012 Plan at a Glance

The following is a summary of the key provisions of the 2012 Plan, assuming the amendments are adopted as set forth and stated herein.

Plan Term	The 2012 Plan continues in effect until terminated by the Board of Directors or the Compensation Committee.
Eligible Participants

Employees of the Company and any affiliate of the Company (including designated associated companies) are eligible to receive each type of award offered under the 2012 Plan, except for “incentive stock options,” within the meaning of Section 422 of the Code, which may be granted only to employees of the Company or any subsidiary of the Company.

Consultants and non-employee directors are eligible to receive awards other than incentive stock options under the 2012 Plan.

Shares Available for Awards

Over the term of the 2012 Plan, 19,432,521 shares (after giving effect to the increase of 10,750,000 shares if the amendment is approved), subject to adjustment to reflect capital adjustment of the Company.

If the amendment is approved by the shareholders, approximately 11,491,699 shares would be available for the grant of awards under the 2012 Plan (including shares available for issuance as of April 1, 2016). No awards may be granted under any other plans upon shareholder approval of this amendment.

Award Types

(1)Options

(2) Share appreciation rights (SARs)

(3) Restricted shares

(4) Restricted share units

(5) Performance-based awards, including awards payable in cash

(6) Dividends Equivalent Rights

(7) Other share-based awards

Award Terms (Exercisability Period)	Options and SARs may have a term of no longer than 10 years, and incentive stock options granted to 10% owners may have a term of no longer than 5 years. All other awards have the terms set forth in the applicable award agreement and in the 2012 Plan.

80    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

ISO Limits	No more than 1,887,504 shares may be issued upon the exercise of incentive stock options granted under the 2012 Plan.
162(m) Share Limits

Section 162(m) requires among other things that the maximum number of shares awarded to an individual must be approved by the shareholders in order for the awards granted under the plan to be eligible for treatment as qualified performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the 2012 Plan limits awards that are intended to constitute qualified performance-based compensation under Internal Revenue Code Section 162(m) granted to an individual participant in any fiscal year to:

(1) No more than 1,000,000 shares subject to share options or share appreciation rights;

(2)No more than 1,000,000 shares subject to full value awards (e.g., restricted shares and restricted share unit awards); and

(3)No more than $10,000,000 may be paid in cash (or other property) during any calendar year with respect to any award.

Vesting	Minimum one-year vesting (and one-year performance period) are applicable to all awards, except with respect to 5% of the number of shares reserved for future issuance under the 2012 Plan.
Not Permitted

(1) Repricing or reducing the exercise price of a share option without shareholder approval.

(2) Settling, canceling or exchanging any outstanding share option or share appreciation right in consideration for the grant of a new award with a lower exercise price or for a cash payment.

(3) Adding shares back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the purchase price or tax withholding of an option or settlement of an award, (ii) shares are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

Change in Control	No automatic single-trigger vesting acceleration.

Description of the 2012 Plan

The following summary of the material terms of the 2012 Plan is not a complete description of all of the provisions of the 2012 Plan, and is qualified in its entirety by reference to the full text of the 2012 Plan, which we have filed electronically with this proxy statement as Exhibit A and is available on the SEC’s website at www.sec.gov.

Purpose of the 2012 Plan

The purpose of the 2012 Plan is to: (i) promote our long term financial interests and growth by attracting and retaining personnel with the training, experience and ability that enables them to make a substantial contribution to the success of our business; (ii) motivate management personnel by means of growth-related incentives to achieve long range goals; and (iii) further align the interests of participants with those of our shareholders through opportunities for increased share or share-based ownership by granting restricted share units, share options, other share-based awards and performance-based awards payable in cash.

Administration

The Compensation Committee will administer the 2012 Plan (including the 2012 UK Sharesave Sub-Plan, as defined below), including, without limitation, the determination of the participants to whom awards will be made, the number of shares subject to each award and the various terms of those awards (including, without limitation, the acceleration of the vesting of any award or the extension of any exercise period so long as it does not extend beyond the original term of the option). The Compensation Committee may also adopt, interpret or revise any rules or regulations including the adoption of

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    81

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

sub-plans under the 2012 Plan for the purpose of complying with securities, exchange control or tax laws outside of the United States or Ireland and/or to take advantage of tax favorable treatment for awards granted to participants as it may deem necessary or advisable. The Compensation Committee may from time to time amend, cancel or modify the terms of any award as long as such amendment or cancellation is consistent with the terms of the 2012 Plan, including any restrictions on repricing of awards and to shareholder approval requirements. Each of the Compensation Committee \and our Board of Directors has the right to amend, suspend or terminate the 2012 Plan consistent with the terms of the 2012 Plan and subject to any required shareholder approvals. Certain of the Compensation Committee’s duties and authority may be delegated pursuant to the terms of the 2012 Plan and the Company’s Share Award Policy.

Eligible Participants

Subject to the provisions of the 2012 Plan, eligible participants in the 2012 Plan include, as determined by the Compensation Committee, employees, members of our Board of Directors and certain consultants and advisors of the Company and its subsidiaries (including certain designated subsidiaries in which we own more than 20%, but less than 50%, of the voting rights therein, which we refer to as “designated associate companies”). As of April 1, 2016, approximately 39,000 persons, including fifteen executive officers, ten non-employee directors and no consultants were eligible to receive awards under the 2012 Plan.

Share Limits

If the amendment is approved by the shareholders, the maximum number of shares available to be granted under the 2012 Plan will be 19,432,521; provided, however, the maximum number of shares that may be granted in incentive stock options as defined in Section 422 of the Internal Revenue Code is 1,887,504.

Share Counting

Under the 2012 Plan, each share that is subject to a share option or share appreciation right will count against the aggregate 2012 Plan limit as one ordinary share. Each ordinary share that is subject to a “full-value award” will count against the aggregate 2012 Plan limit as 3.28 shares. A “full-value award” generally refers to any award other than a share option or share appreciation right.

To the extent that an award under the 2012 Plan terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of an award pursuant to the 2012 Plan. Each share that becomes available for the grant of awards in this manner will be added back to the aggregate 2012 Plan limit as one share if such share was subject to an option or share appreciation right, and as 3.28 shares if such share was subject to a full-value award.

However, the following shares will not be added back to the aggregate number of shares that may be issued pursuant to the 2012 Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to (A) satisfy the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares repurchased on the open market with the proceeds of the option exercise price; or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

Fair Market Value of Shares

The fair market value of our shares on any relevant date under the 2012 Plan is generally the closing sales price per share on that date on NASDAQ. The closing price of our shares as reported on the NASDAQ on April 1, 2016 was $119.93.

Types of Awards

Awards made under the 2012 Plan may take the following forms at the Compensation Committee’s sole discretion:

Share Options

Share options granted under the 2012 Plan may or may not be incentive stock options as defined in Section 422 of the US Internal Revenue Code of 1986. The exercise price per share shall not be less than the higher of (i) 100% of the fair market

82    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law, provided, however, if the share options are granted pursuant to a sub-plan adopted by the Compensation Committee for non-U.S. taxpayer employees outside of the U.S. (i.e., the UK Sharesave Sub-Plan), the Compensation Committee may determine a different exercise price so long as it is not less than nominal value of the Share or such higher price required by Irish law. No share option may have a term that is longer than 10 years after the date the option is granted. Share options are subject to a minimum vesting period of one year from the date of grant, provided that these minimum vesting requirements will not apply to 5% of the number of shares available for future issuance under the 2012 Plan. Share options may have limited post-termination exercise periods, or other restrictions, as the Compensation Committee or its delegate will determine.

Incentive share options may only be granted to our employees of the Company our subsidiaries or any “parent corporation” of the Company as defined in Section 424(e) and (f) of the Internal Revenue Code. The per share exercise price shall not be less than 100% of the fair market value of the share on the date of grant and the option term shall be 10 years from the date of grant. In addition, in the case of any incentive share options granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of our shares, the incentive share option must have an exercise price that is not less than 110% of the fair market value of a share on the date of grant and the maximum term of any such incentive share option is 5 years. The aggregate fair market value (determined as of the time the option is granted) of all shares with respect to which incentive share options are first exercisable by a participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Internal Revenue Code.

UK Sharesave Sub-Plan for Tax-Favored Share Options in the United Kingdom

We offer our employees in the United Kingdom the right to participate in a sub-plan under the 2012 Plan in the United Kingdom (the “2012 UK Sharesave Sub-Plan”). The sub-plan is a Save-As-You-Earn or “sharesave” sub-plan and will generally provide participants with tax-favored treatment for the awards. The 2012 UK Sharesave Sub-Plan is governed by the laws of England and Wales.

Employees and directors (who provide 25 hours or more of service per week) of the Company or its subsidiaries who are UK tax residents will be eligible to receive an invitation to participate in the 2012 UK Sharesave Sub-Plan. Participants agree to a sharesave contract with the Company’s designated savings provider to deduct a percentage of the participant’s compensation at a maximum of £500 and not less than £5 per month and save such amounts towards the purchase of the shares underlying the participant’s option at the end of the sharesave contract (the “Maturity Date”). Sharesave options will be granted under a three-year or five-year sharesave contract. On the Maturity Date, participants may receive a tax-free bonus equal to a percentage of the participant’s savings which can be used to purchase additional shares.

The Compensation Committee may determine the maximum number of shares available for any option grant. Any shares subject to options under the 2012 UK Sharesave Sub-Plan (“Sharesave Options”) will be deducted from the shares available under the 2012 Plan on a one-for-one basis. The exercise price under the 2012 UK Sharesave Sub-Plan is determined by the Compensation Committee but must not be less than 80% of the closing price of our shares on the day before the invitation date of the Sharesave Options.

The Compensation Committee may at any time amend the UK Sharesave Sub-Plan; provided, however, that such amendments must comply with the Sharesave rules and regulations such that the UK Sharesave Sub-Plan retains its tax-qualified status.

Sharesave Options may be adjusted, subject to the prior approval of the HMRC, to reflect variations in our share capital, including the capitalization, rights issue and subdivision, consolidation or reduction in our capital and as necessary to comply with Section 409A of the Internal Revenue Code. The 2012 UK Sharesave Sub-Plan states that upon a change of control or similar event, the options will mature and participants will have six (6) months to exercise their options and/or the successor company may exchange the options for new options upon approval of the HMRC.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    83

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

Share Appreciation Rights

A share appreciation right is a right to receive, upon exercise, the product of: (i) the excess of (A) the fair market value of the shares on the date the share appreciation right is exercised over (B) the exercise price of the share appreciation right; and (ii) the number of ordinary shares with respect to which the share appreciation right is exercised. The exercise price per share subject to a share appreciation right shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law. No share appreciation right may be exercisable more than ten (10) years from the date of grant. A share appreciation right may be paid in cash, in shares (based on the fair market value of such shares on the date the share appreciation right is exercised) or in a combination of cash and shares, as determined by the Compensation Committee. Share appreciation rights are subject to a minimum vesting period of one year from the date of grant, provided that this minimum vesting requirement will not apply with respect to 5% of the number of shares available for awards under the 2012 Plan.

Restricted Shares and Restricted Share Units (RSUs)

Restricted shares are shares awarded to a participant subject to certain restrictions and the risk of forfeiture. RSUs are rights to receive shares, cash (based on the fair market value of such shares on the date the restricted shares vest) or in a combination of cash and shares, as determined by the Compensation Committee upon satisfaction of certain restrictions or criteria. Restricted shares or RSUs are subject to a minimum vesting period of one year from the date of grant, provided that this minimum vesting requirement will not apply to 5% of the number of shares available for future issuance under the 2012 Plan.

The Compensation Committee determines the price, if any, to be paid by the participant for each share subject to the restricted shares or RSUs. The price to be paid by the participant for each share subject to the restricted share or RSUs may not be less than the nominal value of a share (or such higher amount required by applicable Irish law).

The purchase price of shares acquired pursuant to the restricted shares or RSUs must be paid by a non-Irish incorporated subsidiary on behalf of the participant as designated by the Compensation Committee or by the participant through one or more of the following methods (i) in cash or (ii) in any other form of legal consideration that may be acceptable to our Compensation Committee in its sole discretion and in compliance with applicable Irish law.

Other Share-Based Grants

The Compensation Committee also may grant to participants awards that are denominated in units, payable in shares, including awards valued other than with respect to the fair market value of the shares.

Dividend Equivalent Rights

The Compensation Committee may grant with respect to a full-value award a dividend equivalent right, which is a right to receive an amount equal to the dividends that would have been paid on the number of shares subject to a full-value award had the shares been issued. Dividend equivalent rights are payable in cash, shares or other property as determined by the Compensation Committee. If the award is a performance-based award, the dividend equivalent rights will be subject to the same performance conditions applicable to the underlying award and the participant will not be entitled to payment of such dividend equivalent rights unless the performance conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights will be deemed to have been reinvested in additional shares or otherwise reinvested and may provide that such dividend equivalent rights are subject to the same vesting as the underlying award.

Performance-Based Compensation Under Section 162(m)

The 2012 Plan permits the Compensation Committee to grant awards that are intended to satisfy the requirements for “qualified performance-based” compensation under Section 162(m). Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer (Section 162(m) refers

84    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

to these officers as “covered employees”). However, certain types of compensation, including “qualified performance-based” compensation, are generally excluded from this limit, if certain material terms are approved by shareholders and other requirements are met.

The maximum number of shares with respect to one or more awards that are intended to constitute “qualified performance-based compensation” that may be granted to any one participant during any calendar year may not exceed: (i) 1,000,000 shares with respect to share options and share appreciation rights and (ii) 1,000,000 shares with respect to full-value awards (as defined below). The maximum amount that may be paid in cash during any calendar year to any one participant with respect to one or more awards that are intended to constitute “qualified performance-based compensation” may not exceed $10,000,000.

While the 2012 Plan is designed to allow the Company to grant awards intended to comply with the performance-based exception to Section 162(m), the Company may elect to provide non-deductible compensation under the 2012 Plan. Additionally, there can be no guarantee that awards granted under the 2012 Plan eligible for treatment as qualified performance-based compensation under Section 162(m) will receive such treatment.

The Compensation Committee may grant awards to employees who are or may be “covered employees” that are intended to be qualified performance-based compensation within the meaning of Section 162(m) to preserve the deductibility of these awards for federal income tax purposes. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period (which may not be less than one year) only to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals are based on one or more of the following performance measures:

For a full-value award or award payable in cash that is intended to be a performance-based award under Section 162(m), the payment of such award must be contingent on attainment of a performance goal that is based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted:

•	net revenue;

•	revenue growth or product revenue growth;

•	operating income (before or after taxes);

•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•	earnings per share;

•	adjusted earnings per share;

•	adjusted operating margins;

•	net income (before or after taxes);

•	return on equity;

•	total shareholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company;

•	market share;

•	gross profits;

•	earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

•	reductions in costs;

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    85

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

•	cash flow or cash flow per share (before or after dividends);

•	dividend ratio;

•	net sales growth;

•	return on sales;

•	economic value added;

•	return on operating revenue;

•	operating ratio;

•	integration and/or penetration of the market;

•	cash flow return on investment;

•	improvement in or attainment of expense levels or working capital levels;

•	gross margins or cash margin;

•	year-end cash;

•	debt reductions;

•	shareholder equity;

•	regulatory achievements; and

•

implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

The Compensation Committee may also base the grant, vesting, settlement or retention of such awards on derivations of such performance criteria expressed in terms of overall Company performance, the performance of a subsidiary or designated associate company, the performance of a division or a business unit of the Company or a subsidiary or designated associate company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a participant, in each case as specified by the Compensation Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. In addition, the Compensation Committee may appropriately adjust any evaluation of performance under performance criteria intended to satisfy the requirements of “performance-based” compensation to eliminate the impact of an unanticipated event, including (i) any unusual, infrequently occurring or non-recurring event, item, transaction, event, or development, or (ii) the effect of changes in applicable laws, regulations, or accounting principles affecting reported results.

Vesting Requirements

Awards granted under the 2012 Plan will vest based on the participant’s continued service. However, the compensation Committee has the authority to accelerate the vesting of awards as a result of the participant’s termination of employments due to death or permanent disability. The Compensation Committee may also accelerate the vesting of an award in connection with a participant’s termination for any other reason except during the first year of vesting for awards that are subject to the minimum one-year vesting requirement.

Forfeiture/Recoupment Provisions

The Compensation Committee may specify in an award agreement that a participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including breach of an agreement between us and the participant or other activity that is in conflict with or adverse to the interest of the Company or one of its subsidiaries or designated associate companies.

86    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

Transferability

Awards granted under the 2012 Plan are not transferable other than upon the death of a participant by will or the laws of intestacy.

Amendment and Termination

The 2012 Plan will continue in effect until terminated by the Board of Directors or the Compensation Committee, but no incentive stock option may be granted under the 2012 Plan after the tenth anniversary of the date the amendment and restatement of the 2012 Plan is approved by our Board of Directors. Any termination or expiration will not affect the validity of any grant outstanding on the date of the 2012 Plan’s termination or expiration.

Without the approval of our shareholders and as otherwise set forth in the 2012 Plan, we may not amend the 2012 Plan in a manner that requires shareholder approval under the listing requirements of NASDAQ, including (i) increasing the benefits accrued to participants, (ii) increasing the number of shares which may be issued under the 2012 Plan, (iii) modifying the requirements for participation in the 2012 Plan, or (iv) except in connection with an adjustment or other corporate transaction involving the Company’s shares, amend a share option or share appreciation right to reduce the exercise price to below the fair market value of the shares on the original date of grant or cancel, substitute, exchange, buy out or surrender share options or share appreciation rights in exchange for cash, or other awards or for share options or share appreciation rights with an exercise price below the fair market value of the shares on the original date of grant.

No Repricing Without Shareholder Approval

The repricing, replacement, exchange or substitution of any previously granted share option or share appreciation right, through the lowering of the exercise price of such share option or share appreciation right or otherwise, is prohibited unless our shareholders first approve such repricing, replacement, exchange or substitution. Further, no underwater share options or share appreciation rights may be cancelled in exchange for or in connection with the payment of a cash amount or grant of a new award without shareholder approval.

Adjustments

The Compensation Committee is required to make certain adjustments to certain provisions of the 2012 Plan and to the outstanding awards under the 2012 Plan in the event of any share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, change of control, or similar event by adjusting or substituting proportionately, in its sole discretion, including: (i) the aggregate number and kind of shares that may be issued under the 2012 Plan; (ii) the number and kind of shares (or other securities or property) subject to outstanding awards; (iii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the exercise price or purchase price per share for any outstanding awards under the 2012 Plan. Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. Any adjustment affecting an award intended as qualified performance-based compensation shall be made consistent with the requirements of Section 162(m). Any adjustment affecting an award that is subject to Section 409A of the Internal Revenue Code shall be made consistent with the requirements of Section 409A. An adjustment may have the effect of reducing the price at which ordinary shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Compensation Committee shall be authorized to capitalize from our reserves a sum equal to the Shortfall and to apply that sum in paying up that amount on the ordinary shares.

Effects of Certain Corporate Events

If outstanding awards are assumed or substituted in connection with a “Change of Control,” as defined in the 2012 Plan, and a participant’s employment involuntarily terminates within 24 months after the Change of Control, any restrictions with respect to outstanding awards will lapse, and all outstanding options or share appreciation rights immediately vest and become fully exercisable.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    87

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

If the awards are not assumed or substituted by the successor corporation in connection with a Change of Control, the vesting and/or exercisability of any outstanding awards will accelerate automatically and the restrictions subject to awards will lapse automatically.

The Committee will determine the treatment of performance-based awards in connection with a Change of Control.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the 2012 Plan and any grants made under the 2012 Plan will comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code, such that the income inclusion provisions of Section 409A(a)(1) of the Internal Revenue Code do not apply to the participants. The 2012 Plan and any awards made under the 2012 Plan will be administered and interpreted in a manner consistent with this intent.

Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Share Options. When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Share Appreciation Rights. When a share appreciation right is granted, there are no income tax consequences for the participant or us. When a share appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

Restricted Shares and RSUs. Generally, when a restricted share or an RSU is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of RSUs or the lapse of restrictions on restricted shares, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

Limits on Deductions. Under Section 162(m), compensation paid to our CEO and the three most highly paid executive officers (other than our Chief Financial Officer) in a particular year is limited to $1 million per person, except that

88    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 4: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

compensation that is “qualified-performance based compensation” (as described in Section 162(m)) will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation.

Future Plan Benefits

All awards to employees, officer, directors and consultants under the 2012 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2012 Plan in the future are not determinable at this time.

Past Grants under the 2012 Plan

As of April 1, 2016, awards covering 4,098,493 ordinary shares had been granted under the 2012 Plan. The following table shows information regarding the grants of those awards among the persons and groups identified below. Note that the number of shares set forth below represents the number of shares issuable under the awards and not the number of shares by which the share reserve under the 2012 Plan will be reduced after giving effect to the fungible share counting provision described above under the heading “— Share Counting.”

Name and Position			Share Option
	RSU	PSU		Total
Executive Officers:	Grants	Grants	Grants
Dominic Casserley, President and Deputy Chief Executive Officer	39,100	70,823	234,793	344,716
John Greene, Chief Financial Officer	11,195	3,913	29,806	44,914
Nicolas Aubert, Head of Great Britain	20,317	4,292	16,762	41,371
Timothy D. Wright, Head of Corporate Risk and Broking	11,952	23,919	71,941	107,812
David Shalders, Head of Operations and Technology	4,355	8,719	31,387	44,461
Current Executive Officer Group as of April 1, 2016
Matthew S. Furman, General Counsel	11,132	3,219	12,571	26,922
Adam Garrard, Head of International	7,851	8,197	11,808	27,856
Todd Jones, Co-Head of North America	6,756	13,522	45,043	65,321
John Haley, Chief Executive Officer	—	—	—	—
Anne Donovan Bodnar, Head of Human Resources	—	—	—	—
Gene H. Wickes, Head of Exchange Solutions	—	—	—	—
Julie J. Gebauer, Head of Human Capital and Benefits	—	—	—	—
Carl Hess, Co-Head of North America	—	—	—	—
Roger Millay, Chief Financial Officer	—	—	—	—
Paul Morris, Head of Western Europe	—	—	—	—
Non-Employee Director Group
Anna Catalano	3,669	—	—	3,669
James McCann	7,810	—	—	7,810
Jaymin Patel	2,630	—	—	2,630
Jeffrey Ubben	2,630	—	—	2,630
Wendy Lane	3,669	—	—	3,669
Linda Rabbitt	—	—	—	—
Victor Ganzi	—	—	—	—
Brendan O’Neill	—	—	—	—
Paul Thomas	—	—	—	—
Wilhelm Zeller	—	—	—	—
Total for Non-Employee Director Group	20,408			20,408
All employees who are not executive officers, as a group	1,395,609	724,464	1,254,639

The Board unanimously recommends a vote “FOR” amending and restating the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, including to increase the number of shares authorized for issuance under the 2012 Plan, and approve material terms under Code Section 162(m).

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    89

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the ESPP

We are seeking shareholder approval of amendments to the Willis Towers Watson Public Limited Company 2010 North American Employee Stock Purchase Plan (or Employee Stock Purchase Plan or ESPP) to authorize 1,000,000 additional ordinary shares for purchase under the ESPP. The ESPP has also been amended to extend the date of its termination and to clarify the circumstances in which capitalization adjustments will be made.

As of April 1, 2016, we have approximately 116,971 shares remaining for purchase under the ESPP of the 377,500 shares initially authorized by shareholders (1,000,000 shares prior to Willis Group Holdings Public Limited Company’s reverse stock split in 2016). On April 21, 2016, our Board of Directors unanimously approved the amendments to the ESPP, including the proposed increase in the number of shares available for purchase under the ESPP, subject to approval by shareholders at the 2016 Annual General Meeting. The increase of 1,000,000 shares should provide sufficient shares to meet expected sales under the ESPP over the next three years, depending on the share price and enrollment in the ESPPs.

If our shareholders do not approve the amendments to the ESPP, the requested increase in the number of shares reserved for issuance under the ESPP will not become effective. All other amendments that were approved by our Board of Directors that do not require shareholder approval will continue in effect.

Material Changes to the ESPP

The following summary highlights the proposed material changes to the ESPP.

•	The number of shares reserved for purchase under ESPP has been increased by 1,000,000 additional shares to 1,377,500 shares.

•	The termination date of the ESPP has been extended from February 2, 2020 to June 10, 2026.

•

The ESPP’s capitalization adjustment provision has been revised to clarify that the circumstances in which certain adjustments will be made to the shares reserved for issuance and to certain affected terms of outstanding options will include any increase, decrease or change in the number or characteristic of outstanding shares effected without receipt of consideration by the Company.

Summary of Employee Stock Purchase Plan

The following is a summary of the material terms of the ESPP, but does not include all of the provisions of the ESPP, and is qualified in its entirety by reference to the full text of the ESPP, which we have filed electronically with this proxy statement as Exhibit B and is available on the SEC’s website at www.sec.gov.

The purpose of the ESPP is to give eligible employees of certain of our subsidiaries in the United States and Canada the opportunity to purchase our shares through the use of payroll deductions. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, which will provide the U.S. taxpayer participants in the plan with certain tax benefits upon their subsequent sale or other disposition of our shares that they purchase under the terms of the plan. The ESPP will be generally available to all eligible employees, including our named executive officers, under the same offering and eligibility terms, and will not be tied to any performance criteria. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

90    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the ESPP (continued)

Administration

The ESPP will be administered by the Board or any subcommittee of the Board designated by the Board to administer the ESPP (which may be referred to herein as the “administrator”). The administrator will have the authority to interpret the ESPP, to designate separate offerings under the ESPP and determine the terms of such offerings (within the parameters of the ESPP), establish, amend and rescind any rules and regulations relating to the ESPP or to offerings under the ESPP, and to make any other determinations that it deems necessary or desirable for the administration of the ESPP. Unless otherwise provided by the administrator, each offering to the employees of the Company or a participating subsidiary will be deemed a separate offering for purposes of Section 423 of the Internal Revenue Code. All actions taken and all interpretations and determinations made by the administrator are final and binding upon the participants and the Company and the participating subsidiaries.

Shares Subject to the Plan

Our shares issuable under the ESPP may be either newly issued shares, treasury shares or shares we reacquire, including by purchase on the open market. Upon approval by our shareholders of the amendments, an aggregate of 1,377,500 shares will be authorized and reserved for issuance under the ESPP, subject to adjustment.

If there is any increase, decrease or change in the number or characteristic of outstanding shares effected without receipt of consideration by the Company or by reason of any merger, consolidation, reorganization, recapitalization, Share split, Share dividend, spin-off, or other like change, the Board will make such adjustments to the number or kind of shares or other securities subject to the ESPP, the purchase price of such shares and/or any other affected terms of outstanding options under the ESPP as it deems equitable to prevent dilution or enlargement of participants’ rights.

Offering Periods

Shares are offered for purchase under the ESPP during one or more offering periods, the timing of which is designated by the administrator. Offering periods will be 6 months in length. An employee who participates in the ESPP for a particular offering period will have the right to purchase our shares on the terms and conditions set forth below.

Eligibility

In general, all full-time employees of any subsidiary of the Company designated by the Board as a participating subsidiary will be eligible to participate in the ESPP. In no event may an employee be granted a right to purchase shares under the ESPP if, immediately after the grant, the employee would own shares possessing 5 percent or more of the total combined voting power or value of all classes of our capital shares or the capital shares of any of our subsidiaries. The administrator may, in its discretion, exclude from the ESPP or from any offering thereunder employees (i) who have not been continuously employed by a participating subsidiary for up to 2 years and (ii) certain highly compensated employees. As of April 1, 2016, approximately 5,800 employees would be eligible to participate in the ESPP.

Participation

Eligible employees who enroll in the ESPP may elect to have between 1 and 15 percent of their eligible compensation withheld and accumulated for the purchase of shares at the end of each offering period in which they participate. A participant may not elect to purchase more than $25,000, or a lesser amount determined by the Board of Directors, worth of shares (based on the fair market value of shares determined as of the first date of each offering period) in any calendar year and may not purchase more than 1,887 shares during any single offering period (5,000 shares prior to the Company’s reverse stock split in 2016). Amounts credited to a participant’s account will earn interest as determined by the Board.

Each participant may cancel his or her election to participate in the ESPP by written or electronic notice to the administrator in such form and at such times as the administrator may require and any accumulated payroll deductions, plus any accrued interest, will be returned to the participant. Participation shall end automatically upon termination of employment for any reason.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    91

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the ESPP (continued)

Purchase of shares

Amounts accumulated for each participant will be used to purchase our shares (in whole or fractional shares) at the end of each offering period. The per share purchase price will be determined by the administrator, but shall not be less than 85 percent of the lesser of (i) the fair market value of a share on the first date of the offering period and (ii) the fair market value of a share on the last date of the offering period. As of April 1, 2016, the fair market value of a share was $119.93. Any amounts not used for the purchase of shares shall be returned to the participant.

As soon as practicable following the end of each offering period, the number of shares purchased by each participant will be deposited into an account established in the participant’s name with a stock brokerage firm designated by the Board of Directors. The brokerage firm will hold the shares until the second anniversary of the first day of the offering period during which the shares were purchased. Unless otherwise permitted by the Board of Directors, dividends that are declared on the shares held in such account will be paid in cash to the participant. At the end of the two-year holding period, the participant may transfer his or her shares to another brokerage firm or request that the shares be issued to him or her. Any fractional shares will be paid out in cash.

Nontransferability

No options will be assignable or transferable by the participant.

Resale Restrictions

The ESPP is intended to provide our shares for investment by employees and not for resale. The brokerage firm designated by the Board of Directors will hold all shares purchased pursuant to the ESPP until the second anniversary of the first day of the offering period during which the shares were purchased. Participants can sell their shares prior to the 2 year period but they cannot transfer the shares to a different brokerage firm during this two-year period. We do not intend to restrict or influence any participant from selling shares purchased under the ESPP after the expiration of the two-year holding period, subject to compliance with applicable law.

Shareholder Rights

No participant will have any rights as a shareholder with respect to the shares covered by his or her option until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

Change in Control

In the event of a change in control of the Company (as defined in the ESPP), the Board of Directors has sole discretion to take such actions, if any, as it deems necessary or desirable with respect to any option or offering period as of the date of the change in control.

Non-U.S. Participants

The Board of Directors may amend the terms of the ESPP with respect to participants outside the United States in order to conform such terms to the requirements of local or foreign law.

Amendment and Termination

Our Board of Directors may amend or terminate the ESPP at any time, subject to applicable law. Upon a termination shares may be issued to participants and any amounts not applied to the purchase of shares shall be refunded to the participants.

Federal Income Tax Consequences

The following summarizes only the U.S. federal income tax consequences of participation under the ESPP based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and

92    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the ESPP (continued)

does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the ESPP is strongly urged to consult with his or her tax advisor regarding participation in the ESPP.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code (except to comply with applicable foreign or local law). Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Amounts deducted from a participant’s pay under the ESPP are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax, the amount of which will depend upon the participant’s holding period. If the participant disposes of his or her shares more than two years after the date of option grant and more than one year after the purchase of the shares, the lesser of (i) 15 percent of the fair market value of the shares on the date the option was granted or (ii) the excess (or zero if there is no excess) of the sale price of the shares on the date of the disposition of the shares over the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the participant disposes of the shares before the expiration of these holding periods (a “disqualifying disposition”), the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon a disqualifying disposition of shares within two years from date of grant or within one tax year of the date of purchase, subject to the satisfaction of any tax-reporting obligations. We are required to report to the United States Internal Revenue Service income recognized by a participant as a result of Share purchases and disposition. In the future, we may be required to withhold (from a participant’s salary) the amount due as taxes on such ordinary income.

Past Participation in the ESPP

The table below sets forth the number of shares purchased by each of our named executive officers and other employees of the Company and participating subsidiaries under the ESPP, including all executive officers as a group since the inception of the ESPP through April 1, 2016. Non-employee directors are not eligible to participate in the Plan.

Name and Position	Number of Shares Purchased
Named Executive Officers:
Todd Jones	528.6961
All executive officers as a group	528.6961
All employees, including all executive officers, as a group	260,529

New Plan Benefits

The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participating employee’s elections and the restrictions of Section 423 of the Internal Revenue Code and the ESPP and the per share purchase price depends on the future value of the ordinary shares.

The Board unanimously recommends a vote “FOR” amending the ESPP to include increasing the number of shares authorized for issuance under the ESPP.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    93

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 5: To Amend the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, Including to Increase the Number of Shares Authorized for Issuance under the ESPP (continued)

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information, as of December 31, 2015 about the securities authorized for issuance under legacy Willis Group’s equity compensation plans, and is categorized according to whether or not the equity plan was previously approved by shareholders:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders	9,145,652	(2)	$37.57	1,742,661	(3)
Equity Compensation Plans Not Approved by Security Holders	153,026	(4)		108,080	(5)
Total	9,298,678		$37.57	1,850,741
(1)	The weighted-average exercise price set forth in this column is calculated excluding RSUs or other awards for which recipients are not required to pay an exercise price to receive the shares subject to the awards.
(2)	Includes options and RSUs outstanding under the 2001 Share Purchase and Option Plan, 2008 Plan and 2012 Plan.
(3)	Represents shares available for issuance pursuant to awards that may be granted under the 2012 Plan (1,432,806 shares) and the ESPP (309,855 shares).
(4)	Includes RSUs outstanding under the 2007 HRH Plan, which was assumed by legacy Willis Group in connection with its acquisition of Hilb, Rogal & Hobbs.
(5)	Represents shares that remain available for issuance under the 2007 HRH Plan. Legacy Willis Group was authorized to grant awards under the 2007 HRH Plan until 2017 to employees who were formerly employed by Hilb, Rogal & Hobbs and to new employees who have joined the Company or one of its subsidiaries since October 1, 2008, the date that the acquisition of Hilb, Rogal & Hobbs was completed.

94    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 6: Renew the Board’s Existing Authority to Issue Shares Under Irish Law

As a matter of Irish company law, the directors of a company may not issue new ordinary or preferred shares unless approved by shareholders. Our current authorization, approved by shareholders at our 2015 Annual General Meeting of Shareholders, will expire on December 30, 2016. We are presenting this Proposal No. 6 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice for listed companies in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to 45,681,233 shares (being equivalent to approximately 33% of the Company’s issued ordinary share capital as of April 15, 2016 (the latest practicable date before this proxy statement)) for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. It is important for the Company to be able to issue shares in order to pursue its growth strategy. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NASDAQ-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of NASDAQ and the SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on NASDAQ with whom we compete.

The authority, if renewed, would apply to issues of shares and equity convertible into shares, such as warrants and options.

Under Irish law, an ordinary resolution requires the approval of over 50% of the votes of the shareholders cast at a general meeting.

The text of the resolution in respect of Proposal No. 6, which is an ordinary resolution, is as follows:

“RESOLVED, that, subject to applicable rules and listing standards of NASDAQ and to applicable rules and regulations of the U.S. Securities and Exchange Commission, the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all the powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $13,916.10 (45,681,233 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 15, 2016 (the latest practicable date before this proxy statement)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company in general meeting and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

The Board of Directors unanimously recommends a vote “FOR” the resolution to renew the Board’s existing authority to issue new ordinary or preferred shares for issuances up to 33% of the Company’s outstanding share capital.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    95

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 7: Renew the Board’s Authority to Opt Out of Statutory Pre-emption Rights Under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to its existing shareholders of the company on a pro rata basis (commonly referred to as the statutory pre-emption right). As our current authority will expire on December 30, 2016, we are presenting this Proposal No. 7 to renew the Board’s authority to opt out of the pre-emption right on the terms set forth below.

We understand that it is customary practice for listed companies in Ireland to seek shareholder authority to waive (or “opt out of”) their statutory pre-emption rights in the event of (i) the issuance of shares for cash in connection with any rights issue; and (ii) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment which is announced contemporaneously with the issuance, or which has taken place in the preceding 6-month period and is disclosed in the announcement of the issue) bringing the total acceptable limit to 10% of the company’s issued ordinary share capital. It is also customary practice for such waiver (or opt-out) to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice for listed companies in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Similar to the authorization sought for Proposal No. 6, granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner originally permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Renewal of this authority would not exempt the Company from applicable NASDAQ requirements to obtain shareholder approval prior to certain share issuances, generally at or greater than 20%.

As required under Irish law, the resolution is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of Proposal No. 7 is as follows:

“As a special resolution, that, subject to the passing of the resolution in respect of Proposal No. 6 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal No. 6 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

96    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Proposal No. 7: Renew the Board’s Authority to Opt Out of Statutory Pre-emption Rights Under Irish Law (continued)

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $4,217 (13,842,798 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 15, 2016 (the latest practicable date before this proxy statement)) provided that, with respect to 6,921,399 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital), such allotment must be for the purposes referred to in the proxy statement);

and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board of Directors unanimously recommends a vote “FOR” the resolution to renew the Board’s existing authority to opt out of statutory pre-emption rights under Irish law.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    97

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Security Ownership: Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of shares beneficially owned:

•	By each shareholder who is known to beneficially own 5% or more of our outstanding shares;

•	By each of our current directors and director nominees;

•	By each named executive officer listed in the 2015 Summary Compensation Table; and

•	By each of our current directors, director nominees and executive officers as group.

The amounts and percentages of our shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security.

As a result of applicable SEC rules, the “5% Beneficial Owners” table reflects the number of legacy Willis Group shares beneficially owned as of December 31, 2015 prior to the consummation of the Merger and does not reflect the Consolidation (i.e., reverse share split) that occurred on January 4, 2016, except with respect to ValueAct Capital as indicated in the table.

However, the “Directors, Director Nominees and Executive Officers” table reflects the number of Willis Towers Watson shares beneficially owned as of April 15, 2016, after the consummation of the Merger, and does reflect the Consolidation. A person is deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 15, 2016 (i.e., June 14, 2016). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

5% Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	11,372,715	6.3	%(6)
Harris Associates L.P.(2) Harris Associates Inc. 111 S. Wacker Drive Suite 4600 Chicago, IL 60606	15,653,299	8.6	%(6)
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	24,518,096	13.5	%(6)
ValueAct Capital(4) One Letterman Drive Building D, Fourth Floor San Francisco, CA 94129	8,108,015	5.9	%(7)
First Eagle Investment(5) Management, LLC 1345 Avenue of the Americas New York, NY 10105	9,397,764	5.2	%(6)

98    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Security Ownership: Security Ownership of Certain Beneficial Owners and Management (continued)

(1)	The number of shares beneficially owned, as of December 31, 2015, is based solely on the Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 85,215 shares of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 110,735 shares of the Company as a result of its serving as investment manager of Australian investment offerings.
(2)	The number of shares beneficially owned, as of December 31, 2015, is based solely on the Schedule 13G/A filed with the SEC on February 10, 2016 by Harris Associates L.P. and its general partner, Harris Associates Inc. The amount beneficially owned includes 15,451,899 shares over which there is sole voting and dispositive power. As a result of advisory and other relationships with persons who own the shares, Harris Associates L.P. may be deemed to be the beneficial owner of 15,653,299 shares.
(3)	The number of shares beneficially owned, as of December 31, 2015, is based solely on the Schedule 13G/A filed with the SEC on February 9, 2016 by T. Rowe Price Associates, Inc. on February 9, 2016. The amount beneficially owned includes 7,386,444 shares over which there is sole voting power and 24,518,096 shares over which there is sole dispositive power.
(4)	The number of shares beneficially owned, as of March 31, 2016, is based solely on the Schedule 13D filed with the SEC on April 5, 2016 jointly by ValueAct Capital Master Fund, L.P.; VA Partners I, LLC; ValueAct Capital Management, L.P.; ValueAct Capital Management, LLC; ValueAct Holdings, L.P.; and ValueAct Holdings GP, LLC.
(5)	The number of shares beneficially owned, as of December 31, 2015, is based solely on the Schedule 13G filed with the SEC on February 5, 2016 by First Eagle Investment Management, LLC. The amount beneficially owned includes 9,138,813 shares over which there is sole voting power and 9,397,764 shares over which there is sole dispositive power.
(6)	Reflects the percentage of legacy Willis Group shares outstanding as of December 31, 2015.
(7)	Reflects the percentage of Willis Towers Watson shares outstanding as of April 15, 2016.

Directors, Director Nominees, Named Executive Officers and Other Executive Officers

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percent Beneficially Owned
Anna C. Catalano(3)	3,865	*
Victor F. Ganzi	14,897	*
John J. Haley	124,927	*
Wendy E. Lane	4,427	*
James F. McCann(4)	7,963	*
Brendan R. O’Neill	15,242	*
Jaymin B. Patel	1,818	*
Linda D. Rabbitt	10,929	*
Paul Thomas	12,705	*
Jeffrey W. Ubben(5)	8,108,015	5.9%
Wilhelm Zeller	10,659	*
Dominic Casserley(6)	214,764	*
John Greene(7)	6,339	*
Nicolas Aubert	3,149	*
Timothy Wright(8)	58,668	*
David Shalders(9)	8,036	*
All of our Current Directors, Director Nominees, Named Executive Officers and Other Executive Officers (24 persons)(10)	8,929,651	6.4%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    99

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Security Ownership: Security Ownership of Certain Beneficial Owners and Management (continued)

*	Less than 1%.
(1)	The address of each of the listed persons is c/o Willis Towers Watson Public Limited Company, Elm Park, Merrion Road, Dublin 4, Ireland.
(2)	The number of shares that the directors and executive officers are deemed to have a beneficial interest includes shares under options that will be exercisable and/or RSUs that will vest on or before June 14, 2016 as indicated in the following notes. These shares, however, are not deemed outstanding for purposes of computing percentage of beneficial ownership of any other person.
(3)	Ms. Catalano’s beneficially owned shares include 513 vested RSUs, the settlement of which has been deferred until the earlier of when Ms. Catalano ceases to serve on the Board and January 2, 2017.
(4)	Mr. McCann’s beneficially owned shares includes 513 vested RSUs, the settlement of which has been deferred until the earlier of when Mr. McCann ceases to serve on the Board and January 2, 2017.
(5)	Mr. Ubben’s beneficially owned shares include 8,105,015 ordinary shares directly beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Mr. Ubben disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(6)	Mr. Casserley’s beneficially owned shares include 159,934 options to purchase shares and 11,527 RSUs vesting in May 2016.
(7)	Mr. Greene’s beneficially owned shares include 4,857 options to purchase shares.
(8)	Mr. Wright’s beneficially owned shares include 42,455 options to purchase shares.
(9)	Mr. Shalders’ beneficially owned shares include 6,709 options to purchase shares.
(10)	The total number of shares beneficially owned by all of our current directors, director nominees and executive officers includes the 8,108,015 ordinary shares directly beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Mr. Ubben disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

100    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and NASDAQ. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of the legacy Willis Group directors and executive officers made all required filings on time during 2015.

Incorporation By Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit and Risk Committee Report,” to the extent permitted by SEC rules shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Solicitation of Proxies

The Board of Directors hereby solicits proxies for use at the 2016 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting or by notifying the Company Secretary. Written revocations should be directed to the address below by 11:59 pm Eastern Daylight Time on June 9, 2016:

Company Secretary

c/o Office of the General Counsel

Willis Towers Watson Public Limited Company

200 Liberty Street

New York, NY 10281

If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

The cost of this proxy solicitation is borne directly by the Company. Morrow & Co. has been retained to assist in the proxy solicitation at a base fee of approximately $15,000 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

The Company has adopted a Code of Conduct applicable to all our directors, officers and employees, including our CEO, the CFO, the Financial Controller and all those involved in the Company’s accounting functions. Our Code of Conduct can be found in the Investor Relations — Corporate Governance section of our website at www.willistowerswatson.com. A copy

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    101

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Ethical Code

is also available free of charge on request from the Company Secretary, c/o Office of the General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281. The Company intends to post on its website any amendments to, or waivers of, a provision of its Code of Conduct in accordance with Item 406 of Regulation S-K.

Shareholder and Other Proposals

Shareholders who wish to present a proposal under Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2017 Annual General Meeting of the Company’s shareholders must submit such proposal in writing to the Secretary of the Company on or before December 30, 2016.

Where a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2017 Annual General Meeting of Shareholders must be received by the Company Secretary, c/o Office of the General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281, no earlier than November 30, 2016 and no later than December 30, 2016. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of shares beneficially owned and such other information as is required to be disclosed for the election of directors under Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of shares of the Company beneficially owned.

A copy of the Company’s memorandum and articles of association can be obtained from the Company Secretary on request or can be found in the Investor Relations — Corporate Governance section of our website at www.willistowerswatson.com. A shareholder may also propose an individual to the Governance Committee for its consideration as a nominee for election to the Board by writing to the Company Secretary, c/o Office of the General Counsel, Willis Towers Watson Public Limited Company, 200 Liberty Street, New York, NY 10281. The Governance Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

Shareholders who wish to present a proposal at the 2017 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal (other than a nomination for election discussed above) in writing to the Company Secretary. If such notice is received by the Secretary on or after March 15, 2017 SEC rules permit the Company to confer discretionary authority to vote on such proposals on persons appointed as proxies on behalf of the Company.

In addition, the Company’s articles of association and the Irish Companies Acts contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

By order of the Board of Directors,

Nicole Napolitano

Company Secretary and Associate General Counsel

102    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A

The Willis Towers Watson Public Limited Company

2012 Equity Incentive Plan

(as Amended and Restated on June 10, 2016)

1. PURPOSE OF PLAN

The purpose of the Willis Towers Watson plc 2012 Equity Incentive Plan, as amended and restated (the “Plan”) is:

(a) to promote the long term financial interests and growth of the Willis Group and certain Designated Associate Companies (as defined below) by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further align the interests of participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership.

2. DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a) “Act” means the Companies Act 1963 of Ireland.

(b) “Award” means an award of a Dividend Equivalent Right, an Option, a SAR, Restricted Share, Restricted Share Unit, Performance-Based Award or any other right or benefit, including any other Share-Based Award under Section 7(e), and a Performance Bonus Award granted to a Participant pursuant to the Plan.

(c) “Award Agreement” means an agreement between the Company and a Participant or other document, which may be in electronic form, that sets forth the terms, conditions and limitations applicable to an Award, including through electronic medium.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (i) nominated by the Board nor (ii) appointed by Directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions. The Board, in its sole discretion, may make appropriate and equitable adjustments to the Ordinary Shares underlying an Award to take into account a transaction constituting a Change of Control, including substituting or providing for the issuance of ordinary shares, common stock or other capital shares of the acquiring entity or resulting ultimate parent entity in lieu of Ordinary Shares.

(f) “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-1

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(g) “Committee” means the Compensation Committee of the Board (or, if no such committee is appointed, the Board, provided that a majority of the Board members are “independent directors” for the purpose of the rules and regulations of the NASDAQ Stock Market, or such other principal securities exchange or market on which the Ordinary Shares are then listed or traded).

(h) “Company” or “Willis” means Willis Towers Watson Public Limited Company, formerly known as Willis Group Holdings Public Limited Company, a company incorporated in Ireland under registered number 475616, or any successor thereto.

(i) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary or Designated Associate Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

(j) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(k) “Designated Associate Company” means any company in which a member of the Willis Group owns twenty percent or more of the voting share interest but less than fifty percent of the voting share interest and that has been designated by the Committee as being eligible for participation in the Plan.

(l) “Director” means any member of the Board.

(m) “Dividend Equivalent Right” means a right granted pursuant to Section 7(f) to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company on one of its Shares (in cash or in Shares) in accordance with its Articles of Association that would be payable on the number of Shares subject to a Full-Value Award.

(n) “Eligible Individual” means any person who is an Employee, Consultant or a Director, as determined by the Committee.

(o) “Employee” means a person, including Directors and officers, in the employment of any member of the Willis Group or a Designated Associate Company, who is treated as an employee in the personnel records of a member of the Willis Group or a Designated Associate Company for the relevant period, but shall exclude individuals who are classified by a member of the Willis Group or a Designated Associate Company as leased from or otherwise employed by a third party or independent contractors, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. Neither services as a Director nor payment of a director’s fee by the Company, a Subsidiary or Designated Associate Company shall be sufficient to constitute “employment” by the Company, any Subsidiary or Designated Associate Company.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under an Option or other Share-Based Award, if applicable, or with respect to which the amount of any payment pursuant to a SAR or other Share-Based Award, if applicable, is determined.

(r) “Fair Market Value” means the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the NASDAQ Stock Market, on such other principal securities exchange or market on which the Shares are traded, and if the Company is not listed on the NASDAQ Stock Market or any other securities exchange or market, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria which, with respect to Awards to U.S. Taxpayers, shall be determined, to the extent necessary, pursuant to a reasonable valuation method in accordance with Section 409A of the Code. Fair Market Value with respect to any property other than Shares, means the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s) “Full-Value Award” means an Award of Restricted Shares, Restricted Share Units, Performance-Based Awards or Share-Based Awards, provided that the purchase price (if any) to purchase the Shares underlying the Full-Value Award is less than Fair Market Value of the Shares, as determined as of the date of grant.

A-2    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(t) “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

(v) “Option” means a share option to purchase a specified number of Ordinary Shares at a specified Exercise Price during specified time periods, granted under Section 7(a) of the Plan.

(w) “Ordinary Shares” or “Shares” means the ordinary shares of the Company, Nominal Value.

(x) “Nominal Value” means $0.000304635, per Share.

(y) “Parent” means “parent corporation” of the Company as defined in Section 424(e) and (f) of the Code, or any successor provision, and any applicable regulation promulgated thereunder.

(z) “Participant” means an Eligible Individual of any member of Willis Group or a Designated Associate Company, to whom one or more Awards have been granted, and such Awards have not all expired or been forfeited or terminated under the Plan.

(aa) “Performance-Based Award” means an Award granted pursuant to Section 8.

(bb) “Performance Bonus Award” means an Award granted pursuant to Section 8(d).

(cc) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for the relevant Performance Period, including but not limited to: net revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation, amortization, dividend ratio, net sales growth, return on sales, economic value added, return on operating revenue, operating ratio, and integration and/or penetration of the market); reductions in costs; cash flow or cash flow per Share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; adjusted operating margins, adjusted earnings per share, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures (or other corporate transactions) and recruiting and maintaining personnel.

(dd) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Designated Associate Company, the performance of a division or a business unit of the Company or a Subsidiary or Designated Associate Company, the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, or the performance of a Participant. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, provide for adjustments or modifications to the calculation of Performance Goals for such Performance Period in order to eliminate the impact of an unanticipated event, including (a) any unusual, infrequently occurring or non-reoccurring event, item, transaction, or development, or (b) the effect of changes in applicable laws, regulations, or accounting principles affecting reported results.

(ee) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations but in no event less than one year, as the Committee may select the duration over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-3

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(ff) “Permanent Disability” means that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Designated Associate Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Designated Associate Company to which the Participant provides service does not have a long-term disability policy or plan in place, “Permanent Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment, as determined by a physician acceptable to the Company, for a period of not less than 180 consecutive business days out of 270 business days. A Participant shall not be considered to have incurred a Permanent Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its discretion. Anything to the contrary in the foregoing notwithstanding, for purposes of (1) Incentive Stock Options, “Permanent Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code and for purposes of an Award that is subject to Section 409A of the Code, shall mean a “Disability,” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code; and (2) Restricted Share Units Granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, “Permanent Disability” shall mean disability as defined under categories 2° and 3° of Section L. 341-4 of the French Social Security Code, as amended.

(gg) “Person” means “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(hh) “Plan” means this Willis Towers Watson plc 2012 Equity Incentive Plan, as amended from time to time.

(ii) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(jj) “Restricted Shares” means Shares awarded to a Participant pursuant to Section 7(b) of the Plan which may be subject to certain restrictions and to risk of forfeiture.

(kk) “Restricted Share Unit” means an unfunded, unsecured right granted pursuant to Section 7(d) of the Plan that entitles a Participant to receive one Share or an amount in cash or other consideration determined on the applicable settlement date upon the satisfaction of certain time-based and/or performance-based criteria.

(ll) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(mm) “Share-Based Award” means an Award granted under Section 7(e) of the Plan.

(nn) “Share Appreciation Right” or “SAR” means a right granted pursuant to Section 7(c) of the Plan to receive a payment in cash or Shares equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Exercise Price on the date the SAR was granted as set forth in the applicable Award Agreement.

(oo) “Share Award Committee” or “SAC” means the authorized delegate of the Committee under the Company’s Policy Regarding Share-Based Compensation Awards or such successor policy as may be adopted from time to time.

(pp) “Subsidiary” means, with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting an “Incentive Stock Option,” Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting non-qualified share Options, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code.

(qq) “Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(rr) “Tax-Related Items” means federal, state, and local taxes and taxes imposed by jurisdictions outside of Ireland and the United States (including but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and any employer tax liability shifted to a Participant.

A-4    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(ss) “Termination of Service” means, for purposes of the Plan and with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, officer or Director to the Willis Group or a Designated Associate Company. The Committee will have sole discretion to determine whether and for what reason a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”), subject to compliance with Section 409A of the Code.

(tt) “Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares available for issuance under the Plan pursuant to the Awards granted on or following June 10, 2016.

(uu) “U.S. Taxpayer” means an Eligible Individual who is, or may be, subject to taxation under the laws of the United States or a political subdivision thereof.

(vv) “Willis Group” means the Company and its Subsidiaries.

3. ADMINISTRATION OF PLAN

(a) Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee which shall consist solely of two or more members of the Board each of whom is an “independent director” under the NASDAQ Stock Market rules (or other principal securities market on which Shares are traded); provided that the term “Committee” means (i) the Board acting at any time in lieu of the Committee; (ii) with respect to an Award intended to constitute “Qualified Performance-Based Compensation” within the meaning of Section 162(m) of the Code, a committee consisting solely of two or more Directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Code; and (iii) with respect to an Award granted to a Director or officer of the Company subject to Section 16 of the Exchange Act, a committee consisting solely of two or more Non-Employee Directors as defined under Rule 16b-3 under the Exchange Act and provided further that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b) Authority of Committee. The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of the Committee, taken at a meeting or taken without a meeting by a unanimous signed writing, shall constitute action by the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

i. Designate Participants to receive Awards;

ii. Determine the type or types of Awards to be granted to each Participant;

iii. Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

iv. Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the performance goal vesting requirement or waive the forfeiture of any Performance-Based Awards intended to constitute Qualified Performance-Based Compensation or if any such acceleration would result in a violation of Section 409A of the Code;

v. Subject to Section 14 of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended, canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

vi. Prescribe the form of each Award Agreement, which need not be identical for each Participant;

vii. Decide all other matters that must be determined in connection with an Award;

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-5

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

viii. Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the United States or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

ix. Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement; and

x. Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

(c) Decisions Binding. The Committee’s interpretation of the Plan, any sub-plan, or any Awards granted pursuant to the Plan, any sub-plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan, any sub-plan and any Award Agreement are final, binding, and conclusive on all parties.

(d) Delegation of Authority. To the extent permitted by applicable Irish or United States law and subject to Section 14 of this Plan, the Committee may from time to time delegate to the Share Award Committee, the Chief Executive Officer and/or one or more senior officers of the Company the authority to grant, amend, substitute, exchange, replace, buyout, surrender, forfeit or cancel Awards to Participants; provided that the Committee shall have the sole authority with respect to Awards granted to or held by (a) Participants who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to grant, amend, exchange, replace, buyout, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States and Ireland. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, or at all times, the delegate appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.

(e) No Liability to Participants. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the Willis Group, and the officers and Directors of the Willis Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 3(d) shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the Willis Group, any Designated Associate Company or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee or the Share Award Committee shall have liability to a Participant or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

4. ELIGIBILITY AND PARTICIPATION

(a) Eligibility. Subject to the provisions of the Plan, each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan in such form and having such terms, conditions and limitations as the Committee may determine; provided, however, that Eligible Individuals employed by a Designated Associate Company shall not be eligible to be granted an Option, SAR or other “stock right,” within the meaning of Section 409A of the Code, unless the Eligible Individual is not a U.S. Taxpayer or if the Committee determines that the stock right is exempt from, or may be granted in compliance with, Section 409A of the Code.

(b) Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards may be granted singly, in combination

A-6    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee or an authorized delegatee under Section 3(d), as applicable, consistent, however, with the terms of the Plan and any sub-plan.

5. SHARE LIMITATIONS

(a) Number of Shares. Subject to Section 12, the aggregate number of Shares which are authorized for grants and may be issued or transferred pursuant to Awards under the Plan will be 19,432,521 Shares;1 provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 1,887,504 Shares.2 Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award. Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 3.28 Shares for every one (1) Share granted or subject to grant for any such Award.

To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 5(a) shall be added back as one (1) Share if such Shares were subject to Options or SARs granted under the Plan and as 3.28 Shares if such Shares were subject to Full-Value Awards granted under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 5(a): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of a Option or a SAR; (iii) Shares tendered by the Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (iv) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from Options. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

To the extent permitted by applicable securities law or any rule of the securities exchange on which the Ordinary Shares are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to the Plan. Additionally, to the extent permitted by applicable securities law or any rule of the securities exchange on which the Ordinary Shares are then listed or traded, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

[1]

The maximum aggregate number of shares reflects the sum of (i) 10,750,000 Shares, the increase to the number of Shares that was approved by the Board on April 21, 2016, subject to shareholder approval (the “Share Reserve Increase”), plus (ii) 8,682,521 Shares, the number of Shares that was available for issuance pursuant to the Plan prior to the Share Reserve Increase, after adjusting to reflect the consolidation with respect to the Ordinary Shares pursuant to which each 2.6490 Ordinary Share was converted into one Ordinary Share (the “Reverse Stock Split”) (prior to the Reverse Stock Split, 23,000,000 Shares were reserved for issuance under the Plan).

[2]	5,000,000 Shares prior to the Reverse Stock Split.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-7

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(b) Shares Distributed. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market.

(c) Limitation on Number of Shares Subject to Performance-Based Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 8, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,000,000 Shares with respect to Awards other than Full Value Awards (i.e., Options and SARs) or 1,000,000 Shares with respect to Full Value Awards (i.e., Restricted Shares and Restricted Share Units) and the maximum amount that may be paid in cash during any calendar year with respect to any Award (including, without limitation, any Performance Bonus Award) shall be $10,000,000. To the extent required by Section 162(m) of the Code or the Department of Treasury regulations thereunder, in applying the foregoing limitations with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant.

6. TERMS AND CONDITIONS APPLICABLE TO AWARDS

(a) Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(b) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(c) No Right to Employment or Services. Nothing contained herein shall affect the right of Willis Group or, if applicable, a Designated Associate Company to terminate any Participant’s employment or service at any time or for any reason. The rights and obligations of any individual under the terms of his or her office or employment or service with any member of the Willis Group or, if applicable, a Designated Associate Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the his or her Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to any Award as a result of such termination.

(d) Deferral of Awards. Subject to complying with Section 409A of the Code in the case of Awards granted to a U.S. Taxpayer, the deferral of the settlement of an Award may be provided for, at the sole discretion of the Committee, in the Award Agreements.

(e) Limits on Transfer. No Award, right or benefit under the Plan may be transferred by a Participant other than by will or the laws of intestacy, and all Awards, rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f) No Shareholder Rights. Except as set forth in Section 7(b) or otherwise determined by the Committee, Participants shall not be, and shall not have any of the rights or privileges of, Company shareholders in respect of any Shares purchasable or issuable in connection with any Award unless and such Shares have been issued by the Company to such Participants.

(g) Relationship to Other Benefits. Absent express provisions to the contrary, any Award under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of Willis Group or Designated Associate Company and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974 of the United States, as amended. Further, no payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or

A-8    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

severance payments, welfare or other benefit plan of any member of the Willis Group or any Designated Associate Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(h) Unfunded Status of Awards. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of Willis Group, nor shall any assets of any member of Willis Group be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(i) Share Certificates; Book Entry Procedures. Any certificates evidencing Shares delivered pursuant to the Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with applicable securities laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(j) Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(k) Vesting Acceleration. Any Award granted under the Plan shall only vest while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may become exerciseable or vest because of the Participants Termination of Service except during the first year of vesting for Awards that are subject to a one-year minimum vesting requirement, or because of the Participant’s death or Termination of Service resulting from a Permanent Disability; provided, however, that no such action to accelerate the vesting or exercisability shall be given effect to the extent that such action would cause Performance-Based Awards to fail to constitute Qualified Performance-Based Compensation or cause an Award to violate Section 409A of the Code.

(l) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

(n) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. The Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(o) Compliance with Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-9

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

Ireland or the United States or in a jurisdiction outside of Ireland or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the United States and jurisdictions outside of Ireland and United States. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(p) No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of Ireland, the United States or jurisdictions outside of the United States (e.g., Incentive Stock Options under Section 422 of the Code or tax-favored schemes in Ireland or the United Kingdom) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan, including Section 17, notwithstanding, and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive favorable tax treatment or is subject to adverse tax treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

7. AWARDS

From time to time, the Committee will determine the forms and amounts of Awards for Participants. Such Awards may take the following forms in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Shares to be acquired pursuant to an Award be less than the Nominal Value of the Shares.

(a) Share Options. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant, and if the Option is intended to be an Incentive Stock Option, the Exercise Price shall comply with Section 7(a)(iv)(A); provided, however, if an Option is granted pursuant to a sub-plan adopted by the Committee to non-U.S. taxpayer employees outside of the U.S., the Committee may establish an exercise price that complies with the requirements of local tax law as long as such price is not less than Nominal Value of the Share or such higher price required by Irish law.

ii. Time and Conditions of Exercise. Except as provided below with respect to minimum vesting requirements, the Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Except for Substitute Awards, Options that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Options) shall have a vesting period of not less than one (1) year from

A-10    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

date of grant, provided that the minimum vesting periods set forth in this sentence shall not apply to Awards relating to Shares in the Unrestricted Pool.

iii. Payment of Exercise Price. The Committee shall determine the methods by which the Exercise Price of an Option and applicable withholding of Tax-Related Items (as further set forth in Section 16 hereof) may be paid and the form of payment, as shall be set forth in the Participant’s Award Agreement, including, without limitation: (a) cash or check, (b) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise or payment of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised, (c) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (d) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale of Shares to the Company in satisfaction of the Exercise Price and applicable withholding of Tax-Related Items; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (e) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus Tax-Related Items withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

iv. Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary or any Parent and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 7 hereof, must comply with the provisions of this Section 7(a)(iv).

A. Exercise Price. An ISO shall be granted at an Exercise Price that is not less than 100% of Fair Market Value of a Share on the date of grant. An ISO may be granted to any Employee who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at an Exercise Price that is not less than 110% of Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

B. Expiration. Subject to Section 7(a)(iv)(A), an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

1. Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

2. Three months after the Participant’s Termination of Service as an Employee; and

3. One year after the date of the Participant’s Termination of Service on account of Permanent Disability or death. Upon the Participant’s Permanent Disability or death, any ISOs exercisable at the Participant’s Permanent Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of intestacy.

C. Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed (U.S.)$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-11

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered a non-qualified share Option.

D. Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the issue or transfer of such Shares to the Participant.

E. Right to Exercise. During a Participant’s lifetime, an ISO may be exercised only by the Participant.

F. Failure to Meet Requirements. Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a non-qualified share Option.

v. Substitution of SARs. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 14 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

(b) Restricted Shares. The Committee is authorized to make awards of Restricted Shares to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Awards and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.

i. Purchase Price. At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Award. The price to be paid by the Participant for each Share subject to the Restricted Shares shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Shares Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

ii. Issuance, Vesting and Restrictions. Except as provided below with respect to minimum vesting requirements, the Committee shall determine the vesting or other conditions, if any, and such other restrictions on transferability and other restrictions to which Restricted Shares may or may not be subject (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). Except for Substitute Awards, Restricted Share Awards that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Shares) shall have a vesting period of not less than one (1) year from date of grant, provided that the minimum vesting periods set forth in this sentence shall not apply to Awards relating to Shares in the Unrestricted Pool.

iii. Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

iv. Restrictive Legend. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Shares are issued in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

A-12    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(c) Share Appreciation Rights. The Committee is authorized to grant Share Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i. Exercise Price. The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant.

ii. Time and Conditions of Exercise. Except as provided below with respect to minimum vesting requirements, the Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised. Except for Substitute Awards, SARs that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based SARs) shall have a vesting period of not less than one (1) year from date of grant, provided that the minimum vesting periods set forth in this sentence shall not apply to Awards relating to Shares in the Unrestricted Pool.

iii. Payment and Limitations on Exercise.

A. A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 16), subject to any limitations the Committee may impose.

B. Payment of the amounts determined under Section 7(c)(iii) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(d) Restricted Share Units. The Committee is authorized to award Restricted Share Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

i. Vesting Conditions. A Participant receiving a Restricted Share Unit Award shall not possess the rights of a shareholder of the Company with respect to such grant until the Restricted Share Units are settled and the Shares subject to the Restricted Share Units have been issued to the Participant. Except as provided below with respect to minimum vesting requirements, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time and/or the attainment of performance-based conditions. Except for Substitute Awards, Restricted Share Units that vest based on the Participant’s continued employment with the Company, a Subsidiary or a Designated Associate Company (i.e., time-based Restricted Share Units) shall have a vesting period of not less than one (1) year from date of grant and Restricted Share Units that vest based on attainment of performance conditions shall measure performance attainment over a period of not less than one year, provided that the minimum vesting periods set forth in this sentence shall not apply to Awards relating to Shares in the Unrestricted Pool.

ii. Purchase Price. At the time of the grant of Restricted Shares Units, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Units. The price to be paid by the Participant for each Share subject to the Restricted Shares Units Awards shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Restricted Share Unit Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

iii. Form and Time of Settlement. The Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-13

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

compliance with Section 409A of the Code in the case of Restricted Share Units granted to a U.S. Taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 16), the Company shall issue or transfer to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 16). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 12.

iv. General Creditors. A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

(e) Other Share-Based Awards. The Committee may make other Awards under the Plan pursuant to which Ordinary Shares or other equity securities of the Company are or may in the future be acquired, or Awards denominated in Share units, including units valued using measures other than Fair Market Value. Share-Based Awards may be granted with or without consideration from the Participant, provided that the Award may not be granted with a purchase price less than the Nominal Value per Share subject to the Share-Based Award. Except as provided below with respect to minimum vesting conditions, Share-Based Awards may be subject to vesting conditions or may be granted free of vesting conditions, transfer restrictions and forfeiture conditions. The vesting period of a Share-Based Award shall be not less than one (1) year and for Share-Based Awards that vest based on the attainment of performance conditions shall measure performance attainment over a period of not less than one year, provided that the minimum vesting periods set forth in this sentence shall not apply to Awards relating to Shares in the Unrestricted Pool. Should Ordinary Shares be issued on the vesting of a Share-Based Award in circumstances where they are not otherwise fully paid up, the Committee may require the Participant to pay the aggregate Nominal Value of such Ordinary Shares on the basis that such Ordinary Shares shall then be allotted as fully paid to the Participant.

(f) Entitlement to Dividend Equivalent Rights. Subject to complying with Section 409A of the Code and the provisions of the Plan, including, without limitation Section 12, and any Award Agreement, the recipient of a Full-Value Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, a Dividend Equivalent Right, cash, Shares or other property with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalent Rights or other dividends or payments shall be treated as a separate Award and such Dividend Equivalent Rights or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. If the Award is a performance-based Award, the Dividend Equivalent Rights will be subject to the same performance conditions of the Award and the Participant shall not be entitled to such Dividend Equivalent Rights unless the performance conditions of the Award have been met. The Committee may provide that such amounts and Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalent Rights are subject to the same vesting conditions as the underlying Award.

8. PERFORMANCE-BASED AWARDS FOR COVERED EMPLOYEES

(a) Purpose. The purpose of this Section 8 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Section 7 hereof as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 8 shall control over any contrary provision contained in Section 7; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 8.

A-14    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

(b) Applicability. This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c) Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Section 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, (d) the levels of attainment for the Performance Goals (if applicable) and the percentage of amounts of such Awards which may be earned for such Performance Period based on the levels of attainment; and (e) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals and the applicable level of attainment (if applicable) have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, subject to any additional service requirements.

(d) Performance Bonus Awards. The Committee is authorized under the Plan to grant Performance Bonus Awards, which are Performance-Based Awards payable in the form of cash, that shall vest upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee.

(e) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

9. GRANTS TO NON-EMPLOYEE DIRECTORS

(a) Eligibility. From time to time, the Committee will determine the forms and amounts of Awards for Non-Employee Directors. Such Awards may take the following forms: Options, SARs, Restricted Shares, Restricted Share Units, Performance-Based Awards or any other right or benefit, including any other Share-Based Award pursuant to the Plan in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Award be less than the Nominal Value of the Shares. Awards subject to this Section 9 shall be granted only to Non-Employee Directors. In no event, however, may any Non-Employee Director be granted any Awards under this Section 9 if such Award is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Non-Employee Director is resident under the relevant securities laws of that jurisdiction.

(b) Vesting and Exercisability. Each Award will vest and/or become exercisable according to the terms set forth by the Committee in the applicable Award Agreement. Upon a Termination of Service, the Non-Employee Director may exercise

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-15

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

his or her Options, if any only to the extent that such Awards would have vested and/or the Options would have been exercisable upon the Termination Date for such period as set forth in the Award Agreement.

10. FORFEITURE OR CLAWBACK OF AWARDS

(a) Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be forfeited or canceled if the Participant, without the consent of the Company, while employed by any member of the Willis Group or, if applicable, a Designated Associate Company or after Termination of Service, establishes a relationship with a competitor of any member of the Willis Group or, if applicable, a Designated Associate Company or engages in activity that is in conflict with or adverse to the interest of any member of the Willis Group or, if applicable, a Designated Associate Company (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Awards Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b) Notwithstanding Section 10(a), any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as may be required to comply with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.

11. TRANSFERS AND LEAVES OF ABSENCE

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among a member of the Willis Group and any Subsidiary or any Designated Associate Company shall not be deemed a Termination of Service, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the Willis Group or Designated Associate Company during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Willis Group or a Designated Associate Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

12. ADJUSTMENTS

In the event of any increase, decrease or change in the number or characteristic of outstanding Ordinary Shares of the Company effected without receipt of consideration by the Company or by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall substitute or adjust proportionately, as the Committee in its sole discretion deems equitable, (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5); (b) the number and kind of shares (or other securities or property) subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this

A-16    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

13. CHANGE OF CONTROL OR SIMILAR EVENT

(a) In the event of a Change of Control in which the successor company assumes or substitutes an award for a Share Option, Restricted Share Award, SAR, Restricted Share Unit Award or other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary thereof) terminates on an involuntary basis within 24 months following such Change of Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Share Options or SARs outstanding as of the date of such Termination of Services will immediately vest, become fully exercisable, (ii) restrictions and deferral limitations on Restricted Share Awards and Restricted Share Units Awards shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code, and (iii) the restrictions and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable. For the purposes of this Section 13, an Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether Shares, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely ordinary shares or common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely ordinary shares or common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided by the Committee, in the event of a Change of Control in which the successor company does not assume or substitute an Award: (i) those Share Options or SARs outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable immediately prior to the Change in Control, (ii) restrictions on Restricted Shares and Restricted Shares Units shall lapse and the Restricted Shares and Restricted Shares Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Change of Control, subject to compliance with Section 409A of the Code, and (iii) the restrictions and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards, shall become free of all restrictions, limitations or conditions and become fully vested and transferable, subject to compliance with Section 409A of the Code.

(c) In the event of a Change of Control, in the Committee’s sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of the Change of Control, the Committee is hereby authorized to take any such action that the Committee determines is appropriate with respect to Awards, the vesting of which is based on the attainment of performance conditions, including, without limitation, providing that the Award shall vest at the target level performance, actual performance level determined as of the most recent practicable date as of which performance may be measured, or as otherwise provided by the Committee.

(d) In its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, upon the occurrence of a Change of Control, each vested Option or SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such vested Option or SAR an amount equal to the excess of the Fair

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-17

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

Market Value of such Share immediately prior to the occurrence of such Change of Control over the Exercise Price per Share of such Option or SAR; such amount to be payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

14. AMENDMENT AND TERMINATION

The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel any outstanding Award consistent with the Plan. The Board or Committee may amend, suspend or terminate the Plan at any time, provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval under the NASDAQ Stock Market or other securities exchange listing requirements then applicable to the Company including, other than pursuant to Section 12, (i) increasing the benefits accrued to Participants, (ii) increasing the number of Shares which may be issued under the Plan, (iii) modifying the requirements for participation in the Plan to allow additional individuals to participate, or (iv) except in connection with an adjustment or Change of Control as set forth in Sections 12 and 13, amending an Option or SAR to reduce the Exercise Price to below the Fair Market Value of the Shares on the original date of grant or canceling, substituting, exchanging, replacing, buying out or surrendering Options or SARs at a time when the Fair Market Value of the Shares is less than the exercise Price of such Option or SARs in exchange for cash, or the grant of other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant.

15. FOREIGN AWARDS AND RIGHTS

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Willis Group and its Designated Associate Companies operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Designated Associate Companies or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may restrict the sale of Shares and/or modify the Change of Control and Adjustments provisions of the Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, any securities law.

16. WITHHOLDING TAXES

Any member of the Willis Group or a Designated Associate Company shall have the authority and right to deduct or withhold or require a Participant to remit to the Company, any member of the Willis Group or a Designated Associate Company, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company, a Subsidiary or a Designated Associate Company, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged

A-18    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit A (continued)

by the Company on the Participant’s behalf; or (iii) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan.

17. COMPLIANCE WITH SECTION 409A OF THE CODE FOR U.S. TAX PAYERS

(a) The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

(b) Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service shall not be made to the Participant unless the Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

18. GOVERNING LAW

The Plan shall be governed by the laws of Ireland, without regard to its conflicts of laws.

19. PLAN HISTORY AND EXPIRATION DATE

(a) Plan History. The Plan became effective as of the date of the original approval of the Plan by a majority of the shareholders of the Company (April 25, 2012). The Plan was subsequently amended and restated on July 23, 2014.

(b) Expiration Date. The Plan shall continue in effect until terminated by the Board or the Committee pursuant to Section 14. No Awards shall be granted under the Plan after expiration of the Plan. Awards that are outstanding as of the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement, except that no Incentive Stock Option may be granted under the Plan after April 21, 2026.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    A-19

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B

The Willis Towers Watson Public Limited Company

Amended and Restated 2010 North American Employee Stock Purchase Plan

(as Amended and Restated on June 10, 2016)

1. Purpose of the Plan

The purpose of the Plan is to give eligible employees of the Participating Subsidiaries of Willis Towers Watson Public Limited Company in the United States of America and Canada the ability to benefit from the added interest that such employees will have in the welfare of the Company as a result of their increased equity interest in that Company.

2. Section 423 of the Code

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code or any successor section thereto. Accordingly, all Participants in each Offering under the Plan shall have the same rights and privileges, subject to any exceptions that are permitted under Section 423 of the Code and the rules and regulations promulgated thereunder. Any provision of the Plan that is inconsistent with Section 423 of the Code or any successor provision shall, without further act or amendment, be reformed to comply with the requirements of Section 423. This Section 2 shall take precedence over all other provisions in the Plan.

3. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Board: The Board of Directors of the Company or a duly authorized committee of the Board.

(c) Change in Control: Such term means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Act and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) of the ordinary shares of the Company representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding ordinary shares of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (x) nominated by the Company’s Board nor (y) appointed by directors so nominated.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company. The Board, in its sole discretion, may make an appropriate and equitable adjustment to the Shares underlying an Option to take into account such transaction, including substituting or providing for the issuance of shares of the resulting ultimate parent entity in lieu of Shares of the Company.

(d) Code: The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.

(e) Companies Act: The Companies Act 1963 of Ireland.

(f) Company or Willis Towers Watson: Willis Towers Watson Public Limited Company, formerly Willis Group Holdings Public Limited Company, a company organized under the laws of Ireland under registered number 475616.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    B-1

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

(g) Compensation: Base salary, AIP and office profit bonuses or other miscellaneous bonuses as defined in the payroll system, commissions, production incentives, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Section 125 of the Code. Notwithstanding the foregoing, Compensation shall exclude any other form of remuneration not listed above including severance pay, stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.

(h) Disqualifying Disposition: As such term is defined in Section 11(h) of the Plan.

(i) Effective Date: The date on which the Plan was originally adopted by the Board of Directors of Willis Group Holdings Public Limited Company, subject to shareholder approval as defined pursuant to Section 22 of the Plan.

(j) Fair Market Value: On a given date, the per Share closing price of the Shares as reported on the NASDAQ Stock Market (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the NASDAQ Stock Market, on such other principal securities exchange or market on which the Shares are traded, and if the Company is not listed on the NASDAQ Stock Market or any other securities exchange or market, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

(k) Maximum Share Amount: Subject to Section 423 of the Code, the maximum number of Shares that a Participant may purchase in any given Offering Period or for any given year shall be determined by the Board; provided, however, the maximum number of Shares that a Participant may purchase under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) for any given year is U.S. $25,000 worth of Shares (as determined as of each Offering Date) in each calendar year during which an Option is granted to such Participant; provided, further, the maximum number of Shares that a Participant may purchase for any given Offering Period is 1,887 Shares.

(l) Offering: An offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 6. Unless otherwise provided by the Board, each Offering to the employees of the Company or a Participating Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(m) Offering Date: The first date of an Offering Period.

(n) Offering Period: An offering period described in Section 6 of the Plan.

(o) Option: A share option granted pursuant to Section 9 of the Plan.

(p) Participant: An individual who is eligible to participate in the Plan pursuant to Section 7 of the Plan.

(q) Participating Subsidiary: A Subsidiary of the Company that is selected to participate in the Plan by the Board in its sole discretion.

(r) Payroll Deduction Account: An account to which payroll deductions of Participants are credited under Section 11(c) of the Plan.

(s) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(t) Plan: The Willis Towers Watson 2010 North American Employee Stock Purchase Plan, as adopted by the Board on February 3, 2010, and as amended from time to time.

(u) Plan Broker: A stock brokerage or other financial services firm designated by the Board in its sole discretion.

B-2    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

(v) Purchase Date: The last date of an Offering Period.

(w) Purchase Price: The purchase price per Share, as determined pursuant to Section 10 of the Plan.

(x) Shares: Ordinary shares of the Company.

(y) Subsidiary: A subsidiary corporation as defined in Section 424(f) of the Code (or any successor section thereto) which is also a subsidiary within the meaning of Section 155 of the Companies Act.

(z) Willis Group: The Company and its Subsidiaries.

4. Shares Subject to the Plan

Subject to the adjustment provision in Section 14 of the Plan, the total number of Shares which shall be made available for sale under the Plan shall be 1,377,500 Shares to be allocated among Offering Periods as the Board shall determine. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised may exceed (i) the number of Shares available for sale under the Plan on the Offering Date of the applicable Offering Period or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising Options on such Purchase Date, and continue all Offering Periods then in effect or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising Options on such Purchase Date, and terminate any or all Offering Periods then in effect. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of Additional Shares (defined below) for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares or Shares purchased on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan.

5. Administration of the Plan and Administrative Fees

The Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Board is authorized to interpret the Plan, to designate separate Offerings under the Plan and determine the terms of such Offerings (within the parameters of the Plan), to establish, amend and rescind any rules and regulations relating to the Plan or to Offerings thereunder, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Subject to any applicable law, the Board may delegate its duties and powers under the Plan to such persons, board of directors of subsidiaries or committees thereof as it designates in its sole discretion. The Board may impose reasonable administrative fees on Participants to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan.

6. Offering Periods

The Plan shall be implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods commencing on the date determined by the Board. The Plan shall continue until terminated in accordance with Section 19 hereof. Notwithstanding the foregoing, the Board may change the duration, frequency and/or commencement of any Offering Period, subject to the limitations under Section 423 of the Code and all applicable state, local, and foreign laws.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    B-3

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

7. Eligibility

(a) Any individual whose (i) customary employment by a Participating Subsidiary is more than twenty (20) hours per week, (ii) customary employment by a Participating Subsidiary is for more than five (5) months in any calendar year; and (iii) employment by a Participating Subsidiary has continued for more than two (2) months prior to the beginning of an Offering Period, is eligible to participate in the Plan commencing with that Offering Period. Notwithstanding the foregoing, the Board shall have discretion, in subsequent Offering Periods, to exclude from the Plan or from any Offering one or more of the following categories of employees:

(1) employees who have not been continuously employed by a Participating Subsidiary for such period as the Board may determine (but less than two (2) years), ending on the Offering Date; and

(2) highly compensated employees who (x) have compensation in excess of a certain level, (y) are officers, or (z) are subject to the disclosure requirements of Section 16(a) of the Act.

(b) In no event shall an employee be granted an Option under the Plan if, immediately after the grant, such employee (or any other person whose share would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any related Company.

8. Participation in the Plan

The Board shall set forth procedures pursuant to which Participants may elect to participate in a given Offering Period under the Plan. Once a Participant elects to participate in an Offering Period, such employee shall automatically participate in all subsequent Offering Periods unless the employee (a) makes a new election or (b) withdraws from an Offering Period or from the Plan pursuant to Section 12 of the Plan.

9. Grant of Option on Enrollment

Each Participant who elects to participate in a given Offering Period shall be granted (as of the first date of the Offering Period) an Option to purchase (as of the Purchase Date) a number of Shares equal to the lesser of (i) the Maximum Share Amount reduced by any purchases that have already been made under the Plan during the same calendar year in which the purchases for this Offering Period will be made or (ii) the number determined by dividing the amount accumulated in such employee’s payroll deduction account during such Offering Period by the Purchase Price.

10. Purchase Price

The Purchase Price at which a Share will be sold for in a given Offering Period, as of the Purchase Date, shall be determined by the Board but shall not be less than eighty-five percent (85%) of the lesser of:

(a) the Fair Market Value of a Share on the first day of the Offering Period; or

(b) the Fair Market Value of a Share on the last day of the Offering Period.

Provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a shareholder-approved amendment to the Plan (the date on which such amendment is approved, the “Approval Date”), and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”) and (iii) the Fair Market Value of a Share on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Approval Date is deemed to be the first day of a new Offering Period, and the Purchase Price with respect to the Additional Shares shall be determined by the Board but shall not be less than eighty-five percent (85%) of the Approval Date Fair Market Value or the Fair Market Value of a Share on the Purchase Date, whichever is lower.

B-4    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

11. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares

Subject to Sections 12 and 13 of the Plan:

(a) Payroll deductions shall be made on each day that Participants are paid during an Offering Period with respect to all Participants who elect to participate in such Offering Period. The deductions shall be made as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) to fifteen percent (15%) of such Participant’s Compensation, as elected by the Participant; provided, however, that no Participant shall be permitted to purchase Shares under this Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any of its Subsidiaries) with an aggregate Fair Market Value (as determined as of each Offering Date) in excess of U.S. $25,000.00 (or such lesser amount as determined by the Board in its sole discretion) for any one calendar year within the meaning of Section 423(b)(8) of the Code. For a given Offering Period, payroll deductions shall commence on the Offering Date and shall end on the related Purchase Date, unless sooner altered or terminated as provided in the Plan.

(b) For each Offering Period, Participants will have a period of at least two (2) weeks prior to the Offering Date to elect the percentage of their Compensation to have deducted in said Offering Period under the Plan.

(c) A Participant shall not change the rate of payroll deductions once an Offering Period has commenced. Unless a Participant makes a new election to change the rate of payroll deductions prior to the commencement of an Offering Period, the Participant’s most recent election will apply to such new Offering Period.

(d) All payroll deductions made with respect to a Participant shall be credited to his or her Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company. Any administrative fee that may be assessed pursuant to Section 5 above may be deducted from a Participant’s Payroll Deduction Account. Interest shall accrue and shall be paid on the amounts credited to such Payroll Deduction Accounts as determined by the Board in its sole discretion. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A Participant may not make any separate cash payment into his or her Payroll Deduction Account and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction.

(e) On each Purchase Date, the Company shall apply all funds then in the Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be) pursuant to the Option granted on the Offering Date. In the event that the number of Shares to be purchased by all Participants in one Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares available for issuance under the Plan in as uniform a manner as shall be practicable and as the Board shall in its sole discretion determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned to the Participant.

(f) A Participant shall have no interest or voting right in the Shares covered by his or her Option until such Option is exercised. Upon exercise, the Shares received by a Participant under this Plan will carry the same voting rights as other outstanding shares of the same class.

(g) As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant’s name with the Plan Broker to be held by such Broker for the remainder of the two (2) year holding period set forth in Section 423(a)(1) of the Code. Unless otherwise permitted by the Board in its sole discretion, dividends that are declared on the Shares held in such account shall be paid in cash to the Participant.

(h) Once the two (2) year holding period set forth in Section 423(a)(1) of the Code has been satisfied with respect to a Participant’s Shares, the Participant may (i) transfer his or her Shares to another brokerage account of Participant’s choosing, or (ii) request in writing that any whole Shares in his or her account with the Plan Broker be issued to him or her and that any fractional Shares remaining in such account be paid in cash to him or her. The Board may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing Shares. Any Participant who engages in

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    B-5

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

a “Disqualifying Disposition” of his or her Shares within the meaning of Section 421(b) of the Code shall notify the Company of such Disqualifying Disposition in accordance with Section 21 of the Plan.

12. Withdrawal

Each Participant may withdraw from an Offering Period or from the Plan under such terms and conditions as are established by the Board in its sole discretion. Upon a Participant’s withdrawal from an Offering Period or from the Plan, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, with such interest as the Board may, in its sole discretion, determine to pay to such Participant and he or she shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offering Periods by enrolling for a subsequent Offering Period or pursuant to such terms and conditions established by the Board in its sole discretion.

13. Termination of Employment

A Participant whose employment is terminated for any reason shall cease to participate in the Plan upon his or her termination of employment. Upon such termination all payroll deductions credited to the Participant’s Payroll Deduction Account shall be returned, with such interest as the Board may, in its sole discretion, determine to pay to such Participant and such Participant shall have no future rights in any unexercised Options under the Plan.

14. Adjustments upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

(a) Generally. In the event of any increase, decrease or change in the number or characteristic of outstanding Shares effected without receipt of consideration by the Company or by reason of any Share dividend, split, reverse share split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Board without liability to any person will make such substitution or adjustment, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price and/or (iii) any other affected terms of such Options. An adjustment under this provision may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.

(b) Change in Control. In the event of a Change in Control, the Board in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Option or Offering Period as of the date of the consummation of the Change in Control.

15. Nontransferability

No Options granted under the Plan shall be transferred, assigned, pledged or otherwise disposed of in any way by the Participant otherwise than by will or by the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect, except that the Board may treat such act as an election to withdraw from the Offering Period in accordance with Section 12. During the Participant’s lifetime Options shall be exercisable only by the Participant.

16. No Right to Employment

The granting of an Option under the Plan shall impose no obligation on the Participating Subsidiary to continue the employment of a Participant and shall not lessen or affect the Participating Subsidiary’s right to terminate the employment of such Participant.

B-6    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

17. Amendment or Termination of the Plan

The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board, (b) issuance of all of the Shares reserved for issuance under the Plan, (c) June 10, 2026 or (d) failure to satisfy the conditions of Section 22 of the Plan. The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in Section 15 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (b) except as otherwise provided in Section 15(b), without the consent of a Participant, would impair any of the rights or obligations under any Option theretofore granted to such Participant under the Plan; provided, however, that (i) the Board may amend the Plan in such manner as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable law and (ii) the Board may terminate the Plan without the consent of the Participants so long as it returns all payroll deductions accumulated in the Participants’ Payroll Deduction Accounts together with such interest as the Board may, in its sole discretion, determine to pay.

18. Tax Withholding

(a) The Participant’s employer shall have the right to withhold from such Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. Unless the Board specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from the Shares otherwise to be received. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to the amount of such withholding taxes.

(b) Notwithstanding anything set forth in Section 18(a), an option may not be exercised unless:

(i) the Board considers that the issuance or transfer of Shares pursuant to such exercise would be lawful in all relevant jurisdictions; and

(ii) in a case where, if the Option were exercised, the Company or a Participating Subsidiary would be obligated to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the Option and/or for any social security contributions that would be recoverable from the person in question (together, the “Tax Liability”), that person has either:

(x) made a payment to the Company or the relevant Participating Subsidiary of an amount at least equal to the Company’s estimate of the Tax Liability; or

(y) entered into arrangements acceptable to the Company or the relevant Participating Subsidiary to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his behalf and the payment to the Company or the relevant Participating Subsidiary of the relevant amount out of the proceeds of sale or otherwise).

19. Non-U.S. Participants

With respect to Participants who reside or work outside the United States of America, the Board may, in its sole discretion, amend the terms of the Plan or of any Offering with respect to such Participants in order to conform such terms with the requirements of local or foreign law.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    B-7

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit B (continued)

20. Notices

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

Willis North America Inc.

26 Century Boulevard

Nashville, TN 37214

Attention: Corporate Secretary

With a copy to:

Willis Towers Watson Public Limited Company

c/o Willis Group Limited

51 Lime Street

London EC3M 7DQ.

Attention: Company Secretary

21. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York (without regard to any conflict of law provisions).

22. Effectiveness of the Plan

The Plan shall become effective on the date on which it was originally adopted by the Board of Directors of Willis Group Holdings Public Limited Company (the “Effective Date”); provided, however, that the Plan must be approved (or re-approved, as the case may be) by the shareholders of the Company within (12) months after the Effective Date or after a change in the granting corporation or Shares available hereunder. If shareholder approval (or re-approval) of the Plan is not obtained at the time of a Purchase Date, then all amounts withheld through payroll deductions shall be returned to the Participants without interest.

23. Beneficiaries

Each Participant may from time to time designate one or more persons as his or her Beneficiary under the Plan. Such designation shall be made by filing a written notice of such designation on a form prescribed by the Board. Each Participant may at any time and from time to time, revoke or modify any previous beneficiary designation, without notice to or consent of any previously designated Beneficiary, by a further written designation. In the event of the death of a Participant, any Shares or payroll deductions accumulated in the Participants’ Payroll Deduction Account together with such interest as the Board may, in its sole discretion, determine to pay shall be paid to such Beneficiary. If no beneficiary designation shall be in effect at the time of a Participant’s death, any Shares or payroll deductions accumulated in the Participants’ Payroll Deduction Accounts together with such interest as the Board may, in its sole discretion, determine to pay shall be paid to the Participant’s estate.

B-8    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit C

Reconciliation of GAAP to Non-GAAP Information

This Proxy Statement contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is set forth below. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements found in the Company’s Annual Report on Form 10-K.

Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited. Our calculation methods are set forth below.

Underlying measures

Our underlying non-GAAP measures are calculated by excluding restructuring costs relating to the Operational Improvement Program, the impact of the Venezuelan Bolivar devaluation, certain litigation provisions, gains (losses) on disposal of operations, remeasurement of previously held equity interests, non-recurring changes in deferred tax valuation allowances and, from the second quarter of 2015, merger and acquisition (“M&A”) transaction-related costs, as relevant, from total revenues, total expenses, salaries and benefits, other operating expenses, operating income, net income, and diluted earnings per share, the most directly comparable GAAP measures. As a result of excluding M&A transaction-related costs from the second quarter of 2015, underlying non-GAAP measures for 2014 have been restated.

Additionally, prior year total revenues, total expenses, net income and diluted earnings per share have been rebased to current period exchange rates to eliminate the impact of year-over-year foreign exchange movements.

Organic measures

Our organic non-GAAP measures are calculated by further excluding the twelve-month impact from acquisitions and disposals from our underlying measures.

The following tables reconcile reported commissions and fees growth to underlying and organic commissions and fees growth for the twelve months ended December 31, 2015.

	12 months ended December 31,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees growth
Willis GB	$637	$662	(3.8)%	(5.4)%	1.6%	(0.2)%	1.8%
Willis Capital, Wholesale and Reinsurance	811	749	8.3%	(4.2)%	12.5%	11.5%	1.0%
Willis North America	1,298	1,318	(1.5)%	(0.4)%	(1.1)%	(3.5)%	2.4%
Willis International	1,063	1,038	2.4%	(18.7)%	21.1%	13.5%	7.6%
Total	$3,809	$3,767	1.1%	(6.5)%	7.6%	4.3%	3.3%

(1)	Percentages may differ due to rounding.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY    C-1

2016 NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibit C (continued)

The following tables reconcile total expenses the most directly comparable GAAP measures, to underlying and organic total expenses, for the three and twelve months ended December 31, 2015 and 2014:

	3 months ended December 31,			12 months ended December 31,
	2015	2014	% Change	2015	2014	% Change
Reported Total expenses	$972	$819	18.7%	$3,402	$3,155	7.8%
Excluding:
Restructuring costs	(33)	(16)		(126)	(36)
M&A transaction-related costs(2)	(48)	(5)		(84)	(7)
Litigation provision(3)	(70)	—		(70)	—
Foreign currency movements(4)	—	(41)		—	(197)
Underlying Total expenses	$821	$757	8.5%	$3,122	$2,915	7.1%
Net expenses from acquisitions and disposals	(53)	(4)		(210)	(29)
Organic Total expenses	$768	$753	2.0%	$2,912	$2,886	0.9%

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and $5 million of such expenses in the fourth quarter of 2014, have been restated.
(3)	In light of our review of facts and circumstances relating to the Stanford Financial Group litigation matters (which are non-ordinary course litigation matters) described in the Company’s most recent Annual Report on Form 10-K filed with the SEC, we added $70 million to our provisions for loss contingencies for those matters. In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(4)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

C-2    WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

About Willis Towers Watson
Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas – the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.
15392/04/16
willistowerswatson.com
Willis Towers Watson

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

200 LIBERTY STREET

NEW YORK, NEW YORK 10281

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10846-P79229 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors		For	Against	Abstain
					The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7.		For	Against	Abstain
1a. Dominic Casserley 1b. Anna C. Catalano 1c. Victor F. Ganzi		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

2.     To ratify, on an advisory basis, the reappointment of Deloitte LLP as independent auditor until the close of the next Annual General Meeting of Shareholders and authorize in a binding vote the Board of Directors, acting through the Audit and Risk Committee, to fix the auditor’s remuneration.

							☐	☐	☐
1d. John J. Haley 1e. Wendy E. Lane 1f. James F. McCann 1g. Brendan R. O’Neill 1h. Jaymin Patel 1i. Linda D. Rabbitt 1j. Paul Thomas 1k. Jeffrey W. Ubben 1l. Wilhelm Zeller		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

3.     To approve, on an advisory basis, the named executive officer compensation.

4.     To approve an amendment and restatement of the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, including to increase the number of authorized shares under the 2012 Plan and approve material terms under Code Section 162(m).

5.     To approve an amendment to the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan, including to increase the number of authorized shares under the ESPP.

6.     To renew the Board’s authority to issue shares under Irish law.

7.     To renew the Board’s authority to opt out of statutory pre-emption rights under Irish law.

For address changes/comments, mark here.

(see reverse for instructions)

							☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice and Proxy Statement and Irish Statutory Accounts are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E10847-P79229

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS - JUNE 10, 2016

The undersigned being a shareholder of Willis Towers Watson Public Limited Company (the “Company”) hereby appoints Mr. James F. McCann and, if Mr. McCann is not present, any director of the Company, with full power of substitution, for and in the name of the undersigned, to vote all ordinary shares, nominal value U.S. $0.000304635 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2016 Annual General Meeting of Shareholders, to be held in New York, New York (or participating in such meeting from Dublin, Ireland) and at any adjournment or postponement thereof, upon the matters described in the Notice of 2016 Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side